Exhibit 99.1

ENBRIDGE
Life Takes Energy

March 2, 2021

CUBIC FEET

     Contents

Enbridge Inc. is a leading North American energy infrastructure company. We safely and reliably deliver the energy people need and want to fuel quality of life. Our core businesses include Liquids Pipelines, which transports approximately 25 percent of the crude oil produced in North America; Gas Transmission and Midstream, which transports approximately 20 percent of the natural gas consumed in the U.S.; Gas Distribution and Storage, which serves approximately 3.8 million retail customers in Ontario and Quebec; and Renewable Power Generation, which generates approximately 1,750 MW of net renewable power in North America and Europe. The Company’s common shares trade on the Toronto and New York stock exchanges under the symbol ENB. For more information, visit www.enbridge.com.

We encourage you to sign up for environmentally-friendly electronic delivery of all future proxy materials. Registered shareholders may also sign up for electronic delivery of financial reports.

Registered shareholders can go to www.investorcentre.com/enbridge, select “Canada (English)” or “Canada (Français)” at the top right corner of the page (if that geographical selection does not auto-populate); then click on “Receive Documents Electronically”; choose “Enbridge Inc.” from the dropdown list; enter your Holder Account Number that appears on your form of proxy; enter your postal code (if you are a Canadian resident) or your Family or Company Name (if you are not a resident of Canada); and click “NEXT” at the bottom of the page.

Non-registered (beneficial) shareholders can go to www.investordelivery.com using the control number found on your voting instruction form or at www.proxyvote.com where you can click on “Go Paperless” and follow the instructions.

Letter to shareholders

Notice of 2021 annual meeting of shareholders

1	Management Information Circular

2	Management Information Circular summary

5	Meeting information

5	Voting information

10	Business of the Meeting
10	Financial statements
10	Item 1: Election of directors
24	Item 2: Appointment of our auditor
25	Item 3: Advisory vote on executive compensation

27	Statement on corporate governance
31	The role of the Board
37	Diversity and inclusion
41	Sustainability and ESG
43	Shareholder engagement
43	Board committees

52	Director compensation
55	Director compensation table

61	Compensation discussion and analysis
76	Total direct compensation for Named Executive Officers
88	2020 summary compensation table

102	Appendix A – Terms of reference for the Board

104	Appendix B – Non-GAAP reconciliation

Enbridge Inc. 2021 Management Information Circular

Letter to shareholders

Enbridge — A Bridge to the Energy Future

Our values

We adhere to a strong set of core values—Safety, Integrity, Respect, and Inclusion—that reflect what is truly important to Enbridge. At no time in our history were these values more important than in 2020. Despite major social and economic disruption, we stayed focused on protecting the health of our people and the communities we operate in, and safely delivering energy that our economy and millions of North Americans rely on every day.

Dear Shareholder,

2021 annual meeting of shareholders

Please join us for our 2021 annual meeting of shareholders (Meeting) on May 5, 2021 at 1:30 pm MDT. Due to the COVID-19 pandemic, we will once again hold our Meeting virtually via live audio webcast. This will allow all shareholders an opportunity to participate in the Meeting, and a replay will be available on enbridge.com. Last year the virtual meeting format allowed many more shareholders to participate and we hope this trend continues in 2021.

At the Meeting, we’ll report back to you on our performance over the last year and discuss the resiliency and durability of our business and why we’re well positioned to continue to grow each of our four blue chip businesses.

We truly value the ongoing dialogue we’ve had with many of you on these topics throughout the year through virtual conferences, fireside chats and one-to-one meetings. We look forward to meeting many of you again this year.

Resiliency

Over the last year, our society faced significant health, economic and social disruption. The global pandemic caused a precipitous decline in economic activity and demand for energy, which impacted our business. As an essential service, our team showed enormous commitment and resiliency to fulfill our purpose—to safely deliver the energy that millions of people count on, every day.

When the pandemic broke out, our first priority was the health and safety of our people. We immediately enhanced procedures to keep our people safe and to ensure continuity of our business. And we acted quickly to help those most vulnerable in our communities, including supporting Indigenous communities.

We took steps to further bolster our financial strength by increasing available liquidity to ensure we could sustain a prolonged downturn. We reduced costs by $300 million, avoiding layoffs through organization-wide salary rollbacks (including a 15% reduction to CEO salary and Board compensation), a voluntary workforce reduction program and supply chain efficiencies. While Enbridge qualified for federal pandemic-related business subsidies in Canada, we decided against utilizing these programs.

Our resilient business model helped power us through the pandemic. The strategic steps we’ve taken over the last three years to diversify and de-risk our portfolio have further strengthened the Company’s resiliency and durability. We have over 40 sources of cash flow and are diversified by business line, commodity and geography. Our business generates predictable long-term cash flows supported by strong commercial underpinnings, strong investment grade customers, low market price risk and a solid balance sheet.

With these efforts, we met our pre-COVID financial targets, increased our dividend by 10% through 2020 and raised it by 3% for 2021—our 26th consecutive annual increase. We exited the year in a strong financial position, with an engaged team and a clear path forward to enhance and grow our core businesses, while maintaining our disciplined approach to capital and cost management. We believe we are the best positioned company in our sector.

Enbridge Inc. 2021 Management Information Circular

Growth

The strategic positioning of our four blue chip franchises helped to ensure the reliable delivery of energy, but also bolstered our financial capacity to execute on our secured growth projects using internally generated funds. Late last year we began construction of the Line 3 Replacement Program in Minnesota, further modernized our gas transmission pipelines, connected nearly 40,000 new gas utility customers, and commenced construction on our first French offshore wind project.

Through 2023, our $16 billion secured capital program, including the Line 3 Replacement Program, is expected to generate approximately $2 billion of incremental EBITDA. In addition, we’ll continue to enhance returns from our existing assets through productivity efficiencies, low-capital capacity optimizations and through contractually embedded revenue inflators. Maximizing the value of our assets requires continuous innovation, and our two Technology and Innovation Labs bring together people from our business and technology specialists to improve safety and business performance—and increase revenue.

Medium term, we expect to generate $5-6 billion of annual investment capacity. We’ll remain disciplined and deploy capital toward the best uses, prioritize investment in low capital intensity growth and regulated utility or utility-like projects. Remaining investment capacity will be deployed to the most value enhancing opportunities, including further organic growth and potential for share buybacks, with these investment choices directly competing for capital.

Our businesses are essential to the North American economy and way of life. We serve the largest markets across the continent and we link continental supply to export connections and global demand with highly competitive tolls. We’re confident the strategic positioning of our assets and our diversified business mix will drive our resilience and opportunities to extend and expand our system for decades to come.

Enbridge—a bridge to the energy future

Reducing greenhouse gas emissions (GHG) is a global priority. So too is ensuring access to reliable, affordable energy critical to economic and social prosperity, particularly as economies recover from the impacts of the COVID-19 pandemic. All signs point to a gradual energy transition—and Enbridge is well positioned to be a bridge to the energy future.

We believe that global demand for energy will continue to grow; post-pandemic forecasts show it increasing 20% by 2040 driven by developing economies where standards of living are rising and access to modern infrastructure is improving.

To meet growing demand, we strongly believe that all sources of energy will be needed. Renewables are expected to grow rapidly as governments and society prioritize lower- emissions fuels. However, conventional energy is also expected to grow and remain a vital component of the energy mix and continue to support access to affordable and reliable energy supply. The core uses of oil and natural gas, such as plastic production, industrial feedstock, space heating and transport will continue to utilize natural gas and oil for decades, and conventional energy use will become increasingly carbon efficient. The pandemic has highlighted the criticality of this energy for uses such as producing PPE and medical devices and transporting food and goods.

Throughout our history, we’ve taken a long-term and disciplined approach to the energy transition. We’ve always aligned our asset mix with our view on long-term energy fundamentals, creating low cost options that enable us to capture opportunities down the road, while building capability and skills. This is how we built our Renewables business almost twenty years ago, which now has 20 utility scale projects and is our fourth platform for growth, and our world-class natural gas business.

We’re now investing in newer low carbon energy infrastructure opportunities including renewable natural gas and hydrogen, along with delivering energy more sustainably to pumps and compressors through our self-power solar projects.

We’re exploring opportunities that will enable us to fuel quality of life with lower-emission, affordable and reliable energy. And we’ll do so in a disciplined way that aligns with our low-risk business model and keep a close eye on long-term value creation and risk adjusted returns.

Environmental, social and governance (ESG) leadership

Our focus on ESG has long been integral to how we run the business. It is central to our ability to execute our strategy and create long-term value for all stakeholders. It’s an area of increasing importance and competitive advantage, and we’re proud that Enbridge ranks at the top of the North American energy industry and on par with global players.

A significant achievement last year was the further integration of ESG goals into our strategy, operations and decision-making. Those goals include achieving net zero GHG emissions by 2050, with an interim target to reduce GHG intensity 35% by 2030. We’re working to achieve this by modernizing our equipment and technology, using renewables and lower carbon sources of fuel for our pumps and compressors, and carbon offset credits generated by nature-based solutions.

They also include a focus on our people and accelerating diversity and inclusion action plans to reach our new goals of

Enbridge Inc. 2021 Management Information Circular

40% women and 28% racial and ethnic representation in our workforce by 2025. We’re building an organization where people feel safe, welcome and have the opportunity to thrive and grow, based on merit. In early 2021, we added Inclusion to our core values of Safety, Integrity and Respect—to reinforce this commitment.

We’ve always believed that how we hold ourselves accountable on key issues like diversity and inclusion should apply throughout the organization, including your Board of Directors. With four female directors, each of whom chairs a Board committee, our Board is already benefitting from gender diversity. But more can be done to strengthen Board diversity, and we will work to achieve enhanced Board diversity goals of 40% women and 20% racial and ethnic groups by 2025.

To drive results and accountability, we’ve tied performance to incentive compensation for management and all employees. This will complement the safety, operational and cyber security goals already embedded in our compensation plans.

Please review our 19th annual Sustainability Report, available on enbridge.com, which follows best practice in ESG reporting and provides more detailed disclosure of ESG performance.

Accountability

We remain committed to clear and transparent disclosure across all areas of the business. In the accompanying management information circular you will find information on the qualifications and credentials of our director nominees and how your Board is working to ensure the highest standards of corporate governance as it works to oversee the strategic execution of the business.

In 2020, we further enhanced the Board’s mix of skills and experience with two appointments: Greg Goff, a 30-year energy industry veteran, and Stephen Poloz, former

Governor of the Bank of Canada. Both Greg and Stephen add to the deep corporate, financial and energy expertise represented on our Board.

2020 also brought great sadness, with the passing of our long-standing Board member, Charlie Fischer. Charlie’s leadership over the course of his 11-year tenure on the Board has had a lasting impact. He is sorely missed, and we are enormously grateful for his many contributions to Enbridge and our industry.

Our thanks

Enbridge’s strong performance comes down to the tenacity and dedication of our 11,000-person team. We are proud of how they navigated the challenges of the last year and embodied Enbridge’s values to maintain safe and reliable operations—we thank them on behalf of you, our shareholders.

In light of our resilient business, disciplined approach to capital allocation and leadership on energy transition and ESG, we are confident that Enbridge will continue to be the leading North American energy infrastructure company for decades to come.

On behalf of the Board and management, thank you for your continued confidence in Enbridge.

Sincerely,

Al Monaco	Gregory L. Ebel

President & Chief Executive Officer	Chair, Board of Directors

Calgary, Alberta March 2, 2021

Enbridge Inc. 2021 Management Information Circular

Notice of 2021 annual meeting of shareholders

Dear Shareholder,

We invite you to Enbridge’s 2021 annual meeting of shareholders (the “Meeting”).

When May 5, 2021 1:30 p.m. (Mountain Daylight Time) (“MDT”)
Where Virtual only Meeting via live audio webcast online at https://web.lumiagm.com/478797703, password “enbridge2021” (case sensitive)

Materials

A Notice of 2021 annual meeting and notice of availability of meeting materials (the “Notice”) is being mailed to shareholders of Enbridge Inc. on or about March 24, 2021. We are providing access to our management information circular and annual report via the Internet using the notice-and-access system. These materials will be available on the website referenced in the Notice (www.enbridge.com/noticeandaccess).

Items of business
• To receive the audited consolidated financial statements and the report of the auditors thereon for the year ended December 31, 2020. • Items to vote on:

1	Election of directors — Election of the 11 director nominees identified in the management information circular to serve as directors until the close of the next annual meeting of shareholders.

2	Appointment of auditors — Appointment of PricewaterhouseCoopers LLP as independent auditors of the company and authorize the directors to set their remuneration.

3	Advisory vote on executive compensation (say on pay) — Non-binding advisory vote to accept our approach to executive compensation as disclosed in the management information circular.

• To consider such other matters as may properly be brought before the Meeting or any adjournment or postponement thereof.

Your vote is important

If you are a shareholder of record of Enbridge Inc. common shares at the close of business on March 9, 2021, you are entitled to receive notice of, attend and vote your common shares at the Meeting, or at a reconvened meeting, if the Meeting is postponed or adjourned. Please remember to vote your common shares.

Due to the continued global pandemic caused by COVID-19, we will again hold our Meeting in a virtual only format, which will be conducted via live audio webcast. Shareholders will have an equal opportunity to participate at the Meeting online regardless of their geographic location. Registered shareholders and duly appointed proxyholders will be able to attend the Meeting, ask questions and vote, all in real time, provided they are connected to the Internet and comply with all of the requirements set out in the management information circular. Beneficial owners who have not duly appointed themselves as proxyholder will be able to attend the Meeting as guests, but guests will not be able to ask questions or vote at the Meeting.

A shareholder who wishes to appoint a person other than the management nominees identified on the form of proxy or voting instruction form (including a beneficial owner who wishes to appoint themselves to attend) must carefully follow the instructions in the management information circular and on their form of proxy or voting instruction form, as applicable. These instructions include the additional step of registering such proxyholder with our transfer agent, Computershare Trust Company of Canada, after submitting their form of proxy or voting instruction form. Failure to register the proxyholder with our transfer agent will result in the proxyholder not receiving a Username to ask questions and vote at the Meeting and only being able to attend as a guest.

Please refer to the management information circular for detailed instructions on how to attend, ask questions and vote at the Meeting.

The Board of Directors has approved the contents of the management information circular and has authorized us to send it to you. Please read the management information circular to learn more about the Meeting, our director nominees and our executive compensation and governance practices.

By order of the Board of Directors,

Karen Uehara

Vice President & Corporate Secretary

Calgary, Alberta

March 2, 2021

Enbridge Inc. 2021 Management Information Circular

About this Management Information Circular

This management information circular (the “Management Information Circular”), including all appendices hereto, is being furnished in connection with the solicitation of proxies by or on behalf of management of Enbridge Inc. (“Enbridge”) for use at the annual meeting (the “Meeting”) of the shareholders of Enbridge to be held on May 5, 2021 at 1:30 p.m. MDT, or at any adjournment(s) or postponement(s) thereof, for the purposes set out in the notice of Meeting.

The Meeting will be held in a virtual only format, which will be conducted via live audio webcast. Shareholders will not be able to attend the Meeting in person. A summary of the information shareholders will need to attend the Meeting online is provided in “Meeting information” and “Voting information” below.

Enbridge is a “foreign private issuer” pursuant to applicable U.S. securities laws and is therefore exempt from the proxy rules under the U.S. Securities Exchange Act of 1934 (“Exchange Act”). Accordingly, this Management Information Circular has been prepared in compliance with Canadian securities law and regulations. In addition, as a foreign private issuer, we are permitted to follow home country practice instead of certain governance requirements set out in the New York Stock Exchange (“NYSE”) rules, provided we disclose any significant differences between our governance practices and those required by the NYSE. Further information regarding those differences is available on our website (www.enbridge.com).

In this Management Information Circular,

•	“you” and “your” mean holders of common shares of Enbridge (“Enbridge shares” or “common shares”);

•	“we”, “us”, “our”, “company” and “Enbridge” mean Enbridge Inc.;

•	“Board of Directors” or “Board” means the Board of Directors of Enbridge;

•	all dollar amounts are in Canadian dollars (“C$” or “$”) unless stated otherwise; and

•	US$ means United States of America (“U.S.”) dollars.

Unless stated otherwise, information in this Management Information Circular is given as of March 2, 2021, the date of this Management Information Circular.

Information contained on or otherwise accessible through Enbridge’s website or other websites, though referenced herein, does not form part of and is not incorporated by reference into this Management Information Circular.

Enbridge Inc. 2021 Management Information Circular      1

Management Information Circular summary

In this summary, we highlight certain information you will find in this Management Information Circular. This summary does not contain all of the information that you should consider. Please review the entire Management Information Circular carefully before casting your vote.

Enbridge 2021 annual meeting of shareholders

About the Meeting	You are requested to vote on the following matters at the Meeting	Board recommendation	For more information

When May 5, 2021, 1:30 p.m. MDT Where Virtual only Meeting via live audio webcast online at https://web.lumiagm.com/478797703, password “enbridge2021” (case sensitive)	ITEM 1: Election of directors Election of the 11 director nominees identified in the Management Information Circular to serve as directors until the close of the next annual meeting of shareholders	FOR each nominee	page 10

Mailing

A notice of 2021 annual meeting and notice of availability of meeting materials (the “Notice”) is being mailed to shareholders on or about March 24, 2021. We are using the “notice-and-access” delivery method.

	ITEM 2: Appointment of auditors Appointment of PricewaterhouseCoopers LLP (“PwC”) as independent auditors of the company and authorize the directors to set their remuneration	FOR this resolution	page 24

Record Date March 9, 2021	ITEM 3: Advisory vote on executive compensation (say on pay) Non-binding advisory vote to accept our approach to executive compensation as disclosed in this Management Information Circular	FOR this resolution	page 25

The 11 nominated directors receiving the highest number of “FOR” votes duly cast at the Meeting will be duly elected to the Board. Each of Items 2 and 3 above must receive an affirmative majority of votes duly cast at the Meeting to be approved.

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Director nominees

Name	Director since	Principal occupation	Independent	Committee service	2020 voting results
Gregory L. Ebel (Chair)	2017	Corporate Director	Yes	-	91.77%
Pamela L. Carter	2017	Corporate Director	Yes	CSRC / GC* / HRCC	85.23%
Marcel R. Coutu	2014	Corporate Director	Yes	AFRC / HRCC	89.05%
Susan M. Cunningham	2019	Advisor, Darcy Partners	Yes	CSRC*/ HRCC / S&RC	97.37%
J. Herb England	2007	Chair & CEO of Stahlman- England Irrigation Inc.	Yes	AFRC / CSRC / GC	96.74%
Gregory J. Goff	2020	Corporate Director	Yes	GC / HRCC	99.57%
V. Maureen Kempston Darkes	2010	Corporate Director	Yes	HRCC* / S&RC	97.25%
Teresa S. Madden	2019	Corporate Director	Yes	AFRC* / GC	98.59%
Al Monaco (President & CEO)	2012	President & CEO of Enbridge	No	-	97.99%
Stephen S. Poloz	2020	Corporate Director	Yes	AFRC / S&RC	N/A
Dan C. Tutcher	2006	Corporate Director	Yes	CSRC / S&RC*	97.81%

*	Committee Chair

AFRC	Audit, Finance & Risk Committee	CSRC	Corporate Social Responsibility Committee
GC	Governance Committee	HRCC	Human Resources & Compensation Committee
S&RC	Safety & Reliability Committee

For more detailed information on director nominees, see “Director profiles” beginning on page 11.

Enbridge Inc. 2021 Management Information Circular      3

Environmental, social and governance (ESG) highlights

In November 2020, we announced expanded ESG goals and targets to reinforce our priorities in areas of GHG emissions, diversity and inclusion and safety as well as increased transparency and accountability for our ESG priorities and results. Setting goals in areas core to our business and stakeholders is just one of the ways we are further integrating ESG into strategy, operations and decision-making. These goals are designed to build on our progress and broaden our efforts in a way that responds to the changing energy landscape. In addition, we are linking incentive compensation to our ESG targets and goals. The achievement of near-term emissions reduction and diversity and inclusion goals, along with ongoing safety, environmental protection and cyber security performance, have been incorporated into incentive compensation at the executive level and for all employees. See our Compensation Discussion and Analysis under the heading “2021 changes” on page 76.

In the infographic above, all percentages or specific goals regarding inclusion, diversity, equity and accessibility are aspirational goals which we intend to achieve in a manner compliant with state, local, provincial and federal law, including, but not limited to, U.S. federal regulations and Equal Employment Opportunity Commission, Department of Labor and Office of Federal Contract Programs guidance.

Corporate governance highlights

We are committed to strong and sustainable corporate governance, which promotes the long-term interests of our shareholders, strengthens the Board and management accountability and helps build public trust in Enbridge. Highlights of our strong corporate governance include:

✓ Annual election of all directors	✓ 91% independent directors	✓ Share ownership guidelines for directors and executives

✓ Independent Chair	✓ 36% women directors, all of whom chair a Board committee	✓ Independent audit, compensation and nominating committees

✓ Separate Chair and CEO	✓ Objective of 40% women and 20% racial and ethnic groups representation on the Board by 2025	✓ Majority voting policy for directors

✓ Diversity and Inclusion Policy for directors and senior management and diversity objectives for employees	✓ Statement on Business Conduct and Ethics & Compliance program	✓ Annual advisory vote on executive compensation

✓ Sustainability reporting	✓ Individual director election (no slate voting)	✓ Incentive compensation linked to ESG

✓ Shareholder engagement on ESG	✓ Annual Board, committee and director evaluation process	✓ Board renewal 55% directors <5 years tenure

✓ Regular executive sessions of non-management directors	✓ Incentive Compensation Clawback Policy	✓ Board orientation/education program

✓ Risk oversight by Board and Board committees	✓ Executive compensation pay-for-performance philosophy	✓ Prohibition on hedging or pledging for directors, executives and all employees

✓ No dual class share structure; new generation shareholder rights plan	✓ Political contributions policy	✓ Whistle Blower Policy

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Meeting information

Meeting date, time and location

May 5, 2021 at 1:30 p.m. MDT

Virtual only Meeting via live audio webcast online at https://web.lumiagm.com/478797703, password “enbridge2021” (case sensitive)

Registered shareholders and duly appointed proxyholders will be able to attend, participate and vote at the Meeting. Non-registered (beneficial) shareholders who have not duly appointed themselves as proxyholders may attend the Meeting as guests. Guests will not be able to ask questions or vote at the Meeting.

We need a quorum

We need a quorum to hold the Meeting and transact business. This means at least three persons holding, or representing by proxy, at least 25% of the total number of issued and outstanding Enbridge shares. If you submit a properly executed form of proxy or vote by telephone or the Internet, you will be considered part of the quorum.

Virtual only Meeting

Due to the continued global pandemic caused by COVID-19, we will again hold our Meeting in a virtual only format, which will be conducted via live audio webcast. Shareholders will have an equal opportunity to participate at the Meeting online regardless of their geographic location.

How will shareholders be able to participate at the Meeting?

Registered shareholders and duly appointed proxyholders who participate at the Meeting online will be able to listen to the Meeting, ask questions and vote, all in real time, provided they are connected to the Internet and comply with all of the requirements set out below under “How to vote” and “How do I attend and participate at the Meeting?”.

Non-registered (beneficial) shareholders who have not duly appointed themselves as proxyholders may still attend the Meeting as guests. Guests will be able to listen to the Meeting but will not be able to ask questions or vote at the Meeting. See “How to vote” and “How to do I attend and participate at the Meeting?” below.

Delivery of Materials

As permitted by Canadian securities regulators, we are using the notice-and-access system to provide access to this Management Information Circular and our annual report on Form 10-K for the fiscal year ended December 31, 2020 (the

“2020 annual report”) to our registered shareholders and beneficial owners, via the Internet. Notice-and-access is an environmentally friendly and cost-effective way to distribute the materials because it reduces printing, paper and postage.

This means we will post our Management Information Circular and our 2020 annual report online for our shareholders to access electronically. You will receive a package in the mail with the Notice outlining the matters to be addressed at the Meeting, explaining how to access and review the Management Information Circular and 2020 annual report electronically, how to request a paper copy at no charge and how to return your proxy or voting instructions. You will also receive a form of proxy or voting instruction form, as applicable, in the mail with the Notice so you can vote your shares.

All applicable meeting materials will be forwarded to beneficial shareholders at Enbridge’s expense. We are mailing a paper copy of the Management Information Circular and/or 2020 annual report to beneficial owners who requested to receive one.

Voting information

Please carefully read this section, as it contains important information regarding how to vote your Enbridge shares. Enbridge has sent or caused to be sent forms of proxy to our registered shareholders and voting instruction forms to our non-registered shareholders.

Who can attend the Meeting and vote?

The Board has fixed March 9, 2021 as the record date for the purpose of determining shareholders entitled to receive the notice of Meeting and to vote at the Meeting or any adjournment or postponement thereof. Only holders of common shares at 5:00 p.m. (Eastern Daylight Time) on the record date are entitled to vote at the Meeting. Our authorized share capital consists of an unlimited number of common shares and an unlimited number of preference shares, issuable in series. Preference shares do not have voting rights. Each holder of common shares is entitled to one vote for each common share held.

Who is soliciting my proxy?

Management of Enbridge is soliciting your proxy in connection with this Management Information Circular and the Meeting. The cost of this solicitation will be borne by the company. Proxies will be solicited by mail, in person, by telephone or by electronic communications. To encourage you to vote, Enbridge employees may contact you in person

Enbridge Inc. 2021 Management Information Circular      5

or by phone. We pay for the cost of soliciting your vote and our employees do not receive a commission or any other form of compensation for it.

Voting recommendations

The Board recommends that you vote:

•	FOR the election of each of the 11 nominated directors;

•	FOR the appointment of the auditors and authorize the directors to set their remuneration; and

•	FOR the non-binding advisory resolution to accept our approach to executive compensation (say on pay).

Voting by management proxyholders and exercise of discretion

If you appoint Al Monaco, our President & Chief Executive Officer (“CEO”), and Gregory L. Ebel, our Chair of the Board (the “Enbridge proxyholders”) to act and vote on your behalf at the Meeting, as provided in the form of proxy or voting instruction form, but do not indicate how you want to vote your common shares, the Enbridge proxyholders will vote as the Board of Directors recommends and as set out immediately above under “Voting recommendations”.

The form of proxy or voting instruction form also confers discretionary authority on the person or persons named to vote on any amendment or variation to the matters identified in the notice of Meeting and on any other matter properly coming before the Meeting. As at the date of this Management Information Circular, management is not aware of any such amendment, variation or other matter. If, however, any such amendment, variation or other matter properly comes before the Meeting, proxies will be voted at the discretion of the person or persons named on the form of proxy or voting instruction form. If you appoint a proxyholder other than the Enbridge proxyholders, please make them aware and ensure they will attend the Meeting for the vote to count.

What is the difference between a registered shareholder and a beneficial owner?

You are a registered shareholder if your common shares are registered directly in your name with Computershare Trust Company of Canada (“Computershare” or “Transfer Agent”), our Transfer Agent. You may hold your common shares in the form of a physical share certificate or through the direct registration system (“DRS”) on the records of the Transfer Agent in electronic form.

You are a non-registered (or beneficial) shareholder if your bank, trust company, securities broker, trustee or other financial institution (your nominee) holds your common shares for you in a nominee account. This means you do not have a physical share certificate and do not hold through the

DRS on the records of our Transfer Agent in electronic form, but instead your common shares are recorded on the nominee’s electronic system.

What does it mean if I receive more than one Notice, form of proxy or voting instruction form?

If you receive more than one Notice, form of proxy or voting instruction form, it means that you have multiple accounts with brokers or other nominees or with the Transfer Agent, as applicable, through which you hold common shares. The voting process is different for registered shareholders and beneficial owners. Please follow the instructions carefully and vote or provide voting instructions for all of the common shares you own.

How to vote

Enbridge shareholders may vote by proxy before the Meeting or vote at the Meeting, as described below.

1. Voting by proxy before the Meeting

You may vote before the Meeting by completing your form of proxy or voting instruction form in accordance with the instructions provided therein. Non-registered shareholders should also carefully follow all instructions provided by their intermediaries to ensure that their Enbridge shares are voted at the Meeting.

Voting by proxy is the easiest way to vote. It means you are giving someone else the authority to attend the Meeting and vote on your behalf (called your “proxyholder”).

Al Monaco, our President & CEO, and Gregory L. Ebel, our Chair of the Board, have agreed to act as the Enbridge proxyholders. Proxyholders must vote your common shares according to your instructions, including on any ballot that may be called. If there are changes to the items of business or new items properly come before the Meeting, a proxyholder can vote as he or she sees fit.

You can appoint someone else to be your proxyholder. This person does not need to be a shareholder. See “Appointment of a third party as proxy” below.

There are three ways for registered shareholders to vote by proxy before the Meeting:

You may vote on the Internet by logging on to the website indicated on the form of proxy www.investorvote.com. Please follow the website prompts that allow you to vote your common shares and confirm that your instructions have been properly recorded. You may also scan the QR code on your form of proxy.

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You may vote by calling the toll-free telephone number 1-866-732-8683. You will be prompted to provide your control number printed on the form of proxy. You may not appoint a person as proxyholder other than the Enbridge proxyholders named in the form of proxy if you vote by telephone. Please follow the voice prompts that allow you to vote your common shares and confirm that your instructions have been properly recorded.

You may vote by completing, signing and returning the form of proxy in the postage-paid envelope provided.

Proxies, whether submitted through the Internet or by telephone or mail as described above, must be received by the Transfer Agent by 1:30 p.m. MDT on May 3, 2021. If the Meeting is postponed or adjourned, your instructions must be received not later than 48 hours (excluding Saturdays, Sundays and statutory holidays) before the time the Meeting is reconvened. The time limit for the deposit of proxies may be waived or extended by the chair of the Meeting at his or her discretion without notice.

If you are a registered shareholder, contact Computershare at 1-866-276-9479 (toll free in North America) or 1-514-982-8696 (outside North America), for any voting questions.

Beneficial owners will receive a Notice and voting instruction form indirectly through their broker or other intermediary. The Notice contains instructions on how to access our proxy materials and return your voting instructions. You should follow the voting instructions of your broker or other intermediary. Brokers or other intermediaries may set deadlines for voting that are further in advance of the Meeting than those set out in this Management Information Circular. You should contact your broker or intermediary for further details.

Without specific instructions, Canadian brokers and their agents or nominees are prohibited from voting common shares for the broker’s client. Without specific instructions, U.S. brokers and their agents or nominees are prohibited from voting common shares for the broker’s client with respect to “non-routine” matters, including the election of directors and the non-binding advisory vote on our approach to executive compensation, but may vote such common shares with respect to “routine” matters, including the appointment of an auditor. When a broker is unable to vote on a proposal because it is non-routine and the owner of the common shares does not provide voting instructions, a “broker non-vote” occurs. Broker non-votes have no effect on the vote on such a proposal because they are not considered present and entitled to vote.

If you are a beneficial owner, contact your broker or nominee for any voting questions.

2. Voting at the Meeting

Registered shareholders may vote at the Meeting by completing a ballot online during the Meeting, as further described below under “How do I attend and participate at the Meeting?”.

Non-registered (beneficial) shareholders who have not duly appointed themselves as proxyholder will not be able to vote at the Meeting. This is because the company and our Transfer Agent do not have a record of the non-registered shareholders of the company, and, as a result, will have no knowledge of your shareholdings or entitlement to vote unless you appoint yourself as proxyholder.

If you are a non-registered shareholder and wish to vote at the Meeting, you must appoint yourself as proxyholder by inserting your own name in the space provided on the voting instruction form sent to you and must follow all of the applicable instructions provided by your intermediary. See “How do I attend and participate at the Meeting?” and “Appointment of a third party as proxy” below.

How do I attend and participate at the Meeting?

Enbridge is holding the Meeting in a virtual only format, which will be conducted via live audio webcast. Shareholders will not be able to attend the Meeting in person. The vast majority of shareholders vote by proxy in advance of the Meeting. All shareholders are encouraged to vote by proxy before the Meeting.

Attending the Meeting online enables registered shareholders and duly appointed proxyholders, including non-registered (beneficial) shareholders who have duly appointed themselves as proxyholder, to participate at the Meeting and ask questions, all in real time, and to vote at the appropriate times during the Meeting, provided they are connected to the Internet and comply with the guidelines below. Non-registered shareholders will be able to appoint a proxyholder, including themselves, as set forth below under the section “Appointment of a third party as proxy”, or attend the Meeting as guests. Guests, including non-registered shareholders (beneficial owners) who have not duly appointed themselves as proxyholder, can log in to the Meeting as set out below. Guests can listen to the Meeting but are not able to ask questions or vote.

•	log in online at https://web.lumiagm.com/478797703 at least 15 minutes before the Meeting starts

•	click “Login” and then enter your Username (see below) and Password “enbridge2021” (case sensitive)

OR

•	click “Guest” and then complete the online form.

Registered shareholders: The control number located on the form of proxy or in the email notification you received is your Username.

Enbridge Inc. 2021 Management Information Circular      7

Duly appointed proxyholders: Computershare will provide the proxyholder with a Username by e-mail after the proxy voting deadline has passed and the proxyholder has been duly appointed AND registered as described in “Appointment of a third party as proxy” below.

If you attend the Meeting online, it is important that you are connected to the Internet at all times during the Meeting in order to vote when voting commences. It is your responsibility to ensure connectivity for the duration of the Meeting. You should allow ample time to check into the Meeting online and complete the related procedures. Please refer to our virtual meeting user guide for instructions regarding the registration and participation of shareholders at the Meeting, including a list of compatible web browsers and contact information for technical support. This guide will be available on SEDAR and on our website at www.enbridge.com/noticeandaccess.

We intend to follow the guidelines described below at the Meeting:

•	Any registered shareholder or duly appointed proxyholder who logs in at the virtual Meeting will have the opportunity to vote in real time when voting commences and to ask questions.

•	Shareholders may vote by proxy prior to the Meeting and are encouraged to do so by following the instructions on their form of proxy or voting instruction form.

•	Shareholders who have voted in advance of the Meeting and do not wish to change their vote do not need to vote again during the Meeting.

•	Voting at the Meeting will be conducted by virtual ballot.

•	Questions or comments can be submitted in the text box (chat feature) of the webcast platform throughout the Meeting.

•	Questions that relate to a specific motion must indicate which motion they relate to at the start of the question (e.g., “Directors”) and must be submitted prior to voting on the motion so they can be addressed at the appropriate time during the Meeting.

•	If questions do not indicate which motion they relate to or are received after voting on the motion, they will be addressed during the general question and answer session, after the formal business of the meeting and the CEO’s remarks.

•	Written questions or comments submitted through the text box of the webcast platform will be read or summarized by a representative of Enbridge, after which the Chair or CEO will respond or direct the question to the appropriate person to respond.

•	If several questions relate to the same or very similar topic, we will group the questions and state that we have received similar questions.
•	An audio recording of the Meeting with real time captioning for the hearing impaired, including the general question and answer session after the formal business of the meeting and the CEO’s remarks, will be made available in the Investment Center – Events and Presentations section of our website under 2021 Annual Meeting of Shareholders.

These guidelines may vary from time to time depending on logistics and with a view to follow best governance practices. A representative of Enbridge will provide an overview of these guidelines at the Meeting before the Meeting is called to order.

Appointment of a third party as proxy

The following applies to shareholders who wish to appoint someone other than the Enbridge proxyholders named in the form of proxy or voting instruction form as their proxyholder to attend and participate at the Meeting and vote their Enbridge shares. This includes non-registered (beneficial) shareholders who wish to appoint themselves as proxyholder to attend, participate or vote at the Meeting. Failure to complete both Step 1 and Step 2 will result in the proxyholder not receiving a Username to ask questions and vote at the Meeting and only being able to attend as a guest.

Step 1

•	Submit your form of proxy or voting instruction form: To appoint someone other than the Enbridge proxyholders as proxyholder, insert that person’s name in the blank space provided in the form of proxy or voting instruction form (if permitted) and follow the instructions for submitting such form of proxy or voting instruction form. This must be completed before registering such proxyholder, which is an additional step to be completed once you have submitted your form of proxy or voting instruction form.

•	If you are a non-registered shareholder and wish to participate or vote at the Meeting, you must insert your own name in the space provided on the voting instruction form sent to you by your intermediary, follow all of the applicable instructions provided by your intermediary AND register yourself as your proxyholder, as described in Step 2 below. By doing so, you are instructing your intermediary to appoint you as proxyholder. It is important that you comply with the signature and return instructions provided by your intermediary. Please also see further instructions above under the heading “How do I attend and participate at the Meeting?”.

•

If you are a non-registered shareholder located in the United States and wish to participate or vote at the Meeting or, if permitted, appoint a third party as your proxyholder, in addition to the steps described above under “How do I attend and participate at the Meeting?”, you must obtain a valid legal proxy from your intermediary.

8      Enbridge Inc. 2021 Management Information Circular

Follow the instructions from your intermediary included with the legal proxy form and the voting information form sent to you or contact your intermediary to request a legal proxy form if you have not received one. After obtaining a valid legal proxy from your intermediary, you must then submit such legal proxy to Computershare. Requests for registration from non-registered shareholders located in the United States that wish to participate or vote at the Meeting or, if permitted, appoint a third party as their proxyholder must be sent by e-mail or by courier to: uslegalproxy@computershare.com (if by e-mail), or Computershare, Attention: Proxy Dept., 8th Floor, 100 University Avenue, Toronto, ON M5J 2Y1, Canada (if by courier), and in both cases, must be labeled “Legal Proxy” and received no later than the voting deadline of 1:30 p.m. MDT on May 3, 2021.

Step 2

•	Register your proxyholder:

To register a third party proxyholder, shareholders must visit https://www.computershare.com/EnbridgeAGM by 1:30 p.m. MDT on May 3, 2021 and provide Computershare with the required proxyholder contact information so that Computershare may provide the proxyholder with a Username via email. Without a Username, proxyholders will not be able to ask questions and vote at the Meeting and will only be able to attend as a guest.

How can I change or revoke my vote?

If you are a registered shareholder, you may change a vote you made by proxy by voting again by any of the means, and by the deadlines, described above under “1. Voting by proxy before the Meeting”. Your new instructions will revoke your earlier instructions.

If you are a registered shareholder and voted by proxy, you can revoke your voting instructions by:

•	sending us a notice in writing (from you or a person authorized to sign on your behalf). We must receive it by 5 p.m. MDT on May 4, 2021, or by 5 p.m. MDT on the business day before the Meeting is reconvened if it was postponed or adjourned. Send your notice to the Corporate Secretary, Enbridge Inc., 200, 425-1st Street S.W., Calgary, Alberta, T2P 3L8 by email at CorporateSecretary@enbridge.com; or

•	any other manner permitted by law.

If you have followed the process for attending and voting at the Meeting online, voting at the Meeting online will revoke your previous proxy.

If you are a beneficial owner, contact your broker or nominee to find out how to change or revoke your voting instructions and the timing requirements, or for other voting questions. Intermediaries may set deadlines for the receipt of revocation notices that are farther in advance of the Meeting than those set out above and, accordingly, any such revocation should be completed well in advance of the deadline prescribed in the voting instruction form to ensure it is given effect at the Meeting.

What is the voting deadline?

If voting by proxy, your proxy must be received by 1:30 p.m. MDT on May 3, 2021, regardless of the voting method you choose.

If the Meeting is postponed or adjourned, your instructions must be received not later than 48 hours (excluding, Saturdays, Sundays and statutory holidays) before the time the Meeting is reconvened. The time limit for the deposit of proxies may be waived or extended by the chair of the Meeting at his or her discretion without notice.

The company reminds shareholders that only the most recently dated voting instructions will be counted and any prior dated instructions will be disregarded.

Employee savings plan voting information

If you participate in the Enbridge Employees’ Savings Plan, the Defined Benefit Ancillary portion of the Pension Choices Plan for Employees of Westcoast Energy Inc. and Affiliated Companies, or the Enbridge Employee Services, Inc. Employees’ Savings Plan and have Enbridge shares under the applicable plan, you have the right to provide voting directions to the applicable third-party administrator for those Enbridge shares. Enbridge shares held by plan participants will be voted in accordance with the instructions received from the plan participant. If you elect not to provide voting directions to the applicable third-party administrator, the Enbridge shares that you beneficially own under the applicable plan will not be voted.

Because the voting instructions from plan participants must be processed so that the applicable third-party administrator can vote before the proxy cut-off at 1:30 p.m. MDT on May 3, 2021, plan participants will have an earlier voting deadline. Please refer to your voting instruction form for details of the cut-off applicable to each plan.

How will votes be tabulated?

Proxies will be counted and tabulated by the Transfer Agent. Proxies will be submitted to management where they contain comments clearly intended for management or to meet legal requirements.

How do I contact the Transfer Agent?

Registered shareholders may contact Computershare, our Transfer Agent, at 1-866-276-9479 (toll free in North America) or 1-514-982-8696 (outside North America), with any voting questions.

Enbridge Inc. 2021 Management Information Circular      9

Business of the Meeting

Financial statements

Our audited consolidated financial statements for the year ended December 31, 2020 and the report of the auditors thereon will be placed before the shareholders at the Meeting. You can view, download or request a copy of our 2020 annual report (which includes the financial statements) by following the instructions on the Notice. You can also view or download a copy from our website (www.enbridge.com), or you can request a copy from our Investor Relations department using the contact information on page 43. The 2020 annual report is also available at www.sedar.com.

ITEM 1: Election of directors

Shareholders elect directors to the Board for a term of one year, expiring at the end of the next annual meeting. Shareholders will be asked to elect 11 directors at the Meeting. All 11 of our incumbent directors are nominated for election, or re-election, as applicable. All of the directors standing for election are independent except for Al Monaco, our President & CEO. There is no family relationship between any of the nominated directors or our executive officers.

You may vote for all 11 of the nominated directors, vote for some and withhold your vote for others, or withhold your votes for all of them. Unless you instruct otherwise, the Enbridge proxyholders will vote “for” each of the nominated directors.

As at the date of this Management Information Circular, the company has received no notice of any other proposed director nominees. Any such nominations would need to be made in accordance with our Advance Notice By-Law as described on page 30 of this Management Information Circular.

Vote required for approval:

The 11 nominees receiving the highest number of FOR votes duly cast at the Meeting will be elected to the Board.

The Board recommends that shareholders vote “FOR” the election of each nominee set forth below, to hold office until the close of the next annual meeting of shareholders or until their respective successors have been elected.

Majority voting policy

Enbridge’s Corporate Governance Principles and Guidelines (“Governance Guidelines”) contain our majority voting policy. Any nominee for director in an uncontested election who receives more withheld votes than “for” votes (i.e., the nominee is not elected by at least a majority of 50% + 1 vote) will immediately tender his or her resignation and will not participate in any meeting of the Board or any committee thereof at which the resignation is considered. The Board, on the recommendation of the Governance Committee, will determine whether or not to accept the resignation within 90 days after the date of the meeting, and will accept the resignation absent exceptional circumstances. Enbridge will promptly issue a news release with the Board’s decision, a copy of which will be provided to the Toronto Stock Exchange (“TSX”), and if the Board determines not to accept a resignation, the news release will state the reasons for that decision. The director’s resignation will be effective when accepted by the Board. If the Board accepts the director’s resignation, it can appoint a new director to fill the vacancy. Enbridge’s Governance Guidelines are available on our website (www.enbridge.com).

Nominees for election to the Board

Director profiles

The profiles that follow provide information about the nominated directors, including their backgrounds, experience, current directorships, Enbridge securities held and the Board committees they sit on. Additional information regarding skills and experience of our directors can be found beginning on page 23.

10      Enbridge Inc. 2021 Management Information Circular

Pamela L. Carter Age 71 Franklin, Tennessee, USA Independent Director since February 27, 2017 Latest date of retirement May 2025 2020 annual meeting votes for: 85.23%

Ms. Carter was the Vice President of Cummins Inc. and President of Cummins Distribution Business, a division of Cummins Inc., a designer, manufacturer and marketer of diesel engines and related components and power systems, from 2008 until her retirement in 2015. Ms. Carter joined Cummins Inc. in 1997 as Vice President – General Counsel and Corporate Secretary and held various management positions within Cummins. Prior to joining Cummins Inc., Ms. Carter served in the private practice of law as partner and associate and in various capacities with the State of Indiana, including Parliamentarian in the Indiana House of Representatives, Deputy Chief-of-Staff to governor Evan Bayh, Executive Assistant for Health Policy & Human Services and Securities Enforcement Attorney for the Office of the Secretary of State. She served as the Attorney General for the State of Indiana from 1993 to 1997 and was the first African-American woman to be elected state attorney general in the U.S.A. Ms. Carter holds a BA (Bachelor of Arts) from the University of Detroit, MSW (Master of Social Work) from the University of Michigan, J.D. (Doctor of Jurisprudence) from McKinney School of Law, Indiana University, and Public Administration from Harvard Kennedy School. Ms. Carter received a 2018 Sandra Day O’Connor Board Excellence Award honoring her for her demonstrated commitment to board excellence and diversity. She also received an award as one of the top 100 board members from NACD in 2018 and top 25 director from Black Enterprise, 2018.

	Enbridge Board/Board committee memberships		2020 meeting attendance[1]
	Board of Directors		6 out of 6	100%
	Corporate Social Responsibility		4 out of 4	100%
	Governance (Chair)		3 out of 4	75%
	Human Resources & Compensation[2]		2 out of 2	100%
	Total		15 out of 16	94%
	Enbridge securities held[3]
	Enbridge shares	DSUs[4]	Total market value of Enbridge shares & DSUs[5]	Minimum required[6]
	44,639	11,744	$2,494,943	$925,880
	Other board/board committee memberships[7]
	Public[7]
	Hewlett Packard Enterprise Company (public technology company)		Director Chair, human resources and compensation committee Member, audit committee
	Broadridge Financial Solutions, Inc. (public financial services company)		Director Chair, audit committee Member, governance and nominating committee
	Former U.S.-listed company directorships (last 5 years)
	CSX Corporation
	Spectra Energy Corp

Enbridge Inc. 2021 Management Information Circular      11

Marcel R. Coutu Age 67 Calgary, Alberta, Canada Independent Director since July 28, 2014 Latest date of retirement May 2029 2020 annual meeting votes for: 89.05%

Mr. Coutu was the Chairman of Syncrude Canada Ltd. (integrated oil sands project) from 2003 to 2014 and was the President and Chief Executive Officer of Canadian Oil Sands Limited from 2001 until January 2014. From 1999 to 2001, he was Senior Vice President and Chief Financial Officer of Gulf Canada Resources Limited. Prior to 1999, Mr. Coutu held various executive positions with TransCanada PipeLines Limited and various positions in the areas of corporate finance, investment banking and mining and oil and gas exploration and development. Mr. Coutu holds an HBSc (Bachelor of Science, Honours Earth Science) from the University of Waterloo and an MBA (Master of Business Administration) from the University of Western Ontario.

	Enbridge Board/Board committee memberships		2020 meeting attendance[1]
	Board of Directors		5 out of 6	83%
	Audit, Finance & Risk		5 out of 5	100%
	Human Resources & Compensation		4 out of 4	100%
	Total		14 out of 15	93%
	Enbridge securities held[3]
	Enbridge shares	DSUs[4]	Total market value of Enbridge shares & DSUs[5]	Minimum required[6]
	46,900	39,090	$3,805,069	$925,880
	Other board/board committee memberships[7]
	Public[7]
	Brookfield Asset Management Inc. (public global asset management company)		Director Chair, audit committee Member, management resources and compensation committee
	Power Corporation of Canada (public international management and holding company)		Director Member, audit committee and human resources committee
	The Great-West Lifeco Inc. (public international financial services holding company that is an indirect subsidiary of Power Corporation of Canada)		Director Member, governance and nominating committee, human resources committee and investment committee
	IGM Financial Inc. (public personal financial services company that is an indirect subsidiary of Power Corporation of Canada)		Director Member, human resources committee
	Not-for-profit[7]

	Calgary Stampede Foundation		Director

12      Enbridge Inc. 2021 Management Information Circular

Susan M. Cunningham Age 65 Houston, Texas, USA Independent Director since February 13, 2019 Latest date of retirement May 2031 2020 annual meeting votes for: 97.37%

Ms. Cunningham has been an Advisor for Darcy Partners (consulting firm) since 2017. From 2014 to 2017, Ms. Cunningham was Executive Vice President, EHSR (Environment, Health, Safety, Regulatory) and New Frontiers (global exploration, new ventures, geoscience and business innovation) at Noble Energy, Inc. From 2001 to 2013, she held various senior management roles with Noble Energy, Inc. Prior thereto, Ms. Cunningham held positions with Texaco U.S.A., Statoil Energy, Inc. and Amoco Corporation. Ms. Cunningham holds a BA in Geology and Geography from McMaster University and is a graduate of Rice University’s Executive Management Program. She was also Chairman of the OTC (Offshore Technology Conference) from 2010 to 2011.

	Enbridge Board/Board committee memberships		2020 meeting attendance[1]
	Board of Directors		6 out of 6	100%
	Corporate Social Responsibility (Chair)[8]		2 out of 2	100%
	Human Resources & Compensation		4 out of 4	100%
	Safety & Reliability		4 out of 4	100%
	Total		16 out of 16	100%
	Enbridge securities held[3]
	Enbridge shares	DSUs[4]	Total market value of Enbridge shares & DSUs[5]	Minimum required[6]
	2,581	7,827	$460,564	$925,880
	Other board/board committee memberships[7]
	Public[7]
	Oil Search Limited (public oil and gas exploration and production)		Director Member, audit and financial risk committee, sustainability committee and project and technology committee
	Whiting Petroleum Corporation (public oil and gas exploration and production)		Director Chair, ESG committee Member, audit committee

Enbridge Inc. 2021 Management Information Circular      13

Gregory L. Ebel Age 56 Houston, Texas, USA Independent Director since February 27, 2017 Latest date of retirement May 2039 2020 annual meeting votes for: 91.77%

Mr. Ebel served as Chairman, President and Chief Executive Officer of Spectra Energy Corp (“Spectra Energy”) from January 1, 2009 to February 27, 2017 at which time he became a Director of Enbridge and Chair of the Enbridge Board. Prior to that time, Mr. Ebel served as Spectra Energy’s Group Executive and Chief Financial Officer beginning in January 2007. He served as President of Union Gas Limited from January 2005 until January 2007, and Vice President, Investor & Shareholder Relations of Duke Energy Corporation from November 2002 until January 2005. Mr. Ebel joined Duke Energy in March 2002 as Managing Director of Mergers and Acquisitions in connection with Duke Energy’s acquisition of Westcoast Energy Inc. Mr. Ebel holds a BA (Bachelor of Arts, Honours) from York University and is a graduate of the Advanced Management Program at the Harvard Business School.

	Enbridge Board/Board committee memberships[9]			2020 meeting attendance[1]
	Board of Directors (Chair)			6 out of 6	100%
	Total			6 out of 6	100%
	Enbridge securities held[3]
	Enbridge shares	DSUs[4]	Stock Options[10]	Total market value of Enbridge shares & DSUs (excluding stock options)[5]	Minimum required[6]
	651,845	32,217	405,408	$30,269,732	$925,880
	Other board/board committee memberships[7]
	Public[7]
	The Mosaic Company (public producer and marketer of concentrated phosphate and potash)			Chair of the Board Member, audit committee and corporate governance and nominating committee
	Baker Hughes Company (public supplier of oilfield services and products)			Director Chair, audit committee Member, governance and corporate responsibility committee
	Former U.S.-listed company directorships (last 5 years)
	Spectra Energy Corp

14      Enbridge Inc. 2021 Management Information Circular

J. Herb England Age 74 Naples, Florida, USA Independent Director since January 1, 2007 Latest date of retirement May 2022 2020 annual meeting votes for: 96.74%

Mr. England has been Chair & Chief Executive Officer of Stahlman-England Irrigation Inc. (contracting company) in southwest Florida since 2000. From 1993 to 1997, Mr. England was the Chair, President & Chief Executive Officer of Sweet Ripe Drinks Ltd. (fruit beverage manufacturing company). Prior to 1993, Mr. England held various executive positions with John Labatt Limited (brewing company) and its operating companies, including the position of Chief Executive Officer of Labatt Brewing Company – Prairie Region (brewing company), Catelli Inc. (food manufacturing company) and Johanna Dairies Inc. (dairy company). In 1993, Mr. England retired as Senior Vice President, Finance and Corporate Development & Chief Financial Officer of John Labatt Limited. Mr. England holds a BA (Bachelor of Arts) from the Royal Military College of Canada and an MBA (Master of Business Administration) from York University. He also has a CA (Chartered Accountant) designation.

	Enbridge Board/Board committee memberships		2020 meeting attendance[1]
	Board of Directors		6 out of 6	100%
	Audit, Finance & Risk		5 out of 5	100%
	Corporate Social Responsibility[11]		2 out of 2	100%
	Governance		4 out of 4	100%
	Total		17 out of 17	100%
	Enbridge securities held[3]
	Enbridge shares	DSUs[4]	Total market value of Enbridge shares & DSUs[5]	Minimum required[6]
	37,306	86,576	$5,481,792	$925,880
	Other board/board committee memberships[7]
	Public[7]
	FuelCell Energy, Inc. (public fuel cell company in which Enbridge holds a small interest)		Chair of the Board Member, audit and finance committee and nominating and governance committee
	Private[7]
	Stahlman - England Irrigation Inc. (private contracting company)		Chair of the Board Chief executive officer
	USA Grading Inc. (private excavating, grading and underground utilities company)		Director

	Former U.S.-listed company directorships (last 5 years)

	Enbridge Energy Management, LLC

Enbridge Inc. 2021 Management Information Circular      15

Gregory J. Goff Age 64 San Antonio, Texas, USA Independent Director since February 11, 2020 Latest date of retirement May 2032 2020 annual meeting votes for: 99.57%

Mr. Goff was Executive Vice Chairman of Marathon Petroleum Corporation from October 2018 until his retirement in December 2019. He was President and Chief Executive Officer of Andeavor (an integrated downstream energy company) from 2010 to 2018 and Chairman from December 2014 to 2018. Prior thereto, Mr. Goff held a number of senior leadership positions with ConocoPhillips Corporation (an oil and gas exploration and production company). Mr. Goff holds a B.S. (Bachelor of Science) and an MBA (Master of Business Administration) from the University of Utah.

	Enbridge Board/Board committee memberships		2020 meeting attendance[1]
	Board of Directors		6 out of 6	100%
	Governance[12]		2 out of 2	100%
	Human Resources & Compensation[12]		2 out of 2	100%
	Total		10 out of 10	100%
	Enbridge securities held[3]
	Enbridge shares	DSUs[4]	Total market value of Enbridge shares & DSUs[5]	Minimum required[6]
	-	3,644	$161,230	$925,880
	Other board/board committee memberships[7]
	Public[7]
	Avient Corporation (formerly PolyOne Corporation) (public company producing specialty polymers)		Director Chair, EHS committee Member, governance and corporate responsibility committee

V. Maureen Kempston Darkes

Age 72

Toronto, Ontario, Canada

Lauderdale-by-the-Sea,

Florida, USA

Independent

Director since

November 2, 2010

Latest date of retirement

May 2024

2020 annual meeting votes for: 97.25%

Ms. Kempston Darkes is the retired Group Vice President and President Latin America, Africa and Middle East, General Motors Corporation (automotive corporation and vehicle manufacturer). From 1994 to 2001, she was the President and General Manager of General Motors of Canada Limited and Vice President of General Motors Corporation. Ms. Kempston Darkes holds a BA (Bachelor of Arts) and an LLB (Bachelor of Laws), both from the University of Toronto.

Enbridge Board/Board committee memberships		2020 meeting attendance[1]
Board of Directors		6 out of 6	100%
Corporate Social Responsibility[13]		2 out of 2	100%
Human Resources & Compensation (Chair)		4 out of 4	100%
Safety & Reliability		4 out of 4	100%
Total		16 out of 16	100%
Enbridge securities held[3]
Enbridge shares	DSUs[4]	Total market value of Enbridge shares & DSUs[5]	Minimum required[6]
21,735	57,789	$3,518,945	$925,880
Other board/board committee memberships[7]
Public[7]
Brookfield Asset Management Inc. (public global asset management company)		Director Chair, risk management committee Member, management resources and compensation committee
Canadian National Railway Company[14] (public railway company)		Director Chair, strategic planning committee Member, audit committee, finance committee and pension and investment committee
Former U.S.-listed company directorships (last 5 years)
Schlumberger Limited

16      Enbridge Inc. 2021 Management Information Circular

Teresa S. Madden Age 65 Boulder, Colorado, USA Independent Director since February 12, 2019 Latest date of retirement May 2031 2020 annual meeting votes for: 98.59%

Ms. Madden was the Executive Vice President and Chief Financial Officer of Xcel Energy, Inc., an electric and natural gas utility, from 2011 until her retirement in 2016. She joined Xcel in 2003 as Vice President, Finance, Customer & Field Operations and was named Vice President and Controller in 2004. Prior thereto, Ms. Madden held positions with Rogue Wave Software, Inc. as well as New Century Energies and Public Service Company of Colorado, predecessor companies of Xcel Energy. Ms. Madden holds a BS (Bachelor of Science) in Accounting from Colorado State University and an MBA (Master of Business Administration) from Regis University.

	Enbridge Board/Board committee memberships		2020 meeting attendance[1]
	Board of Directors		6 out of 6	100%
	Audit, Finance & Risk (Chair)		5 out of 5	100%
	Governance		4 out of 4	100%
	Total		15 out of 15	100%
	Enbridge securities held[3]
	Enbridge shares	DSUs[4]	Total market value of Enbridge shares & DSUs[5]	Minimum required[6]
	1,000	7,934	$395,338	$925,880
	Other board/board committee memberships[7]
	Public[7]
	The Cooper Companies, Inc. (public medical device company)		Director Member, audit committee
	Former U.S.-listed company directorships (last 5 years)
	Peabody Energy Corp.

Enbridge Inc. 2021 Management Information Circular      17

Al Monaco Age 61 Calgary, Alberta, Canada Not Independent Director since February 27, 2012 Latest date of retirement May 2035 2020 annual meeting votes for: 97.99%

Mr. Monaco joined Enbridge in 1995 and has held increasingly senior positions. He has been President & Chief Executive Officer of Enbridge since October 1, 2012 and served as Director and President of Enbridge from February 27, 2012 to September 30, 2012. Mr. Monaco holds an MBA (Master of Business Administration) from the University of Calgary and has a Chartered Professional Accountant designation.

	Enbridge Board/Board committee memberships[15]		2020 meeting attendance[1]
	Board of Directors		6 out of 6	100%
Enbridge securities held[3]
	Enbridge shares	Stock Options	Total market value of Enbridge shares (excluding stock options)[5]	Minimum required[16]
	920,699	4,465,600	$40,740,931	N/A
Other board/board committee memberships[7]
Public[7]
	Weyerhaeuser Company (public timberlands company and wood products manufacturer)		Director Member, compensation committee
Private[7]

DCP Midstream, LLC

(a private 50/50 joint venture between Enbridge and Phillips 66 and the general partner of DCP Midstream GP, LLC, the general partner of DCP Midstream GP, LP, the general partner of DCP Midstream Partners, LP, a midstream master limited partnership with public unitholders)

Director Member, human resources and compensation committee

Not-for-profit[7]
	American Petroleum Institute (not-for-profit trade association)		Director Member, executive committee and finance committee
	Business Council of Canada (not-for-profit, non-partisan organization composed of CEOs of Canada’s leading enterprises)		Member
	Business Council of Alberta		Member
	U.S. National Petroleum Council		Member
	Catalyst Canada Advisory Board		Member

18      Enbridge Inc. 2021 Management Information Circular

Stephen S. Poloz Age 65 Ottawa, Ontario, Canada Independent Director since June 4, 2020 Latest date of retirement May 2031

Mr. Poloz was Governor of the Bank of Canada from June 3, 2013 until completion of his seven-year term on June 2, 2020. He also served as Chairman for the Board of Directors of the Bank and a member of the Board of Directors of the Bank for International Settlements (BIS). Mr. Poloz held a number of senior positions with the Bank prior thereto. Mr. Poloz served as managing editor of The International Bank Credit Analyst, the flagship publication of BCA Research and is the former President & Chief Executive Officer of Export Development Canada. Mr. Poloz holds a BA (Bachelor of Arts) (Honours) from Queen’s University and MA (Master of Arts) (Economics) and PhD (Doctor of Philosophy) (Economics), both from the University of Western Ontario. He is a Certified International Trade Professional and a graduate of Columbia University’s Senior Executive Program.

	Enbridge Board/Board committee memberships		2020 meeting attendance[1]
	Board of Directors[17]		3 out of 3	100%
	Audit, Finance & Risk[17]		2 out of 2	100%
	Safety & Reliability[17]		1 out of 1	100%
	Total		6 out of 6	100%
	Enbridge securities held[3]
	Enbridge shares	DSUs[4]	Total market value of Enbridge shares & DSUs[5]	Minimum required[6]
	-	2,676	$118,398	$925,880
	Other board/board committee memberships[7]
	Public[7]
	CGI Inc. (public IT and business consulting services company)		Director Member, audit and risk management committee

Enbridge Inc. 2021 Management Information Circular      19

Dan C. Tutcher Age 72 Houston, Texas, USA Independent Director since May 3, 2006 Latest date of retirement May 2024 2020 annual meeting votes for: 97.81%

Mr. Tutcher is on the Board of Directors of Gulf Capital Bank, where he is Chairman of Governance Committee. Mr. Tutcher was Managing Director, Public Securities on the Energy Infrastructure Equities team for Brookfield’s Public Securities Group from October 2018 until February 2021. Prior to joining Brookfield in 2018, Mr. Tutcher was President & Chair of the Board of Trustees of Center Coast MLP & Infrastructure Fund since 2013 and a Principal in Center Coast Capital Advisors L.P. since its inception in 2007. He was the Group Vice President, Transportation South of Enbridge, as well as President of Enbridge Energy Company, Inc. (general partner of former Enbridge sponsored affiliate Enbridge Energy Partners, L.P.) and Enbridge Energy Management, L.L.C. (another former Enbridge sponsored vehicle) from May 2001 until May 1, 2006. From 1992 to May 2001, he was the Chair of the Board of Directors, President & Chief Executive Officer of Midcoast Energy Resources, Inc. Mr. Tutcher holds a BBA (Bachelor of Business Administration) from Washburn University.

	Enbridge Board/Board committee memberships		2020 meeting attendance[1]
	Board of Directors		6 out of 6	100%
	Corporate Social Responsibility		3 out of 4	75%
	Safety & Reliability (Chair)		3 out of 4	75%
	Total		12 out of 14	86%
	Enbridge securities held[3]
	Enbridge shares	DSUs[4]	Total market value of Enbridge shares & DSUs[5]	Minimum required[6]
	637,523	138,662	$34,346,186	$925,880
	Other board/board committee memberships[7]
	Private[7]
	Gulf Capital Bank		Director Chair, governance committee
	Former U.S.-listed company directorships (last 5 years)
	Center Coast MLP & Infrastructure Fund

[1]	Percentages are rounded to the nearest whole number.
[2]	Ms. Carter was appointed to the Human Resources & Compensation Committee on May 4, 2020.
[3]	Information about beneficial ownership and about securities controlled or directed was provided by the director nominees and is as at March 2, 2021.
[4]	DSUs refer to deferred share units and are defined on page 52 of this Management Information Circular.
[5]	Total market value = number of common shares or deferred share units × closing price of Enbridge shares on the TSX on March 2, 2021 of $44.25, rounded to the nearest dollar.
[6]

Directors must hold at least three times their annual US$242,250 Board retainer in DSUs or Enbridge shares within five years of becoming a director on our Board. Amounts are converted to C$ using US$1 = C$1.2740, the published WM/Reuters 4 pm London exchange rate for December 31, 2020. All director nominees meet or exceed this requirement except Mses. Madden and Cunningham, who have until February 12, 2024 and February 13, 2024, respectively, Mr. Goff, who has until February 11, 2025, and Mr. Poloz, who has until June 4, 2025, to meet this requirement.

[7]

Public means a corporation or trust that is a reporting issuer in Canada, a registrant in the U.S., or both, and that has publicly listed equity securities. Private means a corporation or trust that is not a reporting issuer or registrant. Not-for-profit means a corporation, society or other entity organized for a charitable, civil or other social purpose which does not generate profits for its members.

[8]	Ms. Cunningham was appointed to the Corporate Social Responsibility Committee on May 4, 2020.
[9]	Mr. Ebel is not a member of any Board committee, but as Chair of the Board he attends their meetings.
[10]

Mr. Ebel’s stock options were Spectra Energy options that converted into options to purchase Enbridge shares upon the closing of the Merger Transaction (as defined on page 30). No new Enbridge stock options were granted to Mr. Ebel in his capacity as a Director of Enbridge or Chair of the Enbridge Board.

[11]	Mr. England was appointed to the Corporate Social Responsibility Committee on May 4, 2020.
[12]	Mr. Goff was appointed to the Governance Committee and the Human Resources & Compensation Committee on May 4, 2020.
[13]	Ms. Kempston Darkes ceased being a member of the Corporate Social Responsibility Committee on May 4, 2020.
[14]	Ms. Kempston Darkes is not standing for re-election to the Canadian National Railway Company board and will retire from that board in April 2021.
[15]	Mr. Monaco is not a member of any Board committee, but as President & CEO he attends their meetings at the request of such committees.
[16]	As President & CEO, Mr. Monaco is required to hold Enbridge shares equal to six times his base salary (see page 87). Mr. Monaco is not required to hold Enbridge shares as a director.
[17]	Mr. Poloz was appointed to the Board on June 4, 2020. He was appointed to Audit, Finance & Risk Committee and the Safety & Reliability Committee on July 22, 2020.

20      Enbridge Inc. 2021 Management Information Circular

Director independence

Name	Independent	Not independent	Reason for non-independence

Gregory L. Ebel (Chair)	✓

Pamela L. Carter	✓

Marcel R. Coutu	✓

Susan M. Cunningham	✓

J. Herb England	✓

Gregory J. Goff	✓

V. Maureen Kempston Darkes	✓

Teresa S. Madden	✓

Al Monaco (President & CEO)		✓	President & CEO of the company

Stephen S. Poloz	✓

Dan. C. Tutcher	✓

Current Board committee participation

Director	Audit, Finance & Risk Committee	Corporate Social Responsibility Committee	Governance Committee	Human Resources & Compensation Committee	Safety & Reliability Committee

Not Independent

Al Monaco[1] (President & CEO)

Independent

Pamela L. Carter		✓	chair	✓

Marcel R. Coutu[2]	✓			✓

Susan M. Cunningham[3]		chair		✓	✓

Gregory L. Ebel[1] (Chair)

J. Herb England[2]	✓	✓	✓

Gregory J. Goff			✓	✓

V. Maureen Kempston Darkes[4]				chair	✓

Teresa S. Madden[2,5]	chair		✓

Stephen S. Poloz	✓				✓

Dan C. Tutcher[6]		✓			chair

[1]	Messrs. Monaco and Ebel are not members of any of the committees of the Board. They attend committee meetings in their capacities as President & CEO and Chair of the Board, respectively.
[2]

Ms. Madden and Messrs. Coutu and England each qualify as an audit committee financial expert, as defined under the U.S. Securities Exchange Act of 1934, as amended. The Board has also determined that all members of the Audit, Finance & Risk Committee are financially literate according to the meaning of National Instrument 52-110 – Audit Committees and the rules of the NYSE.

[3]	Ms. Cunningham was appointed as Chair of the Corporate Social Responsibility Committee on May 4, 2020.
[4]	Ms. Kempston Darkes was appointed as Chair of the Human Resources & Compensation Committee on May 4, 2020.
[5]	Ms. Madden was appointed Chair of the Audit, Finance & Risk Committee on May 4, 2020.
[6]	Mr. Tutcher was appointed Chair of the Safety & Reliability Committee on July 22, 2020.

Enbridge Inc. 2021 Management Information Circular      21

Board and Board committee meetings in 2020

Board/committee	Total number of meetings	In camera sessions	Overall attendance

Board	6	6	97%

Audit, Finance & Risk Committee	5	5	97%

Corporate Social Responsibility Committee	4	4	92%

Governance Committee	4	4	96%

Human Resources & Compensation Committee	4	4	100%

Safety & Reliability Committee	4	4	91%

Total	27	27	96%

Director attendance in 2020

			Board committees[1]

	Board (6 meetings)		AFRC (5 meetings)		CSRC (4 meetings)		GC (4 meetings)		HRCC (4 meetings)		S&RC (4 meetings)

Director	#	%	#	%	#	%	#	%	#	%	#	%

Pamela L. Carter[2]	6	100	-	-	4	100	3	75	2	100	-	-

Marcel R. Coutu	5	83	5	100	-	-	-	-	4	100	-	-

Susan M. Cunningham[3]	6	100	-	-	2	100	-	-	4	100	4	100

Gregory L. Ebel[4]	6	100	5	100	4	100	4	100	4	100	4	100

J. Herb England[5]	6	100	5	100	2	100	4	100	-	-	-	-

Gregory J. Goff[6]	6	100	-	-	-	-	2	100	2	100	-	-

V. Maureen Kempston Darkes[7]	6	100	-	-	2	100	-	-	4	100	4	100

Teresa S. Madden	6	100	5	100	-	-	4	100	-	-	-	-

Al Monaco[8]	6	100	5	100	4	100	4	100	4	100	4	100

Stephen S. Poloz[9]	3	100	2	100	-	-	-	-	-	-	1	100

Dan C. Tutcher	6	100	-	-	3	75	-	-	-	-	3	75

[1]

Audit, Finance & Risk Committee (AFRC), Corporate Social Responsibility Committee (CSRC), Governance Committee (GC), Human Resources & Compensation Committee (HRCC) and Safety & Reliability Committee (S&RC).

[2]	Ms. Carter was appointed to HRCC on May 4, 2020.
[3]	Ms. Cunningham was appointed to CSRC on May 4, 2020.
[4]	Mr. Ebel is not a member of any Board committee. As Chair of the Board, he attends Board committee meetings.
[5]	Mr. England was appointed to the CSRC on May 4, 2020.
[6]	Mr. Goff was appointed to the Board on February 11, 2020. He was appointed to HRCC and GC on May 4, 2020.
[7]	Ms. Kempston Darkes ceased to be a member of CSRC on May 4, 2020.
[8]	Mr. Monaco is not a member of any Board committee. As a director and President & CEO, he attends Board committee meetings at the request of such committees.
[9]	Mr. Poloz was appointed to the Board on June 4, 2020. He was appointed to AFRC and S&RC on July 22, 2020.

22      Enbridge Inc. 2021 Management Information Circular

Board diversity and tenure

Four of Enbridge’s 11 directors, or approximately 36% of the Board, are women. All four women serve as Board committee chairs and are standing for re-election. The charts below show director gender diversity, tenure and age. The average tenure for our directors is approximately 6.26 years. For further information on our Diversity and Inclusion Policy, our diversity and inclusion objectives, guidelines for director retirement and the latest date of retirement for each director, please refer to the “Director profiles” beginning on page 11 and “Director tenure”, “Identifying new Board candidates” and “Diversity and inclusion” beginning on page 37 of this Management Information Circular.

	Age						Board tenure (years of service)

Director	<60		60-69		70-75		0-5		5-10		10-15

Pamela L. Carter					✓		✓

Marcel R. Coutu			✓						✓

Susan M. Cunningham			✓				✓

Gregory L. Ebel (Chair)	✓						✓

J. Herb England					✓						✓

Gregory J. Goff			✓				✓

V. Maureen Kempston Darkes					✓						✓

Teresa S. Madden			✓				✓

Al Monaco			✓						✓

Stephen S. Poloz			✓				✓

Dan C. Tutcher					✓						✓

Total		1		6		4		6		2		3

Mix of skills and experience

We maintain a skills and experience matrix for our directors in areas we think are important for a corporation like ours. We use this skills matrix to annually assess our Board composition and in the recruitment of new directors. The table below indicates each director’s skills and experience in the areas indicated based on a self-assessment by each director.

Area	Carter	Coutu	Cunningham	Ebel	England	Goff	Kempston Darkes	Madden	Monaco	Poloz	Tutcher

Managing and Leading Strategy and Growth	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

International	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

CEO / CFO / Executive Officer	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Governance / Board	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Operations (Oil & Gas / Energy)	✓	✓	✓	✓	✓	✓	✓	✓	✓	—	✓

Risk Oversight / Management	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Corporate Social Responsibility & Sustainability	✓	—	✓	✓	—	✓	✓	✓	✓	✓	✓

Energy Marketing	—	✓	—	✓	—	✓	✓	✓	✓	—	✓

Human Resources / Compensation	✓	✓	✓	✓	✓	✓	✓	✓	✓	—	✓

Investment Banking / Mergers and Acquisitions	✓	✓	—	✓	✓	✓	—	✓	✓	—	✓

Financial Literacy	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Information Technology	✓	✓	—	✓	—	✓	—	✓	✓	—	—

Health, Safety & Environment	✓	✓	✓	✓	—	✓	✓	✓	✓	—	✓

Public Policy and Government and Stakeholder Relations	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Emerging Sectors / Growth Opportunities	✓	✓	—	✓	✓	✓	✓	✓	✓	—	✓

Enbridge Inc. 2021 Management Information Circular      23

Compensation committee interlocks and insider participation

The table below sets out the board interlocks in 2020. The Board has determined that the board interlocks set out below do not impair the ability of these directors to exercise independent judgment as members of our Board.

Name	Serve together on this board of a public company	Serve on these committees

Marcel R. Coutu	Brookfield Asset Management Inc.	Chair, audit committee Member, management resources and compensation committee
V. Maureen Kempston Darkes		Chair, risk management committee Member, management resources and compensation committee

ITEM 2: Appointment of our auditor

PricewaterhouseCoopers LLP (“PwC”) were last appointed as our auditors at our last annual meeting of shareholders, held on May 5, 2020. If PwC are reappointed, they will serve as our auditors until the end of the next annual meeting of shareholders. PwC (formerly Price Waterhouse) have been our auditors since 1992 and have been the auditors for Enbridge Pipelines Inc., our subsidiary, since 1949. Representatives from PwC are expected to be present at the Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to questions.

The Board, on the recommendation of the Audit, Finance & Risk Committee, proposes that PwC be reappointed as auditors and recommends that you vote for the appointment of PwC as our auditors and authorize the directors to set their remuneration. You may vote for or against the appointment of our auditors or withhold your vote.

PwC is a participating audit firm with the Canadian Public Accountability Board, as required under the Canadian Securities Administrators’ National Instrument 52-108 – Auditor Oversight.

Auditor independence

Auditor independence is essential to the integrity of our financial statements and PwC has confirmed its status as independent within the meaning of applicable Canadian and U.S. securities rules.

We are subject to Canadian securities regulations (National Instrument 52-110 – Audit Committees (“NI 52-110”) and National Policy 58-201 – Corporate Governance Guidelines), the U.S. Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the accounting and corporate governance rules adopted by the U.S. Securities Exchange Commission (“SEC”) under Sarbanes-Oxley, which specify certain services that external auditors cannot provide.

We comply with these Canadian and U.S. rules. We believe, however, that some non-audit services, like tax compliance, can be delivered more efficiently and economically by our external auditors. To maintain auditor independence, our Audit, Finance & Risk Committee must pre-approve all audit and non-audit services. It is also responsible for overseeing the audit work performed by PwC.

The Audit, Finance & Risk Committee reviews our external auditors’ qualifications and independence once per year. Their review includes formal written statements that describe any relationships between the auditors, their affiliates and Enbridge that could affect the auditors’ independence and objectivity.

Pre-approval policies and procedures

The Audit, Finance & Risk Committee has adopted a policy that requires pre-approval by the Audit, Finance & Risk Committee of any services to be provided by the company’s external auditors, PwC, whether audit or non-audit services. The policy prohibits the company from engaging the auditors to provide the following non-audit services:

•	bookkeeping or other services related to accounting records and financial statements;

•	financial information systems design and implementation;

•	appraisal or valuation services, fairness opinions or contribution in kind reports;

•	actuarial services;

•	internal audit outsourcing services;

•	management functions or human resources;

•	broker or dealer, investment adviser or investment banking services;

•	legal services; and

•	expert services unrelated to the audit.

The Audit, Finance & Risk Committee believes that the policy will protect the company from the potential loss of independence of the external auditors. The Audit, Finance & Risk Committee has also adopted a policy which prohibits the company from hiring (as a full time employee, contractor or otherwise) into a financial reporting oversight role any current or former employee or partner of its external auditor who provided audit, review or attest service in respect of the company’s financial statements (including financial statements of its reporting issuer subsidiaries and significant

24      Enbridge Inc. 2021 Management Information Circular

investees) during the 12 month period preceding the date of the initiation of the current annual audit. The policy further prohibits the hiring of a former partner of the company’s external auditor who receives pension benefits from the firm, unless such pension benefits are of a fixed amount, not dependent upon firm earnings and fully funded. In all cases, the hiring of any partner or employee or former partner or employee of the independent auditor is subject to joint approval by the lead engagement partner and the company’s Senior Vice President and Chief Accounting Officer.

You can find information about the roles and responsibilities of the Audit, Finance & Risk Committee beginning on page 44 of this Management Information Circular.

External auditor services – fees

The following table sets forth all services rendered by the company’s auditors, PwC, by category, together with the corresponding fees billed by the auditors for each category of service for the financial years ended December 31, 2020 and 2019.

	2020 (C$)	2019 (C$)	Description of fee category

Audit fees	14,764,000	16,928,000	Represents the aggregate fees for audit services.

Audit-related fees	816,000	431,000	Represents the aggregate fees for assurance and related services by the company’s auditors that are reasonably related to the performance of the audit or review of the company’s financial statements and are not included under “Audit fees”. During fiscal years 2020 and 2019, the services provided in this category include services related to prospectus offerings.

Tax fees	1,417,000	1,993,000	Represents the aggregate fees for professional services rendered by the company’s auditors for tax compliance, tax advice and tax planning.

All other fees	366,000	320,000	Represents the aggregate fees for products and services provided by the company’s auditors other than those services reported under “Audit fees”, “Audit-related fees” and “Tax fees”. During fiscal years 2020 and 2019, these fees include those related to French translation work.

Total fees	17,363,000	19,672,000

Vote required for approval:

The appointment of PwC as Enbridge’s auditors and authorizing the directors to set their remuneration requires an affirmative vote of the majority of the votes duly cast at the Meeting.

The Board recommends that shareholders vote “FOR” the appointment of PricewaterhouseCoopers LLP as independent auditors of the company to hold office until the close of the next annual meeting of shareholders and authorize the directors to set their remuneration.

ITEM 3: Advisory vote on executive compensation

We are providing shareholders with the opportunity to vote for or against the non-binding advisory resolution to accept our approach to executive compensation as disclosed in this

Management Information Circular, commonly known as “say on pay”. As this is an advisory vote, the results will not be binding on the Board. However, when considering the company’s approach to compensation for our named executive officers (“NEOs”), the Board will consider the results of this vote, together with other shareholder feedback and best practices in compensation and governance.

We ask that, as you consider your vote, you review the Compensation Discussion and Analysis contained in this Management Information Circular. The Board believes that the executive compensation program that has been implemented achieves the goal of maximizing long-term shareholder value while attracting, motivating and retaining top talent. The company recognizes that the proper structure of executive compensation is critical to both managing risk and appropriately incentivizing the company’s NEOs. The company believes that its approach to executive compensation is fair and balanced, and creates incentives for NEOs that are well-aligned with shareholders’ interests over the long term.

Enbridge Inc. 2021 Management Information Circular      25

We have held advisory votes on our approach to executive compensation at each annual meeting of shareholders since 2011. Voting results in the most recent three years are set out in the table below.

Say on Pay	2020	2019	2018

Votes “for”	94.08%	93.53%	83.78%

You will be asked to vote for or against, or you may abstain from voting on, our approach to executive compensation through the following resolution:

BE IT RESOLVED, on an advisory basis and not to diminish the role and responsibilities of the Board of Directors, that the shareholders accept the approach to executive compensation disclosed in Enbridge Inc.’s Management Information Circular dated March 2, 2021 delivered in advance of the 2021 annual meeting of shareholders.

The Board will take the results of this vote into account when it considers future compensation policies and issues. We will also examine the level of shareholder interest and the comments we receive and consider the best approach and timing for soliciting feedback from shareholders on our approach to executive compensation in the future.

Vote required for approval:

In order to be approved, the advisory “say on pay” resolution requires an affirmative vote of the majority of the votes duly cast at the Meeting.

The Board recommends that shareholders vote “FOR” the advisory vote to accept our approach to executive compensation as disclosed in the Management Information Circular.

Shareholder proposals

We did not receive any shareholder proposals for inclusion in the Management Information Circular.

Proposals for the 2022 meeting

Enbridge is subject to the provisions of the Canada Business Corporations Act (“CBCA”) with respect to shareholder proposals. As indicated under the CBCA, simply submitting a shareholder proposal does not guarantee its inclusion in the management information circular.

Shareholder proposals submitted pursuant to applicable provisions of the CBCA that a shareholder intends to present at the annual meeting of shareholders to be held in 2022 (the “2022 meeting”) and wishes to be considered for inclusion in Enbridge’s management information circular and proxy form for the 2022 meeting must be received no later than December 2, 2021. Such proposals must also comply with all applicable provisions of the CBCA and the regulations thereunder. The 2022 meeting is expected to be held in May 2022.

All shareholder proposals must be mailed to our Corporate Secretary at Enbridge Inc., 200, 425 – 1st Street SW, Calgary, Alberta, Canada T2P 3L8, or sent by email to CorporateSecretary@enbridge.com, and received by the deadline indicated above.

As described below in the section “Statement on corporate governance – Advance Notice By-law”, pursuant to Enbridge’s Advance Notice By-Law (By-law No. 2), if a shareholder intends to nominate a person for election as a director of Enbridge at an annual meeting of shareholders, other than pursuant to a shareholder proposal, such nomination must comply with the procedures set out in the Advance Notice By-Law, including providing timely notice in proper written form.

Other business

As of the date of this Management Information Circular, the Board and management are not aware of any other items of business to be brought before the Meeting.

Voting results

We will post the results of this year’s votes and the other items of business on our website (www.enbridge.com) and on www.sedar.com and www.sec.gov following the Meeting.

26      Enbridge Inc. 2021 Management Information Circular

Statement on corporate governance

Regulations, rules and standards

Enbridge is a “foreign private issuer” pursuant to applicable U.S. securities laws. Accordingly, Enbridge is permitted to follow home country practice instead of certain governance requirements set out in the NYSE rules, provided we disclose any significant differences between our governance practices and those required by the NYSE. Further information regarding those differences is available on our website (www.enbridge.com).

We have a comprehensive system of stewardship and accountability that meets applicable Canadian and U.S. requirements, including:

•	Canadian Securities Administrators National Policy 58-201 – Corporate Governance Guidelines, National Instrument 58-101 – Disclosure of Corporate Governance Practices and National Instrument 52-110 – Audit Committees;

•	requirements of the CBCA; and

•	the corporate governance guidelines of the NYSE.

Our governance practices

Sound governance means sound business. At Enbridge, we believe good governance is important for our shareholders, our employees and the company.

We are committed to strong and sustainable corporate governance which promotes the long-term interests of our shareholders, strengthens our Board and management accountability and helps build public trust in Enbridge. See our “Corporate governance highlights” on page 4.

This section discusses our governance philosophy, policies and practices. It also describes the role and functioning of our Board and the five Board committees. The framework for our corporate governance can be found in our Governance Guidelines, our Statement on Business Conduct and in the written terms of reference for our Board, each of the five Board committees, the President & CEO and the Chair of the Board. Our articles and by-laws also set out certain matters that govern our business activities. All of these documents are available on our website (www.enbridge.com).

Key governance documents

Various mandates, policies and practices support the corporate governance framework at Enbridge. The following documents, among others, are key components of Enbridge’s corporate governance and can be found on our website at www.enbridge.com:

•	Articles of Continuance and Articles of Amendment

•	General By-Law No. 1

•	By-law No. 2

•	Statement on Business Conduct

•	Governance Guidelines

•	Incentive Compensation Clawback Policy

•	Terms of Reference for the Board

•	Terms of Reference for each Board Committee

•	Terms of Reference for the Chair of the Board

•	Terms of Reference for the President & CEO

•	Whistle Blower Policy

A culture of ethical conduct

A strong culture of ethical conduct is central to Enbridge.

Our Statement on Business Conduct (available on our website at www.enbridge.com) is our formal statement of expectations that applies to all individuals at Enbridge and our subsidiaries, including our directors, officers, employees, contingent workers as well as consultants and contractors retained by Enbridge. It discusses what we expect in various areas including:

•	complying with the law, applicable rules and all policies;

•	avoiding conflicts of interest, including examples of acceptable forms of gifts and entertainment;

•	anti-corruption and money laundering;

•	acquiring, using and maintaining assets (including computers and communication devices) appropriately;

•	data privacy, records management, and proprietary, confidential and insider information;

•	protecting health, safety and the environment;

•	interacting with landowners, customers, shareholders, employees and others; and

•	respectful workplace/no harassment.

The Board approved a revised Statement on Business Conduct in 2017, which became effective on September 29, 2017.

Enbridge Inc. 2021 Management Information Circular      27

On the commencement of employment with Enbridge and annually thereafter, all Enbridge employees and contingent workers active in the company’s human resources information system are required to complete Statement on Business Conduct training and certify compliance with the Statement on Business Conduct. In addition, employees and contingent workers are also required to disclose any actual or potential conflicts of interest.

Directors must also certify their compliance with the Statement on Business Conduct on an annual basis.

During January 2021, all employees and contingent workers active in the company’s human resources information system were required to complete online Statement on Business Conduct training, certify their compliance and declare any real or potential conflicts of interest. As of the date of this Management Information Circular, approximately 99.2% of these Enbridge employees and contingent workers had certified compliance with the Statement on Business Conduct for the year ended December 31, 2020. All 11 current directors on the Board have also certified their compliance with the Statement on Business Conduct for the year ended December 31, 2020.

Building awareness

We use training to help raise awareness and reinforce our commitment to ethical conduct.

To date, we have developed training programs on fraud awareness, foreign corruption laws and the Statement on Business Conduct.

Through the annual online Statement on Business Conduct training program, Enbridge communicates its expectation that everyone working for Enbridge has a duty to report compliance issues (including suspected breaches of the Statement on Business Conduct) on a timely basis.

Our values

Enbridge continues to build on our foundation of operating excellence by adhering to a strong set of core values that reflect what is truly important to us as a company.

In early 2021, Enbridge added “Inclusion” as one of our core values – complementing our existing values of Safety, Integrity and Respect. The addition of this core value reflects that we are continually striving to improve equity in our workplace and build an environment where everyone feels included and accepted. Leading up to the roll-out of our new core value, we consulted with our employees about what inclusion means to them, to position us to build a more inclusive Enbridge together.

Safety

•  We relentlessly ensure the safety of our communities, customers, contractors, partners and employees

•  We proactively identify and prevent safety issues

•  We act immediately when a safety issue is identified

•  We continually strive to improve safety performance

Integrity	• We do the right thing • We act courageously and speak up • We maintain truth and transparency • We take accountability for our actions

Respect

•  We value everyone’s contributions

•  We listen to understand first

•  We are considerate and support the well-being of all

•  We treat everyone with unfailing dignity and defend against intolerant behavior

Inclusion	• We want and encourage diverse perspectives for the best decisions • We see and celebrate our differences as a strength • We foster a sense of belonging • We champion fairness and equity

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Handling conflicts of interest and related person transactions

If a director or officer has a material interest in a transaction or agreement involving Enbridge, or otherwise identifies a potential personal conflict, he or she must:

•	declare the conflict or potential conflict; and

•	abstain from voting on the matter at any Board meeting where it is being discussed or considered.

This approach is consistent with the requirements of the CBCA. In addition, the Board would review related person transactions in conjunction with making director independence determinations. Completion of annual questionnaires by directors and officers of the company assists in identifying possible related person transactions. Further, as stated above, pursuant to our Statement on Business Conduct, all officers and directors are required to avoid conflicts of interest and to disclose any actual or potential conflicts of interest. They must also annually certify their compliance with the Statement on Business Conduct. Disclosures of an actual or potential conflict of interest are reviewed by the company’s Ethics & Compliance Department to ensure appropriate follow-up and reporting. Any waiver from any part of the Statement on Business Conduct requires the approval of the CEO. For executive officers, senior financial officers and members of the Board, a waiver requires the express approval of Enbridge’s Board. Since the beginning of 2020, neither the CEO nor the Board has waived any aspect of the Statement on Business Conduct.

For purposes of the foregoing, a “related person transaction” is a transaction in which the company was or is to be a participant and the amount involved exceeds US$120,000, and in which any related person had or will have a direct or indirect material interest, and a “related person” means (i) a director, nominee director or executive officer of the company; (ii) an immediate family member of a director, nominee director or executive officer, or (iii) a beneficial holder of greater than five per cent of the company’s shares or an immediate family member of such holder.

Insider trading prohibited

Our insider trading and reporting guidelines place restrictions on those in a special relationship with Enbridge (including insiders) when they purchase or sell Enbridge shares or other securities. The guidelines, which fulfill our obligations to stock exchanges, regulators and investors, include the following measures:

•	imposing quarterly and annual trading blackout periods on all directors and officers of Enbridge and certain employees, contractors and other persons in a special relationship with Enbridge when financial results are being prepared and have not yet been publicly disclosed (these periods currently begin on the first day following the end of each fiscal quarter or year end and end at the close of trading on the first trading day after we issue a news release disclosing our financial results for that fiscal quarter or year-end or a Form 10-Q or Form 10-K, as applicable, is filed with the SEC);

•	in the case of directors and executive officers, requiring pre-clearance of all proposed purchases or sales of Enbridge securities with the Corporate Secretary’s office;

•	prohibiting all directors, officers, employees, contractors and other persons in a special relationship with Enbridge and its subsidiaries from purchasing or selling securities of Enbridge or its subsidiaries with knowledge of material non-public information, from disclosing material non-public information to any other persons and from making recommendations or expressing opinions on the basis of material non-public information as to the purchase or sale of securities of Enbridge and its subsidiaries; and

•	prohibiting all directors, officers, employees and contractors of Enbridge and its subsidiaries from engaging in hedging transactions and short sales of Enbridge securities.

Whistle Blower Policy and reporting procedure

Our Whistle Blower Policy and reporting procedures help uphold our strong values and preserve our culture of ethical business conduct.

We introduced the Whistle Blower procedures a number of years ago to protect the integrity of our accounting, auditing and financial processes. We expanded and updated the procedures in 2008 and 2012, and again in 2017.

Complaints about financial or accounting irregularities, unethical conduct or any other compliance issues (including alleged violations of the Statement on Business Conduct) can be made anonymously using the Enbridge Ethics Helpline (“Helpline”), which allows for the submission of confidential and anonymous reports through a toll-free telephone number, mobile texting and web-based reporting system. The Helpline is administered by an independent third-party service provider. Copies of all reports received through the Helpline are provided to the chair of the Audit, Finance & Risk Committee. Individuals can also report concerns about financial or accounting irregularities or unethical conduct confidentially, and directly, to the chair of the Audit, Finance & Risk Committee. All written submissions may be made anonymously and any complaints submitted in a sealed envelope marked “Private and Strictly Confidential” will be delivered to the chair of the Audit, Finance & Risk Committee unopened.

At least once each quarter (or sooner if there is an urgent matter), the Chief Compliance Officer reports about all significant complaints received to the Audit, Finance & Risk

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Committee and to the Safety & Reliability Committee on matters within its mandate. Quarterly reports to the Audit, Finance & Risk Committee also include information about any other significant compliance issues that have been brought to the attention of Enbridge’s Ethics & Compliance Department through quarterly compliance surveys. The Audit, Finance & Risk Committee then determines how to handle any issues or complaints brought to its attention. The committee can hire independent advisors (e.g., outside legal counsel, independent auditors and others) to help investigate and resolve a matter.

Interest of informed person in material transaction

On February 27, 2017, Enbridge and Spectra Energy combined through a stock-for-stock merger transaction (the “Merger Transaction”). Upon the closing of the Merger Transaction, Gregory L. Ebel (Spectra Energy’s former Chairman, President and CEO) became the non-executive Chair of the Enbridge Board. Enbridge was required, until the first meeting of the Board following the 2020 annual meeting of shareholders of Enbridge:

•	to provide, without charge, to Mr. Ebel as non-executive Chair: (i) use of Enbridge’s aircraft for business flights to Board meetings and for other business conducted on behalf of Enbridge, (ii) information technology support and (iii) administrative support; and

•	to secure office space in the Houston area on behalf of Mr. Ebel and to reimburse the non-executive Chair for expenses incurred for tax return preparation services (in an aggregate amount not to exceed US$100,000 per year for such office and tax return preparation services).

Pursuant to the merger agreement relating to the Merger Transaction, the foregoing requirements ended in July 2020.

Advance Notice By-Law

Enbridge’s By-Law No. 2 sets out advance notice requirements for director nominations (the “Advance Notice By-Law”).

The Advance Notice By-Law was adopted by the Board on December 2, 2014 and confirmed by shareholders at the annual meeting of shareholders on May 6, 2015. The purpose of the Advance Notice By-Law is to provide shareholders, directors and management of Enbridge with guidance on the nomination of directors. The Advance Notice By-Law is the framework by which the company seeks to fix a deadline by which shareholders of the company must submit director nominations to the company prior to any annual or special meeting of shareholders and sets forth the information that a shareholder must include in the notice to the company for the notice to be in proper written form.

Pursuant to the Advance Notice By-Law, if a shareholder intends to nominate a person for election as a director of Enbridge at the Meeting, other than pursuant to a shareholder proposal, such nominations must comply with the procedures set out in the Advance Notice By-Law, including providing timely notice in proper written form.

To be timely, the nominating shareholder’s notice must be given:

•	in the case of an annual meeting of shareholders, not less than 30 days prior to the date of the meeting (no later than 5:00 p.m. MDT on April 5, 2021, in the case of the Meeting); provided, that if the meeting is to be held less than 50 days after the date (the “Notice Date”) on which the first public announcement of the date of the meeting was made, notice shall be not later than the close of business on the 10th day following the Notice Date; and

•	in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not also called for other purposes), not later than the close of business on the 15th day following the day on which the first public announcement of the date of the meeting was made.

To be in proper written form, a nominating shareholder’s notice must set forth or be accompanied by, as applicable, the information specified in the Advance Notice By-Law regarding both the nominating shareholder and the person whom the nominating shareholder proposes to nominate for election as a director (a “proposed nominee”), as well as the written consent duly signed by the proposed nominee to being named as a nominee for election to the Board and to serve as a director of the company, if elected. Such notice must be promptly updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting.

Delivery of the notice pursuant to the Advance Notice By-Law may only be given by personal delivery or electronic mail, and shall be deemed to have been given and made only at the time it is served by personal delivery or sent by electronic mail to the secretary of the company at: Corporate Secretary, 200, 425-1st Street S.W., Calgary, Alberta, Canada, T2P 3L8 or, in the case of electronic mail, to CorporateSecretary@enbridge.com; provided if such delivery or electronic mail is made on a day which is not a business day or later than 5:00 p.m. (Calgary time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the subsequent day that is a business day. The chair of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the Advance Notice By-Law and, if any proposed nomination is not in compliance therewith, to declare that such defective nomination shall be disregarded. The Board may, in its sole

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discretion, waive any requirement in the Advance Notice By-Law. A copy of Enbridge’s Advance Notice By-Law is available on our website (www.enbridge.com).

The role of the Board

The Board is ultimately responsible for governance at Enbridge and for stewardship of the company. It has full power to oversee the management of our business and affairs. It carries out many of its responsibilities through its five standing Board committees:

•	Audit, Finance & Risk;

•	Corporate Social Responsibility;

•	Governance;

•	Human Resources & Compensation; and

•	Safety & Reliability.

Principal responsibilities

As part of its stewardship responsibility, the Board has the following responsibilities:

•	appoints, evaluates the performance of, and approves the compensation of the President & CEO, approves the appointment of executive officers and ratifies the appointment of other officers;

•	ensures that processes are in place for succession planning, training and monitoring of senior management;

•	adopts a strategic planning process and reviews and approves our strategic plan, provides guidance and monitors our progress;

•	ensures processes are in place for identifying and having an understanding of the principal risks of our business and ensures appropriate systems are implemented to monitor, manage and mitigate those risks;

•	ensures processes are in place to monitor and maintain the integrity of our internal control and management information systems;

•	ensures the President & CEO and executive management create a culture of integrity, safety, respect and inclusion throughout the company;

•	develops the company’s approach to corporate governance, including our Governance Guidelines; and

•	oversees shareholder communications, public disclosure and corporate communications.

The Board is responsible for oversight of key areas referred to above and for overseeing corporate financial operation, including changes to capital structure, annual budgets and financing plans, dividend policy, new financings, financial statements and management’s discussion and analysis and the company’s authorities and spending limits policies. In addition, the Board reviews and approves initiatives, investments and transactions that could materially affect the company. The Board also approves and monitors compliance with significant policies and procedures by which the company is governed and operated.

The Board’s responsibilities are described in the terms of reference for the Board, which are attached at Appendix A to this Management Information Circular. These terms of reference were drafted by management under the guidance of the Governance Committee and approved by the Board, which reviews them once per year and updates them as needed. Copies of the terms of reference for the Board and each of the Board committees are also available on our website (www.enbridge.com).

The Board delegates day-to-day management of Enbridge to the President & CEO and senior management, although major capital expenditures, debt and equity financing arrangements and significant acquisitions and divestitures require Board approval.

The Board develops position descriptions for each committee chair. These descriptions are part of each committee’s terms of reference and are reviewed annually. The Governance Committee defines the division of duties between the Board and the President & CEO. The terms of reference for the President & CEO are also available on our website (www.enbridge.com).

The role of the independent, non-executive Chair of the Board

The Terms of Reference for the Chair of the Board are available on our website (www.enbridge.com).

Strategic planning

The Board is responsible for reviewing our strategic planning process and for reviewing and approving our strategic plan to support our vision to be the leading energy delivery company in North America. The Board holds at least one meeting per year that is dedicated to the strategic plan and holds regular strategy update sessions at every regular Board meeting throughout the year to oversee the implementation of the plan, monitor our progress, consider any adjustments to the plan and review and approve any transactions it believes will have a significant impact on the plan or our strategic direction.

Safety and operational reliability remains Enbridge’s number one priority and sets the foundation for the strategic plan. More information about our strategic priorities can be found in our 2020 annual report which is available on our website (www.enbridge.com).

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Our strategic planning process

Risk oversight and management

One of the important roles for the Board and Board committees is risk oversight and management. The Board is responsible for identifying and having an understanding of the principal risks of the company’s business and ensuring that appropriate systems are implemented to monitor, manage and mitigate those risks. Each year, management prepares a corporate risk assessment report for the Board and its committees which assesses enterprise-wide risks and highlights top risks. Management regularly updates the Board and committees on our top risks.

In 2020, the Board received regular management updates and resources on COVID-19 and monitored the impact of COVID-19 on the company, including employee safety and business continuity, at quarterly Board and Board committee meetings and regularly through periodic updates provided by the President & CEO and members of management. These matters will remain key topics of discussion at Board and Board committee meetings throughout the pandemic.

Our 2020 annual report on Form 10-K filed with the SEC and on SEDAR on February 12, 2021, including our management’s discussion and analysis for the year ended December 31,

2020, contains more information about the risks applicable to Enbridge, and is available on our website (www.enbridge.com) and on www.sedar.com and www.sec.gov.

Board committees’ role in risk management

To better identify, manage and mitigate risk, the corporate risk assessment report is reviewed annually by the four Board committees with enterprise-wide risk management responsibility: the Audit, Finance & Risk Committee, the Safety & Reliability Committee, the Corporate Social Responsibility Committee and the Human Resources & Compensation Committee. As a result of such review, each committee makes recommendations to the Board in respect of company practices. In addition, the Board committees can authorize the implementation of systems that address risks within the scope of their responsibility and monitor them to ensure they remain effective.

Each committee reports to the Board, which coordinates the company’s overall risk management approach.

For further information on each Board committee’s role in risk management, please refer to “Board committees”, beginning on page 43.

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Board committee	Risk oversight responsibilities
Audit, Finance & Risk	Oversight of the company’s method of reviewing major risks inherent in the company’s businesses, facilities and strategic directions and the company’s risk management and evaluation process; the company’s corporate risk assessment; and the company’s strategies, policies and practices relating to assessing, managing, preventing and mitigating risk and the integrity of our financial statements and financial reporting process, including the annual review of the company’s principal and financial risks and insurance program.
Corporate Social Responsibility	Oversight of corporate social responsibility and sustainability matters including climate and energy, Indigenous rights and relationships, stakeholder engagement, government relations and ESG matters, as well as our reporting in this area.
Governance	Oversight of corporate governance framework, including director appointment, education and evaluation processes, Enbridge’s corporate governance practices, Statement on Business Conduct and the Diversity and Inclusion Policy.
Human Resources & Compensation	Oversight of people- and compensation-related risks, ensuring our compensation program and practices do not encourage inappropriate or excessive risks that could have a material adverse impact on the company; succession planning; pension, retirement and savings plans; and the company’s diversity and inclusion strategy.
Safety & Reliability	Oversight of safety and operational risks including pipeline and facility integrity management, security (including physical, data and cyber security), emergency response, enterprise-wide safety culture and environment, health and safety.

Internal controls

The Board seeks assurance at least annually that our internal control systems and management information systems are operating effectively.

The Board has delegated responsibility for reviewing our quarterly and annual financial statements to the Audit, Finance & Risk Committee. The Audit, Finance & Risk Committee reviews and approves our quarterly financial statements and recommends our annual financial statements to the Board for approval. The committee is also responsible for overseeing our internal audit function and senior management reporting on internal controls.

Corporate communications

The Board reviews and approves all major corporate communications policies, including our corporate disclosure guidelines. It also reviews and approves principal continuous disclosure documents, including our annual report to shareholders, management’s discussion and analysis of financial condition and results of operations (MD&A) and management information circular.

The Board works to ensure we communicate effectively with shareholders, the public and other stakeholders to avoid selective disclosure.

Succession planning

The Board is responsible for:

•	appointing the President & CEO, approving the appointment of executive officers and ratifying the appointment of other officers;
•	monitoring senior management’s performance; and

•	annually reviewing the succession strategy for the President & CEO, and succession plans for senior management positions.

It delegates responsibility for reviewing our policies and procedures relating to employment, succession planning and compensation (including executive compensation) to the Human Resources & Compensation (“HRC”) Committee.

The HRC Committee is also responsible for:

•	in conjunction with the Chair of the Board and with input from Board members, identifying a CEO succession plan to be recommended to the Board for approval;

•	making sure we have appropriate programs for succession planning, management development and employee retention;

•	monitoring the performance of senior management;

•	overseeing human capital risk to ensure our management programs (including those for our officers) effectively address succession planning and employee retention;

•	overseeing the design of our compensation programs;

•	overseeing our diversity and inclusion strategy, including monitoring our progress thereon; and

•	reporting to the Board on organizational structure and succession planning matters.

Our expectations of our directors

Our directors are expected to act in the best interests of Enbridge. They have a duty of care in both decision-making and oversight.

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Independence

We believe in the importance of an independent board. The majority of our directors must be independent, as defined by Canadian securities regulators in NI 52-110, NYSE rules and the rules and regulations of the SEC. Our Governance Guidelines, available on our website (www.enbridge.com), provide that the Board shall consist of a substantial majority of independent directors. The Board uses a detailed annual questionnaire to assist in determining if a director is independent and makes this determination annually or more often, if required.

The Board has determined that 10 of our 11 directors, including the Chair of the Board, are independent. Mr. Monaco is not independent because he is our President & CEO. With respect to former directors who served as directors during any part of 2020, Charles W. Fischer and Catherine L. Williams were also independent.

The Governance Committee is responsible for ensuring the Board functions independently of management. The Governance Committee has developed guidelines to ensure each director is aware of the expectations placed on them as a director. Key expectations include meeting attendance, financial literacy and ethical conduct.

Independent Chair of the Board and separate CEO

Mr. Ebel is the independent Chair of the Board. Mr. Monaco is the President & CEO of Enbridge.

Meetings of non-management directors

Our Governance Guidelines provide that the Board meets regularly in camera without officers of the company present. The non-management directors also hold regularly scheduled meetings without management directors present and may invite management directors and members of management to attend as they may determine. The Chair of the Board presides over these meetings and provides the President & CEO with a summary of the matters discussed at these meetings, including any issues that the Board expects management to pursue.

To facilitate leadership and open and candid discussion among independent directors, the independent directors are given the opportunity to hold in camera meetings should the need arise. In 2020, the directors met in camera following each Board meeting and each committee meeting. In the event that the non-management directors include directors who are not independent under applicable stock exchange rules, the company should, at least once per year, schedule an executive session including only independent directors. The directors held one such executive session of only the independent directors in 2020, and it was presided over by the independent Chair of the Board.

Other directorships

Our directors may serve on the boards and committees of other public entities, as long as their outside positions and common memberships do not affect their ability to exercise independent judgment while serving on our Board. All of our directors serve on fewer than five public company boards in total including Enbridge, with one exception. Mr. Coutu serves on the boards of five public companies including Enbridge; however, three of those companies are related (two are indirect subsidiaries of the third). Based on Mr. Coutu’s attendance record, his other board commitments, including on this group of three companies, do not prevent him from devoting adequate time to his Enbridge Board duties or from exercising independent judgment. See the “Director profiles” beginning on page 11 for information on each director’s service on other public company boards and “Director attendance in 2020” on page 22. See “Compensation committee interlocks and insider participation” on page 24 for information about two of our directors who serve together on one other board.

Directors who serve on our Audit, Finance & Risk Committee cannot sit on the audit committees of more than two other public entities unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on our Audit, Finance & Risk Committee.

External consultants and other third parties

To ensure the Board functions independently of management, Board committees have the flexibility to meet with external consultants and Enbridge employees without management whenever they see fit. The Board and Board committees may also hire independent advisors, as needed, at Enbridge’s cost.

Attendance

We expect directors to attend all Board and Board committee meetings of which they are a member as well as the annual meeting of shareholders. The Governance Committee reviews each director’s attendance record every year. If a director has a poor attendance record, the committee chair and Chair of the Board will discuss and recommend how to handle the matter. A director whose attendance record continues to be poor may be asked to leave the Board. Please see information on attendance in the “Director profiles” beginning on page 11 and under “Director attendance in 2020” on page 22.

Financial literacy

The Board defines an individual as financially literate if he or she can read and understand financial statements that are generally comparable to ours in breadth and complexity of issues. The Board has determined that all of the members of the Audit, Finance & Risk Committee are financially literate according to the meaning of NI 52-110 and the rules of the

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NYSE. It has also determined that Ms. Madden and Messrs. Coutu and England each qualify as “audit committee financial experts” as defined by the Exchange Act. The Board bases this determination on each director’s education, skills and experience.

Orientation and continuing education

The Board recognizes that proper orientation and continuing education are important for directors to fulfill their duties effectively. It has delegated these responsibilities to the Governance Committee, which has developed a comprehensive program for new directors.

Orientation

Every new director meets with the Chair of the Board, the President & CEO and executive and senior management to learn about our business and operations and participates in tours of our sites and facilities.

New directors are provided with the Board manual electronically, which contains:

•	our Governance Guidelines and the terms of reference for the Board and each of its committees, the Chair and the President & CEO;

•	personal information about each of the directors and senior officers;

•	a list of the members of the Board, the members of the Board committees and all meeting dates;

•	organizational charts (corporate and management);

•	our financial risk management policies and treasury authority limitations;

•	information about statutory liabilities;

•	information about the directors’ and officers’ liability programs;
•	our insider trading and reporting guidelines;

•	indemnification agreements;

•	our Statement on Business Conduct; and

•	public disclosure documents for Enbridge.

Directors are notified whenever there are updates to these documents. The manual and any updates are made available electronically.

Continuing education

Our continuing education program for directors focuses on providing information relating to our business, industry, competitive environment and key risks and opportunities (such as our approach to integrating climate risks and opportunities into our governance structure and strategic planning) and how we identify and mitigate risks. We offer education sessions for directors on key topics and encourage them to participate in associations and organizations that can broaden their awareness and knowledge of developments related to our business.

Directors can also request presentations on a particular topic. Throughout their tenure, directors have discussions with the Chair of the Board, receive quarterly presentations from senior management on strategic issues and periodically participate in tours of our sites and facilities. Quarterly briefings include reviews of the competitive environment, our performance relative to our peers and any other developments that could materially affect our business. The table below lists the internal seminars and other presentations we offered in 2020, as well as director participation.

Date	Topic	Presented by	Attendance

February 11, 2020	Power Industry	Enbridge Inc. and McKinsey & Company	All members of the Board except Mr. Tutcher

February 12, 2020	Application of Innovation & Technology Lab to Business Priorities	Enbridge Inc.	All members of the Board except Mr. Tutcher

February 12, 2020	Financial Risk Management Practices	Enbridge Inc.	All members of the Board

July 22, 2020	Energy After COVID-19	Ed Crooks, Wood Mackenzie	All members of the Board

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We also pay for continuing education opportunities through third parties and we encourage directors to pursue director education seminars and courses offered externally. We also provide our directors with membership to the National Association of Corporate Directors (“NACD”).

Mr. Coutu and Ms. Kempston Darkes are members of the Institute of Corporate Directors (“ICD”). Ms. Kempston Darkes was recognized by the ICD in 2011 with a Fellowship Award, which the ICD considers to be the highest distinction for directors in Canada. Ms. Carter received a 2018 Sandra Day O’Connor Board Excellence Award honoring her for her demonstrated commitment to board excellence and diversity. Ms. Carter also received an award as one of the top 100 board members from NACD in 2018.

Board evaluation

The Governance Committee is responsible for assessing the performance of the Board and its Chair, the Board committees and individual directors on an ongoing basis.

Assessing the Board and Chair of the Board and individual peer reviews

All of the directors complete a confidential questionnaire every year so they can evaluate the effectiveness of the Board and Chair of the Board and consider opportunities for improvement. The questionnaire is designed to provide constructive input regarding overall Board performance and includes questions on:

•	Board composition;

•	effectiveness of the Board, Board meetings, individual directors and Chair of the Board;

•	duties and responsibilities; and

•	the evaluation process for the CEO and CEO succession planning.

A summary of the questionnaire responses is provided to the chair of the Governance Committee, who then presents the feedback to the Chair of the Board. The Chair of the Board then presents the summary to the Board. The Board discusses the results and develops recommendations in camera during a roundtable discussion conducted by the Chair of the Board.

Directors are also asked to complete another confidential questionnaire to evaluate their peers. They are asked to consider criteria such as skills and experience, preparation, communication and interaction with Board members and/or management and overall contribution to the functioning of the Board. A summary of the questionnaire responses is provided to the Chair of the Board who discusses peer review results with each director individually.

Board committee assessments

Each director also completes a confidential questionnaire for each Board committee of which they are a member. The questionnaire is designed to facilitate candid conversation among the members of each Board committee about the Board committee’s overall performance, function, areas of accomplishment and areas for improvement. This questionnaire helps the Board ensure that each Board committee is functioning effectively and efficiently and fulfilling its duties and responsibilities as described in its terms of reference. It includes questions about:

•	the composition of the Board committee;

•	the effectiveness of the Board committee, Board committee meetings and the committee chair; and

•	the development processes for the Board committee.

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Completed questionnaires are submitted to the chair of the Governance Committee, who summarizes them and provides a copy to each Board committee chair and the Chair of the Board. Each committee discusses the results and develops recommendations during an in camera session of the committee. Directors are encouraged to comment broadly, positively and negatively, on any issue concerning the Board, Board committees and director performance. From time to time, the Chair of the Board meets informally with each director, to discuss performance of the Board, Board committees and other issues.

Director tenure

Our director tenure policy is set out in our Governance Guidelines and was last updated in February 2021. Under our Governance Guidelines, a director will retire at the next annual meeting of shareholders after he or she reaches the age of 75. A director will not be eligible to serve as Chair of the Board or chair of any of the Board’s five standing Board committees beyond the annual meeting of shareholders following the director’s 74th birthday. Refer to “Director profiles” beginning on page 11 for each director’s latest date of retirement.

Identifying new Board candidates

The Governance Committee serves as the Board’s nominating committee and has accountability for the oversight of the Board and committee succession planning process and for making recommendations to the Board for the appointment of new Board and committee members. The Governance Guidelines provide that the Board should possess, as a group, the competencies, skills and characteristics necessary to develop and oversee the implementation of the strategic vision of the company and such other qualities as the Board shall identify from time to time. These characteristics and qualities include knowledge, experience, high ethics and standards, integrity, independent judgment, understanding of the company’s business and willingness to devote adequate time to Board duties.

Board diversity has long been a priority, supported by a written Diversity and Inclusion Policy that highlights the importance the Board places on diversity and experience. In November 2020, we expanded our Diversity and Inclusion Policy to strengthen our Board diversity, and we established specific representation goals to achieve representation on the Board of at least 40% women and 20% racial and ethnic groups by 2025. For further details, see “Diversity and inclusion”. The Governance Committee also considers all candidates recommended by the company’s shareholders.

The Chair of the Board, the President & CEO and the chair of the Governance Committee, with the support of the

Corporate Secretary and external advisors, monitor the composition of the Board and committees on an ongoing basis and make recommendations to the Governance Committee in fulfilment of its mandate. The Governance Committee reviews Board diversity at least annually, including measuring and monitoring progress toward our Board diversity objectives.

The Corporate Secretary maintains a Board composition plan which includes information pertaining to the current directors and an inventory of potential Board candidates. The information pertaining to current directors includes business experience, occupation, residence, gender, age, years on the Board, retirement date, other board commitments, equity ownership, independence, diversity and other relevant information, as well as a skills matrix for all of the directors’ skills, updated annually or more frequently, as required. The President & CEO and the Corporate Secretary meet regularly to consider and plan for upcoming director retirements, taking into account relevant factors including directors’ skills, age, tenure and diversity. From time to time, executive search consultants are engaged to undertake external searches for potential director candidates, with the particulars of the executive search consultant’s mandate determined through dialogue between the Chair of the Board, the President & CEO and the chair of the Governance Committee. When we use executive search consultants, they are directed to make it a priority to include diverse candidates. The Chair of the Board and the President & CEO have primary responsibility for the assessment of director candidates for recommendation to the Governance Committee and the Board.

Diversity and inclusion

We believe that diversity and inclusion drives innovation and better decisions, employee engagement and our ability to attract top talent. In 2021, Enbridge expanded our core values to add Inclusion. For a detailed discussion of our values, see page 28. We have also set goals for diversity and inclusion for our Board, senior management and workforce, as discussed below.

Our diversity policy and goals for our Board and senior management

In February 2015, the Board formally adopted a written diversity policy to highlight our approach to diversity and the importance we place on differences in skills and experience as well as diversity considerations including but not limited to gender, age and ethnicity. The Governance Committee reviews the Diversity and Inclusion Policy and its objectives annually to assess its effectiveness and reports to the Board and recommends any revisions that may be necessary.

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In November 2020, the Board took steps to underscore its ongoing commitment to diversity and inclusion and expanded its Diversity and Inclusion Policy to establish enhanced representation goals for women and racial and ethnic groups by 2025.

The Governance Committee reviewed and updated the Diversity and Inclusion Policy to reflect the enhanced goals for our Board and our “senior management” (defined for these purposes as the President & CEO and all Executive Vice Presidents, Senior Vice Presidents and Vice Presidents who are also officers of Enbridge Inc.), as set out in the table below.

Board and senior management diversity representation goals		Representation (self-identified) at March 2, 2021

• By 2025, Board and senior management representation of:	• 40% women – Board • 40% women – senior management	• Four of 11 (36%) directors • Eight of 31 (26%) “senior management” (officer positions)

	• 20% racial and ethnic groups – Board • 28% racial and ethnic groups – senior management	• One of 11 (9%) directors “members of visible minorities” • Seven of 31 (23%) “senior management” (officer positions) of Enbridge “members of visible minorities”

Board and senior management diversity

Effective January 1, 2020, the CBCA was amended to require disclosures about diversity among directors and “members of senior management” of four “designated groups” (as such term is defined in the CBCA which, in turn, is defined in the Employment Equity Act of Canada) – women, members of visible minorities, Aboriginal peoples and persons with disabilities.

For CBCA purposes, “members of senior management” is required to include the Chair of our Board (who is an independent director and not a member of management) as well as a number of officers who are our “executive officers” as defined in National Instrument 51-102 Continuous Disclosure Obligations. Our “executive officers” consist of nine officers: our President & CEO, six Executive Vice Presidents and two Senior Vice-Presidents as of the date of this Management Information Circular. For these purposes, Enbridge did not have any “major subsidiaries” (subsidiaries with assets or revenues comprising 30 percent or more of the consolidated assets or revenues of the company) as at December 31, 2020. The information below is provided at the date of this Management Information Circular.

•	Four (36%) of our 11 directors are women. One (10%) of our 10 “members of senior management” is a woman, and when we exclude the Chair of the Board, one (11%) of our nine “executive officers” is a woman.

•	One (9%) of our 11 directors self-identifies as a member of a visible minority. One (10%) of our 10 “members of senior management” self-identifies as a member of a visible minority, and when we exclude the Chair of the Board, one (11%) of our nine “executive officers” self-identifies as a member of a visible minority.

•	None of our directors, “members of senior management” or “executive officers” self-identifies as an Aboriginal person or person with disabilities.

As set out above under “Our diversity policy and goals for our Board and senior management”, in 2020 we set enhanced representation goals for our Board and senior management for women and racial and ethnic groups (which for these purposes, includes Aboriginal peoples). We do not have separate representation goals for persons with disabilities for our Board.

As set out below under “Workforce diversity representation goals”, in 2020 we set enhanced representation goals for our workforce, which includes our senior management, for representation of women, racial and ethnic groups (which for these purposes, includes Aboriginal persons), persons with disabilities and veterans. We track and report our workforce progress on these goals on an internal company-wide “Diversity Dashboard”.

The Board, its relevant committees and senior management actively consider and review whether candidates representing diversity criteria have been considered and/or appointed to senior management positions and to the Board. In addition to the designated groups stipulated by the CBCA and our diversity and inclusion goals relating to women and racial and ethnic groups, we view diversity in the broadest sense and consider additional diversity dimensions that are equally important and necessary across our organization, including but not limited to: diversity of thought, perspectives and life experience which can include education, socioeconomic status, language, sexual orientation, values and beliefs, among others. In identifying candidates for senior management roles, professional experience, educational background, skills and knowledge, as well as diversity considerations, are considered.

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Refer to “Identifying new Board candidates” on page 37 for a discussion on how we consider diversity in identifying new Board candidates, including the Governance Committee’s review of our progress meeting our Board diversity goals and how our executive search consultants are directed to make it a priority to include diverse candidates.

Refer to “Director tenure” on page 37 for a discussion on our director tenure policy.

Our diversity goals for our workforce

We believe that a workforce that better reflects our communities strengthens relationships and trust. Tracking and monitoring our progress are important as we progress on our diversity and inclusion goals. Enbridge has a multi-year, enterprise-wide Inclusion, Diversity, Equity and Accessibility Strategy for 2021 through 2025 which outlines three goals, supported by specific actions:

•	Engage and empower employees — Educate and equip people to connect on a personal level, amplify or champion others and consciously include.

–	Build awareness of the Inclusion, Diversity, Equity & Accessibility Strategy goals and priorities.

–	Engage the workforce through regional advisory groups and expand employee resource groups.

–	Invest in learning programs to build inclusive leadership.

•	Embed equity — Ensure policies, programs and practices that are fair for all and reinforce respect.

–	Embed diversity and inclusion best practices into human resources processes and programs.

•	Elevate diverse talent — Seek, develop and retain people with diverse backgrounds and perspectives at all levels.

–	Understand our workforce composition and labor market availability.

–	Embed representation goals for diverse market access and ensure hiring practices enable greater diversity to reflect our communities.

–	Engage with Indigenous organizations to develop strategies for increasing Indigenous employment.

–	Implement focused equity plans for designated groups.

–	Ensure diverse representation in talent programs.

–	Assess and build organizational maturity as an inclusive culture.

Our Inclusion, Diversity, Equity and Accessibility Strategy is stewarded by an executive Steering Committee and supported by a dedicated team. It focuses on building awareness, delivering learning programs, supporting employee resource groups, engaging the workforce through initiatives and implementing action plans to ensure our workforce representation reflects the communities in which we live and operate. Our aim is to fully integrate diversity and inclusion into our structures, processes and practices.

Enbridge’s goals for representation of women, racial and ethnic groups, people with disabilities and veterans in our workforce were set and shared with employees in 2018. Since 2017, Enbridge published a quarterly Gender Dashboard to provide a visual snapshot of gender representation across our workforce and we have seen positive shifts in our gender balance. To continue this momentum, we added additional dimensions of diversity including race/ethnicity, disability and veteran status to expand and enhance the Diversity Dashboard in 2019. We share progress towards these goals on a quarterly basis with our workforce through a Diversity Dashboard on the company’s intranet.

In November 2020, we announced expanded diversity and inclusion objectives for our entire workforce and a new Inclusion, Diversity, Equity & Accessibility Strategy, as well as focused equity plans for designated groups to be implemented in 2021. Having made progress on our diversity goals set in 2018, we accelerated our goals from an original date of 2028 to 2025, and we shared our goals publicly, enhancing transparency and accountability to all stakeholders.

Workforce diversity representation goals
Build an inclusive environment of talent that represents the communities in which we operate through achievement, by 2025, of workforce representation of:	• 40% women • 28% racial and ethnic groups (goals will also be set for 2022 to 2024 to help us achieve our 2025 goals) • 6% persons with disabilities • 7% veterans

We are also committed to Indigenous reconciliation, and we believe that our continued success relies on our ability to build and maintain relationships with Indigenous communities near where we do business. In November 2020, we also announced our goals to increase representation of Indigenous peoples in our workforce, and we will continue to evolve our Indigenous employment plan in 2021. Beginning in 2021, we will also require all new employees to complete cultural awareness training, targeting 100% completion from all employees and contractors by 2022.

In response to the recent spotlight on injustices experienced in society by Black and Indigenous communities, we are also exploring ways to elevate anti-racism and equity and place specific focus and emphasis on representation of Black, Indigenous and other racialized groups. Enbridge is a signatory to pledges set forth by CEO Action for Diversity and Inclusion in the U.S. and BlackNorth in Canada, both of which reinforce our commitment to meaningful and enduring change. Enbridge is also a member of the 30% Club and signatory to Equal by 30, both of which aim to improve gender representation and equality.

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Our 2021 Black Equity Plan includes specific milestones for:

•	recruitment including diverse candidate slates, increased scholarships and internships focused on Historically Black Colleges and Universities and hiring leader training;

•	development and succession including representation in leadership programs, sponsorship and mentorship and inclusion in succession plans; and

•	unconscious bias and anti-racism training – 100% of employees and leaders complete by year-end.

We focus on enhancing the capability of our people through activities such as accelerated leadership programs, rigorous succession planning of critical roles, and facilitating career development and mobility throughout the enterprise. We value diversity and embed inclusive practices throughout our programs and approach to people management including compensation and retention programs, variable work schedules and flex-options, parental leave and other like benefits to support our employees and their diverse needs.

We proactively support leaders and coach them to review talent decisions with a diversity lens in order to mitigate the risk of unconscious bias. For example, we leverage opportunities to coach our leaders and employees at critical decision points that impact an employee’s career, such as performance review and succession planning. In addition, a thorough analysis is conducted throughout these activities to ensure equitable representation of various demographic groups.

We engage our employee community through initiatives, activities, education and networking. We have ten employee resource groups, which are employee-formed and company-sponsored groups that:

•	promote understanding and support for historically underrepresented or marginalized employee populations;

•	educate and create development opportunities for members and allies via events and networks; and

•	promote a diverse and inclusive work environment.

These groups also collaborate within Enbridge to ensure business goals and community engagement with initiatives aligned with our Inclusion, Diversity, Equity & Accessibility Strategy. Our employee resource groups are:

•	CARES — Caregivers + Allies

•	Connect — Next Generation Employees + Allies

•	DAN (Diverse Abilities Network) — People with Disabilities + Allies

•	EDGE (Ethnically Diverse Group Employees) — Ethnic/Racially Diverse Employees + Allies

•	FEMINEM (Females in Engineering) — Female engineers and technologists in Engineering + Allies

•	IERG (Indigenous Employees Resource Group) — Indigenous Employees + Allies
•	LDN (Leadership Development Network) — Self-directed career/leadership development

•	Prism Energy — Lesbian, Gay, Bisexual, Transgender, Queer and Two-Spirited Employees + Allies

•	Veterans — Active and former members of the armed forces + Allies

•	Women@Enbridge — Women + Allies.

Our approach to human capital

Our people are our most valuable asset and vital to our success. Effectively engaging, developing, retaining and rewarding our employees is a priority for us; one that enables us to fulfill our purpose to safely deliver the energy that people need and want. We are committed to fostering a diverse and inclusive environment in which our employees feel welcome, valued and connected and form a team that is energized and proud of what we do.

Throughout the COVID-19 pandemic, our priority has been to protect our employees, their families and our communities, while continuing to safely operate the critical infrastructure that delivers the energy people rely on every day. We have taken proactive measures to deliver energy safely and reliably during the COVID-19 pandemic. We activated our crisis management team to focus on a number of priorities, including: (i) the health and safety of our employees and the public; (ii) operational reliability for our customers and markets; (iii) identification of essential personnel and procedures; and (iv) extensive stakeholder communication and outreach including updates to our Board of Directors.

We are following recommendations from public health authorities and medical experts and have taken steps to help prevent our employees’ exposure to the spread of COVID-19, including, where practical, work-at-home plans enacted in March 2020 and the implementation of business continuity plans to enable the integrity of our operations and protect the health of our employees in pipeline control functions and service centers, our field representatives and other essential functions. This has included the decision for most of our people to work from home, restricting travel and implementing procedures to maintain the integrity of our operations, while ensuring the health and safety of the employees in our control and call centers. At worksites, we have implemented strict protocols to ensure use of personal protective equipment and physical distancing. In addition to protecting their physical health, supporting the mental health and well-being of our employees remains a key area of focus.

What we stand for, as shown in the figure below, sets out our purpose, vision, values, strategic intents and ways of working. These elements are the foundation of our company – connecting our people, bringing meaning to each individual’s contributions, and inspiring our teams to safely and reliably deliver the energy society needs and wants. What we stand for complements our strategic priorities outlined in our strategic plan, and together, they help us focus our energy on what needs to be achieved and how we work together to deliver results.

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Refer to “Our values”, beginning on page 28 for more information on our values.

To remain competitive and sustain the long-term success of our company, we need to attract, develop and retain talented employees. This includes fostering a diverse and inclusive culture where everyone feels valued, respected and treated equally. We champion diversity and inclusion in our workplace, recognizing its value in strengthening employee engagement, fostering innovation and creativity and enhancing our decision making and problem solving capabilities. Refer to “Diversity and inclusion” beginning on page 37 for more information on our Inclusion, Diversity, Equity & Accessibility Strategy and diversity goals.

We continually invest in our people’s personal and professional development because we recognize their success is our success. We work to maximize our employees’ career experience and drive high performance. We focus on enhancing the capability of our people through accelerated leadership programs, rigorous succession planning of critical roles and facilitating career development opportunities. Career development is a shared responsibility between our employees, their leaders and Enbridge. Currently we focus on meaningful ongoing career discussions with tangible action plans, enhancing opportunities for on-the-job learning and growth and encouraging employees to build new skills, explore opportunities and gain diverse experiences throughout their career at Enbridge. We also offer a mentorship program to pair leaders with mentees. We maintain market-competitive compensation programs that provide short- and long-term performance incentives, and health and retirement benefits to our employees. We also continuously look for ways to offer additional flexibility so our employees can balance their personal and professional responsibilities.

Our Wellness Program provides benefits and resources to support every aspect of employees’ well-being — physical, mental and financial. We have an employee and family assistance program that provides confidential counselling and other services. Many of our office locations have on-site health clinics and fitness facilities. We are taking a proactive, ongoing approach to be a mentally healthy workplace that supports employee success at work, home and in the community.

Sustainability and ESG

Our vision is to be the leading energy delivery company in North America. We play a critical role in enabling the economic well-being and quality of life of North Americans who depend on access to reliable energy. Our unparalleled infrastructure franchises transport, distribute and generate energy, and our primary purpose is to fuel quality of life by delivering the energy North Americans need and want, in the safest and most responsible way possible.

Over decades, we have held ourselves to high standards of corporate social responsibility and that continues to be how we define sustainability today. We take seriously our responsibility to conduct our business in an ethical and socially responsible manner; to protect the environment and the safety of people; and to engage, learn from and respect and support the communities and cultures with which we work. Our values of Safety, Integrity, Respect and Inclusion reflect what is truly important to us as a company. These values guide our actions and decisions and how we engage with our stakeholders.

In September 2020, we appointed a new Chief Sustainability Officer and expanded our ESG team to continue to advance our sustainability strategies and policies while managing Enbridge’s reporting and disclosure of ESG performance. In November 2020, we announced expanded ESG goals and targets to reinforce our priorities in areas of GHG emissions, diversity and inclusion and safety as well as increased transparency and accountability for our ESG priorities and results. Setting goals in areas core to our business and stakeholders is just one of the ways we are further integrating ESG into strategy, operations and decision-making. These goals are designed to build on our progress and broaden our efforts in a way that responds to the changing energy landscape and societal needs.

Enbridge provides its stakeholders with open, transparent reporting and discussion on sustainability and ESG

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performance. Our 2019 Sustainability Report — our 19th annual — follows best practice in ESG reporting and provides more detailed disclosure of our ESG performance. It was developed with guidance from the Global Reporting Initiative (GRI) Reporting Guidelines, which serve as a generally accepted framework for reporting on an organization’s economic, environmental and social performance. We also enhanced our disclosure of the company’s sustainability progress in 2019 by aligning our performance with the Sustainability Accounting Standards Board (SASB) voluntary framework and the Task Force on Climate-Related Financial Disclosure (TCFD). We also published a climate report using the TCFD framework in 2019. These reports, as well as our discussion paper — Indigenous Rights and Relationships in North American Energy Infrastructure, are available on our website at www.enbridge.com.

Enbridge – a bridge to the energy future

Our strategic priorities are set out above and are discussed in more detail in our 2020 annual report. In 2019, we added a new strategic priority: adapt to energy transition over time. As the global population grows and standards of living continue to improve around the world, more energy will be needed. At the same time, our society increasingly recognizes the impacts of energy consumption on the world’s climate. Accordingly, energy systems are being reshaped as industry participants, regulators and consumers seek to balance competing objectives. As a diversified energy infrastructure company, we are well positioned to play a key role in the transition to a lower-carbon economy while at the same time working to reduce our own emissions.

Enbridge is well positioned to be a bridge to the energy future. We believe that diversification and innovation will play a significant role in the transition to a lower carbon future. To date, we have made large investments in natural gas infrastructure and continue to see significant opportunity in renewable energy, particularly offshore wind. Furthermore, we have tested our existing assets for various energy transition scenarios and concluded that they are highly resilient and can be relied upon for stable cash flow generation well into the future. We have been investing in newer low carbon energy infrastructure opportunities including renewable natural gas and hydrogen, along with delivering energy more sustainably to pumps and compressors through our self-power solar projects.

Our success in executing on our strategic priorities is very much enabled by our commitment to ESG issues, the quality and capabilities of our people and the extent to which we embrace technology and encourage innovation as a competitive advantage.

ESG. Sustainability is integral to our ability to safely and reliably deliver the energy people need and want. How well we perform as a steward of our environment, a safe operator of essential energy infrastructure, a diverse and inclusive employer and a responsible corporate citizen is inextricably linked to our ability to achieve our strategic priorities and create long-term value for all stakeholders.

Our commitment to strong ESG practices and performance has long been core to how we do business and we are proud to be recognized as a leader amongst our peers. In 2020, we set out ambitious goals including:

•	Net zero GHG emissions by 2050 with an interim target to reduce GHG emissions intensity 35% by 2030;

•	Increased representation of diverse groups within our workforce by 2025, including representation goals of 40% women and 28% racial and ethnic groups, along with new initiatives to enhance supplier diversity;

•	Strengthening diversity on our Board with representation goals of 40% women and 20% racial and ethnic groups by 2025; and

•	Annual safety and reliability targets that drive continuous improvement towards our goal of zero incidents, injuries and occupational injuries, and implementation of robust cyber defense programs.

These goals represent the next stage of our progression to ensure we are positioned to grow our company sustainably for many decades to come. Beginning in 2021, we will measure ESG performance when determining incentive compensation. Achieving our goals will put us in a better position to successfully transition to a low-carbon, more diverse and inclusive future. See “Environmental, social and governance (ESG) highlights” on page 4 for more details.

People. Our employees are essential to our long-term success and enhancing the capability of our people to maximize their potential is a key area of focus. We value diversity and have embedded inclusive practices throughout our programs and approach to people management.

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Furthermore, we strive to maintain industry competitive compensation and retention programs that provide both short-term and long-term performance incentives.

Technology. Given the competitive climate of today’s energy sector, we recognize the vital role technology can play in helping us achieve our strategic objectives. Our two Technology and Innovation labs, located in Calgary and Houston, embody our commitment to technology enabled business solutions. Leveraging the benefits of technology to contribute to safety, reliability and the profitability of assets has become entrenched in our everyday operations.

Shareholder engagement

We believe active engagement with our shareholders and other stakeholders on an ongoing basis through a variety of avenues is key to transparency, facilitating open and informed dialogue and sharing our story. The graphic below represents some of our engagement activities in 2020.

*	Webcast so that they are accessible to a broad audience of investors and are available on our website for a period of 12 months.

Our main shareholder event is our annual Investment Community Conference, which provides an opportunity for shareholders to obtain an update on the company and ask questions of our executive team outside of our quarterly presentations. This event, along with our annual meeting of shareholders and quarterly presentations, is webcast and accessible to a broad audience of investors. Presentations, audio recordings and transcripts are available on our website for a period of at least 12 months following events.

Members of our executive team, including our CEO and CFO, presidents of our business units, as well as representatives from Investor Relations and corporate social responsibility departments also meet with shareholders throughout the year directly, and by way of investor roadshows in a variety of cities. To further our investor outreach, we also participate in several third party hosted investor conferences, as well as periodically conduct anonymous and confidential shareholder perception surveys to provide market perspective to management.

In addition to discussions of business results and initiatives, strategy and capital structure, the topic of ESG policies and performance was a key focus in 2020. Our shareholder engagement activities included targeted outreach focused on Enbridge’s strong track record related to ESG performance.

Due to the COVID-19 pandemic, all 2020 investor outreach as of March was conducted virtually, including our own Investment Community Conference.

A list of upcoming and past events and presentations, as well as investor documents and filings, can be found on our website (www.enbridge.com). Enbridge is committed to communicating with shareholders through our website, where current and potential investors are invited to contact the Investor Relations team online, by letter, phone (1-800-481-2804) or email (investor.relations@enbridge.com).

The Board also understands the importance of constructive communication and engagement with shareholders as part of its oversight of the company. Shareholders may write to our Board, the Chair of the Board or individual directors at the following address or by email to CorporateSecretary@enbridge.com:

c/o Corporate Secretary

Enbridge Inc.

200, 425 – 1st Street SW

Calgary, AB, Canada T2P 3L8

Board committees

Our Board has five standing Board committees to help it carry out its duties and responsibilities:

•	Audit, Finance & Risk

•	Corporate Social Responsibility

•	Governance

•	Safety & Reliability

•	Human Resources & Compensation

The Board has delegated certain responsibilities to each Board committee, including overseeing risk management systems that are within the scope of the responsibilities of each Board committee. The Audit, Finance & Risk Committee, Governance Committee and Human Resources & Compensation Committee are each composed entirely of independent directors.

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Mr. Monaco, our President & CEO, is not a member of any Board committee, nor is the Chair of the Board; however, both attend all committee meetings as observers. Before each Board meeting, the President & CEO meets with the Chair of the Board to discuss agenda items for the meeting and any significant issues. The Chair of the Board and President & CEO also meet periodically to discuss current business operations, strategy and key issues.

The Governance Committee annually reviews Board committee memberships and recommends committee membership changes and assignments to the Board.

Board committee meetings generally take place before each regularly scheduled Board meeting. Each Board committee also meets in camera, independent of management, following the regular Board committee meeting. They also meet with external consultants and/or Enbridge staff, without management present, whenever they see fit. Before each Board committee meeting, the chair of the committee meets with executive management to discuss the agenda items for the meeting and any significant issues.

Each Board committee reports regularly to the Board and makes recommendations on certain matters as appropriate.

Report of the Audit, Finance & Risk Committee

The Audit, Finance & Risk Committee fulfills public company audit committee obligations and assists the Board with oversight of: the integrity of the company’s financial statements; the company’s compliance with legal and regulatory requirements; the independent auditor’s qualifications and independence; and the performance of the company’s internal audit function and external auditors. The committee also assists the Board with the company’s risk identification, assessment and management program.

Responsibilities

The Audit, Finance & Risk Committee assists the Board in overseeing:

•	the integrity of our financial statements and financial reporting process;

•	the integrity of our management information systems, disclosure controls, financial controls and internal audit function;

•	our external auditors and ensuring they maintain their independence; and

•	our compliance with financial and accounting regulatory requirements and our risk management program.

The Audit, Finance & Risk Committee is responsible for ensuring the committee, our external auditors, our internal auditors and management of Enbridge maintain open communications.

The Audit, Finance & Risk Committee is responsible for:

Financial reporting

•	reviewing our annual financial statements and notes and MD&A and recommending them to the Board for approval;

•	reviewing and approving (or recommending to the Board for approval) our interim financial statements and MD&A;

•	reviewing earnings releases and recommending them to the Board for approval;

•	discussing with management and the external auditors any significant issues regarding our financial statements, accounting policies and internal controls;

•	reviewing any litigation, claim or contingency that could have a material effect on the financial position of the company and, if applicable, the disclosure in the financial statements;

•	reviewing the post-audit or management letter containing the recommendations of the external auditors and management’s response, including an evaluation of the adequacy and effectiveness of the internal financial controls;

•	reviewing with management any anticipated changes in reporting standards and accounting policies;

•	reviewing annually the approach taken by management in the preparation of earnings press releases as well as financial information and earnings guidance provided to analysts and ratings agencies; and

•	reviewing and monitoring the financial positions of and funding exposure under the company’s pension plans.

Internal controls and internal audit

•	overseeing management’s system of disclosure controls and procedures;

•	overseeing the internal controls over financial reporting;

•	reviewing with management the company’s administrative, operational and accounting internal controls, including controls and security of the computerized information systems;

•	overseeing the internal audit function;

•	adopting and reviewing annually the internal audit charter;

•	reviewing the reports of the internal auditor; and

•	reviewing the appointment of the Chief Audit Executive.

The internal auditors report directly to the Audit, Finance & Risk Committee. They meet regularly with the committee, in camera, without any members of management present. The chair of the committee also meets with the internal auditors from time to time, to discuss significant issues.

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External auditors

•	reviewing the qualifications, performance and independence of our external auditors and recommending their appointment to the Board;

•	reviewing all audit and non-audit services to be provided by the external auditors, including proposed fees, and pre-approving them, consistent with our policy; and

•	setting the compensation of the external auditors, reviewing their performance, overseeing their activities and retaining them in their role as external auditors.

The external auditors report directly to the Audit, Finance & Risk Committee. They meet regularly with the committee, in camera, without any members of management present. The chair of the committee also meets with the external auditors from time to time, to discuss significant issues.

Finance

•	reviewing the issuance of securities by Enbridge and authorizing or recommending such matters to the Board for approval;

•	overseeing the filing of prospectuses or related documents with securities regulatory authorities; and

•	reviewing changes to credit facilities and inter-company financing transactions and recommending them to the Board for approval where applicable.

Risk management

•	overseeing the annual review of Enbridge’s principal risks, including financial risks, as they pertain to the committee’s mandate;

•	reviewing risks in conjunction with internal and external auditors;

•	monitoring our risk management programs and policies as they pertain to the committee’s mandate; and

•	reviewing our annual report on insurance coverages.

Together with the Board, the committee also reviews with senior management, internal counsel and others as necessary:

•	our method of reviewing risk and our strategies and practices related to assessing, managing, preventing and mitigating risk; and

•	loss prevention policies and risk management programs.

2020 highlights

Following are highlights of the activities of the Audit, Finance & Risk Committee in 2020:

Audits and financial reporting

•	reviewed annual MD&A and financial statements and notes and recommended them to the Board for approval;
•	reviewed and approved the interim MD&A and financial statements;

•	reviewed public disclosure documents containing audited or unaudited financial information, including annual and interim earnings press releases and the annual report, and recommended them to the Board for approval for public release;

•	received an annual pension report;

•	reviewed reports on the company’s tax position; and

•	the chair of the Audit, Finance & Risk Committee reviewed and approved the prior year’s expenses of the President & CEO.

Internal controls

•	reviewed the status of Enbridge’s project to renew its accounting systems;

•	reviewed the quarterly internal controls compliance reports;

•	reviewed the internal audit role and audit plan and received quarterly internal audit reports; and

•	reviewed and reapproved the internal audit charter.

Compliance

•	received quarterly updates on the ethics and conduct hotline activity from the Chief Compliance Officer.

External auditors

•	reviewed the qualifications and independence of PwC;

•	recommended appointment of PwC by shareholders and reviewed and approved the 2020 engagement letter (including the terms of engagement and proposed fees);

•	pre-approved all non-audit services to be provided by PwC that are allowed under the committee’s policy;

•	reviewed the performance of PwC; and

•	reviewed PwC’s report on compliance with Sarbanes-Oxley.

Finance

•	reviewed quarterly treasury management reports;

•	reviewed unbudgeted capital commitments under management’s authority and recommended spending authorities be refreshed to the Board for approval; and

•	reviewed financing plans including additional financing transactions not originally included in the 2020 annual financing plan, credit facilities and inter-company financing transactions, and recommended them to the Board for approval.

Risk management

•	reviewed the quarterly financial risk management reports;

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•	reviewed and approved the corporate risk assessment report as it pertains to the committee’s mandate;

•	approved credit exceptions under the risk policy; and

•	reviewed the annual report on insurance coverages and insurance renewal strategy.

Governance

The Audit, Finance & Risk Committee met five times in 2020 and reviewed the company’s performance in 2020. The committee reviewed the qualifications of its members and recommended to the Board members who it believes can be properly considered audit committee financial experts. It held in camera meetings without management present at each of its regularly scheduled meetings with the Chief Audit Executive of Internal Audit and the Chief Compliance Officer as well as with the external auditors. It also held an in camera meeting with the Chief Financial Officer and then it met on its own in camera. Before each meeting, the chair of the committee met with the Chief Financial Officer to discuss the agenda items for the meeting and any significant issues. The chair also met with the senior partner of the external auditors assigned to Enbridge’s audit before each meeting. Throughout 2020 special attention was paid to the company’s ability to fulfill its financial reporting requirements, risk management processes and internal control environments due to remote working as a result of COVID-19. No extensions were required for filing purposes. In November 2020, the committee reviewed its terms of reference and approved minor amendments.

The Audit, Finance & Risk Committee has:

•	reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2020 with the company’s management and the external auditor, PwC;

•	discussed with PwC the matters that are required to be discussed under Public Company Accounting Oversight Board (“PCAOB”) standards governing communications with audit committees; and

•	been provided by PwC the written disclosures and the letter required by applicable requirements of the PCAOB regarding its communications with the Audit, Finance & Risk Committee concerning independence, and discussed with PwC that firm’s independence.

Based on the review and discussions referenced above, the Audit, Finance & Risk Committee recommended to the Board that the financial statements for the fiscal year ended December 31, 2020 be included in the company’s 2020 Annual Report on Form 10-K, for filing with the SEC.

Committee composition as at March 2, 2021:

Chair:	Teresa S. Madden
Members:	Marcel R. Coutu, J. Herb England and Stephen S. Poloz

Report of the Corporate Social Responsibility Committee

The Corporate Social Responsibility Committee provides oversight of and carries out the responsibilities delegated by the Board related to, corporate social responsibility (“CSR”) and sustainability matters.

Responsibilities

The Corporate Social Responsibility Committee is responsible for assessing, and providing oversight of, our policies, strategies and performance related to CSR, sustainability and public policy matters. The Corporate Social Responsibility Committee also reviews our public reporting in this area.

Matters within the committee’s mandate include:

•	environmental, social, political and public policy trends, risks and opportunities that could affect the company’s business strategy and performance. Assistance to the Board of Directors in response to shareholder concerns regarding environmental, social, human rights, political, and public policy matters;

•	actions the company can take to be, and be known as, a responsible and good corporate citizen in the communities in which it operates, while furthering its long-term business objectives; and

•	communication, engagement and relationship-building with communities, stakeholders, decision makers and Indigenous Peoples critical to the company’s ability to build and sustain public trust and confidence.

The Corporate Social Responsibility Committee is also responsible for reviewing and recommending to the Board policies and priorities to guide Enbridge’s performance on:

•	stakeholder engagement;

•	Indigenous rights and relationships;

•	climate and energy transition;

•	community investment;

•	community and landowner awareness on pipeline safety;

•	political contributions;

•	government relations;

•	public policy; and

•	internal and external communications.

The Corporate Social Responsibility Committee assesses the company’s progress on integrating environmental and social considerations into our business decision-making and may, depending on the nature of the matter, consider results from reviews on issues that fall within its mandate. The committee provides oversight on performance measures and outcomes on key environmental and social issues, as well as our methods of communicating on CSR-related matters and policies. It receives regular reports from management on how

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the company is complying with relevant public and corporate requirements. It monitors developments on issues that are material to Enbridge’s credibility and reputation and provides oversight on how well we are responding to new ESG risks and opportunities.

2020 highlights

Following are highlights of the activities of the Corporate Social Responsibility Committee in 2020:

Oversight of CSR-related policies, practices, risks and opportunities

•	Provided oversight on the implementation of policies, procedures and practices on CSR and related issues including:

–	development and disclosure of ESG goals including GHG emissions targets, and diversity and inclusion goals;

–	implementation of annual regional community and Indigenous engagement and investment plans;

–	execution of public awareness programs; and

–	ongoing engagement with governments;

•	Received updates on key environmental, social, political and public policy issues, impacts, risks and trends of consequence to our businesses;

•	Monitored developments related to climate change and how we are responding to new regulatory and market dynamics on climate and energy issues, including the implications of new provincial, state and federal policies in the U.S. and Canada on greenhouse gas emissions reduction;

•	Monitored emerging developments relating to federal regulatory frameworks for impact assessment and permitting in both Canada and the U.S.;

•	Monitored emerging developments relating to implementing legislation for the United Nations Declaration on the Rights of Indigenous Peoples (“UNDRIP”) at the provincial and federal level in Canada;

•	Received management’s reports on regulatory issues and compliance as well as government relations activities;

•	Received management’s reports on stakeholder engagement on ESG matters; and

•	Discussed and approved the corporate risk assessment report as it pertains to the committee’s mandate.

Review of our engagements with Indigenous peoples, stakeholders, governments and regulators

•	Received updates on the company’s support to communities impacted by the COVID-19 pandemic including community investment and financial support to Indigenous communities;
•	Received updates on management’s engagement with industry, business and governments to support and advance economic stimulus and recovery initiatives;

•	Assessed results from management’s consultation and engagement with Indigenous groups on specific projects and operations;

•	Received updates on additional steps being taken by management to implement a lifecycle approach to Indigenous engagement; respond to Indigenous concerns and enter into agreements and/or collaborations that provide Indigenous communities with enhanced opportunities for economic participation in our projects and operations and the development of joint initiatives on pipeline safety and environmental and cultural protection;

•	Received updates on the company’s engagement with key stakeholders impacted by company projects and operations through open houses, meetings, community investments, public awareness programs and social media and digital communications;

•	Received updates from management on initiatives to foster and grow community support for, and confidence in, our operations through community investment, communications and outreach; and

•	Reviewed and discussed actions being taken by management to ensure that corporate and regulatory requirements for engagement with local communities and Indigenous peoples are met across all projects and operations.

Monitoring and reporting CSR/ESG performance

•	Received management’s strategies on ESG-related matters and reporting on enterprise-wide performance on key ESG topics in our 2019 Sustainability Report; and

•	Reviewed, discussed and provided input with respect to management’s proposed ESG goals including emissions reduction targets and diversity and inclusion.

Awards and recognition

The Corporate Social Responsibility Committee supports our continuing involvement in ESG initiatives that have resulted in Enbridge receiving significant positive external recognition in recent years, including the following recognition in in 2020:

•	2020 Dow Jones Sustainability Index (DJSI) North America;

•	2020 Best 50 Corporate Citizens in Canada;

•	CDP (formerly Carbon Disclosure Project) score of A-;

•	Bloomberg Gender Equality Index (January 2020 & January 2021);

•	2020 Best Places to Work for LGBTQ Equality;

•	2021 Canada’s Top 100 Employers;

•	2020 Canada’s Best Diversity Employers;

•	2020 Top Employers for Canadians Over 40;

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•	2020 Forbes America’s Best Employers for Diversity;

•	2020 Global Energy Show Indigenous Excellence Award; and

•	Globe and Mail Corporate Governance Rankings.

Governance

The Corporate Social Responsibility Committee met four times in 2020 and reviewed its performance in 2020. The committee held in camera meetings without management present at the end of each meeting. Before each meeting, the chair of the committee met with executive management to discuss the agenda items for the meeting and any significant issues. In November 2020, the Corporate Social Responsibility Committee reviewed its terms of reference.

Committee composition as at March 2, 2021:

Chair:	Susan M. Cunningham
Members:	Pamela L. Carter, J. Herb England and Dan C. Tutcher

Report of the Governance Committee

The Governance Committee fulfills public company nominating/corporate governance committee obligations and carries out the responsibilities delegated by the Board related to the company’s director nominations process, director compensation and developing and maintaining the company’s corporate governance policies.

Responsibilities

The Governance Committee focuses on ensuring we have a comprehensive system of stewardship and accountability for directors, management and employees that is in the best interests of Enbridge.

The Governance Committee is responsible for developing our approach to governance, including the division of duties between the Chair of the Board, directors, the President & CEO and management.

It is responsible for:

•	recommending matters about overall governance to the Board;

•	reviewing and approving or recommending to the Board for approval, procedures and practices relating to corporate governance matters;

•	reviewing the terms of reference for the Board and the Governance Committee;

•	setting corporate governance principles and guidelines for the Board;

•	reviewing management’s compliance reports on corporate governance policies, including the Statement on Business Conduct; and

•	reviewing the Diversity and Inclusion Policy and progress made on the achievement of objectives set out therein to assess its effectiveness.

The Governance Committee works closely with the Corporate Secretary and other members of management to keep abreast of governance trends and implement board governance best practices.

Board composition, education and evaluation

The Governance Committee is responsible for:

•	developing a Board composition plan, including a process for identifying and considering potential director candidates and recommending the nomination of directors to the Board and Board committees;

•	establishing formal orientation and education programs for directors;

•	annual review of committee memberships;

•	annual appointments and confirmations of officers;

•	reviewing and reporting to the Board on risk management matters relating to corporate liability protection programs for directors and officers;

•	assessing the performance of the Board, Board committees, the Chair of the Board and individual directors; and

•	ensuring the Board functions independently of management.

One of the Governance Committee’s objectives is to ensure the Board is composed of members representing a balanced and diverse mix of backgrounds, skills, experience and qualifications and who will make a meaningful contribution in carrying out duties on behalf of the Board. See “Identifying new Board candidates” and “Diversity and inclusion” beginning on page 37 for more information.

The Governance Committee manages the annual Board evaluation process. See “Board evaluation” beginning on page 36 for more information.

Compensation

The Governance Committee is responsible for reviewing and setting director compensation. See “Director compensation” on page 52 for more information.

2020 highlights

Following are highlights of the activities of the Governance Committee in 2020:

•	on-boarded two new directors: Gregory J. Goff, effective February 11, 2020 and Stephen S. Poloz, effective June 4, 2020;

•	reviewed proxy voting recommendations and annual meeting voting results for the 2020 annual meeting;

•	approved our statement on corporate governance practices for this Management Information Circular;

•	received reports on employee and director compliance with the Statement on Business Conduct;

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•	provided oversight over Board governance and Board committee composition;

•	received management’s reports on developments in corporate governance and disclosure;

•	reviewed and updated the Diversity and Inclusion Policy;

•	recommended that the Board approve an enhanced Board diversity objective of 40% women and 20% racial and ethnic group representation by 2025;

•	reviewed the Board composition plan and skills matrix and analyzed the implications our strategic plan has on Board composition;

•	reviewed the qualifications and independence of all members of the Board;

•	reviewed the composition of the Board committees;

•	reviewed Board succession planning;

•	reviewed management’s reports on our director and officer liability protection program and management information systems; and

•	conducted the Board evaluation process for 2020 and reviewed and reported to the Board on the results of the various assessments.

Governance

The Governance Committee met four times in 2020 and reviewed its performance in 2020. The committee held in camera meetings without management present at each meeting. Before each meeting, the chair of the committee reviews agenda items for the meeting and discusses any significant issues with management. In November 2020, the Governance Committee reviewed its terms of reference.

Committee composition as at March 2, 2021:

Chair:	Pamela L. Carter
Members:	J. Herb England, Gregory J. Goff and Teresa S. Madden

Report of the Safety & Reliability Committee

The Safety & Reliability Committee provides oversight of operational matters and carries out the responsibilities delegated by the Board related to safety and reliability.

Responsibilities

The Safety & Reliability Committee is responsible for the oversight of operational matters and reviews and makes recommendations to the Board regarding safety and reliability matters, including:

•	environment;

•	health & safety;

•	pipeline and facility integrity management;
•	security (physical, data and cyber);

•	emergency response preparedness; and

•	other operational risks.

The committee is responsible for the oversight of operational matters to ensure that the company meets the safety and reliability objectives established by the Board. The committee’s responsibilities include:

•	overseeing the enterprise-wide safety culture and receiving reports from management and third parties regarding safety culture development;

•	overseeing the annual review of Enbridge’s principal risks as they pertain to the committee’s mandate;

•	receiving reports on the risk management guidelines applicable to safety and reliability matters and other operational risks;

•	reviewing the policies followed by management in the conduct of operations directed at preventing injury and adverse environment, health or safety impacts;

•	reviewing the policies followed by management relating to the documentation and reporting of safety and reliability approvals, compliance and incidents;

•	receiving status and assessment reports from management regarding compliance with safety and reliability matters, including corporate risk assessments, and providing recommendations;

•	reviewing and providing oversight of management’s response to significant safety incidents;

•	reviewing and making recommendations regarding management’s methods of communicating policies relating to safety and reliability;

•	considering the results of operational compliance audits including safety and reliability assurance verifications;

•	considering potential impacts of proposed legislation and other emerging issues relating to safety and reliability; and

•	determining, if necessary, further directors’ and officers’ duties and responsibilities relating to safety and reliability.

In addition, the committee may retain independent advisors, request other reports, meet with management or employees and furnish recommendations to the Board.

2020 highlights

The Safety & Reliability Committee carried out the following activities during 2020:

•	received quarterly reports on the company’s enterprise safety and operational reliability performance;

•	reviewed and approved the corporate risk assessment report as it pertains to the committee’s mandate;

•	received management’s report on top operational risks;

Enbridge Inc. 2021 Management Information Circular      49

•	provided oversight of, and received updates on, the enterprise safety and reliability verification and assurance program and the monitoring and reporting of safety and operational reliability performance;

•	received quarterly operational risk reports and annual safety & environment reports from the Liquids Pipelines, Gas Transmission and Midstream, Gas Distribution and Storage and Power business units;

•	received reports and updates from management regarding incidents that occurred in 2020 during the committee’s quarterly meetings along with progress reports on related action plans and corrective action measures undertaken;

•	received quarterly reports on enterprise security as well as regulatory and compliance matters;

•	received quarterly reports from the Senior Vice President & Chief Information Officer on information technology and cyber security matters;

•	received quarterly reports from the Chief Compliance Officer about all significant complaints received on matters within the committee’s mandate;

•	received quarterly updates on the enterprise initiatives and management system improvements focused on improvement in the areas of safety and reliability, following gas pipelines incidents in 2019 and 2020; and

•	received quarterly updates on the management of the COVID-19 pandemic and the potential and actual impacts on company operations and personnel.

Governance

The Safety & Reliability Committee met four times in 2020 and reviewed its performance in 2020. The committee held an in camera meeting without any members of management present, at each meeting. Before each meeting, the chair of the committee met with executive management to discuss the agenda items for the meeting and any significant issues. In November 2020, the Safety & Reliability Committee reviewed its terms of reference.

Committee composition as at March 2, 2021:

Chair:	Dan C. Tutcher
Members:	Susan M. Cunningham, V. Maureen Kempston Darkes and Stephen S. Poloz

Report of the Human Resources & Compensation Committee

The Human Resources & Compensation Committee assists the Board by providing oversight and direction on human resources strategy, policies and programs for the named executives, senior management and our broader employee base. This includes compensation, pension and benefits as well as talent management, succession planning, and workforce retention.

Responsibilities

The Human Resources & Compensation Committee is responsible for:

•	reviewing, approving, amending, or when appropriate, making recommendations to the Board regarding the following:

–	human resources policies, practices and structures;

–

compensation programs, annual salary budgets, employee benefit plans, cash-based and equity-based incentive compensation plans, other management incentive and perquisite plans, and any other non-standard remuneration plans;

–	the comparator group of companies to be used for executive compensation purposes;

–	senior management, executive and officer appointments and their compensation including special pension arrangements;

–	management succession plans, management development plans, and termination policies/arrangements;

–	the committee’s report and the Statement of Executive Compensation, including the Compensation Discussion and Analysis; and

–	the company’s diversity and inclusion strategy, including monitoring the company’s progress thereon.

•	receive reports from management, including as part of the corporate risk assessment, and provide oversight with respect to risk management in human resources areas;

•	oversee the company’s compensation programs from a risk perspective to ensure they do not encourage individuals to take inappropriate or excessive risks that are reasonably likely to have a materially adverse impact on the company;

•	oversee regulatory compliance with respect to compensation matters;

•	review and administer incentive compensation plans;

•	in conjunction with the Chair of the Board, lead the annual Chief Executive Officer performance review process;

•	in conjunction with the Chair of the Board, identify a Chief Executive Officer succession plan to be recommended to the Board for their approval; and

•	review, approve or make recommendations to the Board in respect of pension, retirement and savings plan matters, including:

–	the design, benefit provisions, investment options and text of applicable plans;

–	policies and guidelines with respect to the funding of the liabilities and the investment assets of each plan;

–	the financial risk aspects of policies and investment portfolios for the plans; and

–	the terms of reference of the management pension committee and appointment of its members.

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In addition, the committee may retain independent advisors, request other reports, meet with management or employees and furnish recommendations to the Board.

2020 highlights

The Human Resources & Compensation Committee carried out the following activities during 2020:

•	reviewed the company’s succession planning strategy and received regular updates on progress to ensure robust development of candidate pools at various levels in the organization for leadership capability and continuity;

•	reviewed both company and business unit performance, based on the approved short-term incentive performance metrics and corporate financial performance compared to our peers, and used these assessments to determine 2020 short-term, medium-term and long-term incentive awards for our executives and employees;

•	evaluated the President & CEO’s performance and recommended all aspects of his compensation for 2020 to the Board, including his base salary and short-term, medium-term and long-term incentive awards;

•	reviewed and recommended approval to the Board of the overall number of incentive stock options to be granted;

•	reviewed Mr. Monaco’s performance assessments and compensation recommendations for the other executive officers, including recommendations for their base salaries and short-term, medium-term and long-term incentive awards for 2020;

•	reviewed competitive market analysis data provided by independent compensation advisors to inform both the President & CEO and other executive officer compensation recommendations;

•	reviewed 2019 annual pension report;

•	reviewed and approved the annual benefit and regulatory compliance report as part of the pension governance process, including the funding status;

•	reviewed and approved the corporate risk assessment report as it pertains to the committee’s mandate;

•	reviewed workforce reports and the strategies and programs designed to attract, develop and retain employees and advance diversity and inclusion;

•	reviewed business conditions and management action plan including salary rollbacks and voluntary workforce options;

•	approved the long-term incentive amendments related to voluntary workforce options;

•	recommended officer appointments to the Board for ratification; and

•	considered compensation risk in the approval of all compensation programs, measures and targets and reviewed and approved the results of the annual compensation risk assessment, designed to support compensation risk oversight.

Governance

The Human Resources & Compensation Committee met four times in 2020 and reviewed its performance in 2020. The committee held an in camera meeting without any members of management present, at each meeting. Before each meeting, the chair of the committee met with executive management to discuss the agenda items for the meeting and any significant issues. In November 2020, the Human Resources & Compensation Committee reviewed its terms of reference, and added the following duties and responsibilities of the committee:

•	review of the company’s diversity and inclusion strategy, including monitoring the company’s progress thereon;

•	oversight with respect to risk management in human resources areas; and

•	minor housekeeping changes.

Committee composition as at March 2, 2021:

Chair:	V. Maureen Kempston Darkes
Members:	Marcel R. Coutu, Susan M. Cunningham, Pamela L. Carter and Gregory J. Goff

Please see page 101 for the Report of the Human Resources & Compensation Committee as related to its review of and recommendations regarding the Compensation Discussion and Analysis included in this Management Information Circular.

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Director compensation

Philosophy and approach

The Board is responsible for developing and implementing the Directors’ Compensation Plan and has delegated the day-to-day responsibility for director compensation to the Governance Committee.

Our Directors’ Compensation Plan is designed with four key objectives in mind:

•	to attract and retain the most qualified individuals to serve as directors;

•	to compensate our directors to reflect the risks, responsibilities and time commitment they assume when serving on our Board and Board committees;

•	to offer directors compensation that is competitive with other public companies that are comparable to Enbridge and to deliver such compensation in a tax effective manner; and

•	to align the interests of directors with those of our shareholders.

While our executive compensation program is designed around pay for performance, director compensation is based on annual retainers. This is to meet the compensation objectives and to help ensure our directors are unbiased when making decisions and carrying out their duties while serving on our Board.

The Governance Committee uses a peer group of companies to set the annual retainers for our Board and targets director compensation at or about the 50th percentile. See “Benchmarking to peers” beginning on page 86 for more information about our peer group and how we benchmark executive compensation.

The Governance Committee reviews the Directors’ Compensation Plan every year, with assistance from management. Every second year a formal review by an external consultant is undertaken. Each year, as part of this review, the Governance Committee considers the time commitment and experience required of members of our Board and the director compensation paid by a group of comparable public companies when it sets the compensation. The Governance Committee also reviews the Directors’ Compensation Plan to make sure the overall program is still appropriate and reports its findings to the Board.

In 2020, the Governance Committee engaged Mercer (Canada) Limited for a formal review of directors’ compensation, including peer analysis and benchmarking to the peer group. Following this review, effective January 1,

2020, the Directors’ Compensation Plan was amended to increase: the Board retainer from US$260,000 to US$285,000, the Chair of the Board retainer (including the Board annual retainer) from US$520,000 to US$550,000, the Governance Committee chair retainer from US$10,000 to US$15,000 and the Corporate Social Responsibility Committee chair retainer from US$10,000 to US$15,000. All retainers are payable in U.S. dollars regardless of director residency.

Throughout the COVID-19 pandemic, our priority has been to protect our employees, their families and our communities, while continuing to safely operate the critical infrastructure that delivers the energy people rely on every day. In the context of the COVID-19 pandemic, reduced global energy demand and reduced commodity prices, the company initiated actions to bolster our resiliency. After a comprehensive review of operating expenditures, we initiated actions to reduce costs by approximately $300 million in 2020. These actions included company-wide compensation reductions, including a 15% reduction in Board compensation. Effective June 1, 2020, the Directors’ Compensation Plan was amended to reduce: the Board retainer from US$285,000 to US$242,250 and the Chair of the Board retainer (including the Board annual retainer) from US$550,000 to US$467,500. Board committee chair retainers were not amended.

To align with our director compensation philosophy of targeting director compensation at or about the 50th percentile in our peer group, the Directors’ Compensation Plan was amended effective April 1, 2021 to reinstate the Board and Chair of the Board retainers in effect immediately before the June 2020 reductions.

All non-employee director compensation in 2020 was paid under the Directors’ Compensation Plan. We do not compensate non-employee directors under our 2019 Long Term Incentive Plan.

2020 director share ownership requirements

About DSUs

A deferred share unit (“DSU”) is a notional share that has the same value as one Enbridge common share. Its value fluctuates with variations in the market price of Enbridge shares.

DSUs do not have voting rights but they accrue dividends as additional DSUs, at the same rate as dividends paid on our common shares.

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We expect directors to own Enbridge shares so they have an ongoing stake in the company and are aligned with the interests of shareholders. Directors must, within five years of becoming a director, hold at least three times their annual Board retainer in DSUs or Enbridge shares. The annual Board retainer since June 1, 2020 was US$242,250 and the director share ownership requirement since June 1, 2020 was US$726,750. Effective April 1, 2021, the director share ownership requirement will increase to US$855,000.

If a decrease in the market value of Enbridge shares results in a director no longer meeting the share ownership requirements, we expect him or her to buy additional Enbridge shares in order to satisfy the minimum threshold.

DSUs are paid out when a director retires from the Board. They are settled in cash, based on the weighted average of the trading price of common shares on the TSX for the last five trading days before the date that is three trading days before the payment date, multiplied by the number of DSUs the director holds. Directors may not engage in equity monetization transactions or hedges involving securities of Enbridge (see “Anti-hedging policy” on page 85).

2020 compensation components

Our Directors’ Compensation Plan has four components:

•	an annual retainer;

•	an annual retainer if he or she serves as the Chair of the Board or chair of a Board committee;
•	a travel fee for attending Board and Board committee meetings; and

•	reimbursement for reasonable travel and other out-of-pocket expenses relating to his or her duties as a director.

We do not have meeting attendance fees.

Our Directors’ Compensation Plan has been in effect since 2004 and was revised in 2010, 2013, 2015, 2016, 2018, 2019, 2020 and 2021. The table below shows the fee schedule for directors in 2020. Directors are paid quarterly. Mr. Monaco does not receive any director compensation because he is our President & CEO and is compensated in that role.

We have not granted stock options to directors since 2002. Mr. Ebel held certain Spectra Energy equity awards at the closing of the Merger Transaction that were generally treated in the same manner as those held by other employees of Spectra Energy.

Directors can receive their retainer in a combination of cash, Enbridge shares and DSUs, but they must receive a minimum amount in DSUs, described below. Travel fees are always paid in cash.

2020 Directors’ Compensation Plan retainers[1]

	Annual amount (US$)		Cash	Enbridge shares	DSUs	Cash	Enbridge shares	DSUs

Compensation component			Before minimum share ownership			After minimum share ownership

Board retainer	285,000 (until May 31 242,250 (from June 1	) )
Additional retainers
Chair of the Board retainer	265,000 (until May 31 225,250 (from June 1	) )
Board committee chair retainer			Up to 50%	Up to 50%	50% to 100%	Up to 65%	Up to 65%	35% to 100%
• Audit, Finance & Risk	25,000
• Human Resources & Compensation	20,000
• Safety & Reliability	15,000
• Corporate Social Responsibility	15,000
• Governance	15,000

Travel Fee (per meeting)	1,500		100%	-	-	100%	-	-

[1]	Effective April 1, 2021, the Directors’ Compensation Plan was amended to reinstate the Board and Chair of the Board retainers in effect immediately before the June 2020 reductions.

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For purposes of the explanation that follows in this paragraph, all references to “retainer” shall include the “Board retainer” and “additional retainers” described in the table above. Before a director reaches the minimum share ownership level, at least one half of their retainer will be paid in the form of DSUs, with the balance paid in cash, Enbridge shares or DSUs, according to a percentage mix they choose. Once a director reaches the minimum share ownership level, they can choose to receive between 35% and their entire retainer in DSUs, with the balance in cash, Enbridge shares or a combination of both, according to a percentage mix they choose. Directors are allocated the DSUs and Enbridge shares based on the weighted average of the trading price of the Enbridge shares on the TSX for the five trading days immediately preceding the date that is two weeks prior to the date of payment.

Directors who do not make a timely election as to the form in which they wish to receive their retainer will receive the applicable minimum amount in DSUs (in 2020, 35% if they have met the share ownership requirement and 50% if they have not) and the balance in cash.

The table below shows the compensation components in which each director’s annual retainer for the year ended December 31, 2020 was delivered.

Director	Cash (%)	Enbridge shares (%)	DSUs (%)

Pamela L. Carter	40	25	35

Marcel R. Coutu	-	-	100

Susan M. Cunningham	30	20	50

Gregory L. Ebel	50	-	50

J. Herb England	-	65	35

Gregory J. Goff	50	-	50

V. Maureen Kempston Darkes	-	-	100

Teresa S. Madden	50	-	50

Al Monaco[1]	-	-	-

Stephen S. Poloz	30	-	70

Dan C. Tutcher	-	-	100

Former Directors

Charles W. Fischer[2]	50	-	50

Catherine L. Williams[3]	20	40	40

[1]	Mr. Monaco does not receive any compensation as a director of Enbridge because he is our President & CEO.
[2]	Mr. Fischer passed away on June 17, 2020.
[3]	Ms. Williams retired from the Board effective May 5, 2020.

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Director compensation table

The table below provides information concerning the compensation of each non-employee director who served at any time in 2020. Mr. Monaco does not receive any compensation as a director of Enbridge because he is our President & CEO. For information on Mr. Monaco’s compensation, see page 88.

		Share based awards[2]				All other compensation			Total

	Fees earned[1] (cash)	Enbridge Shares[3]		DSUs[3]		Other fees[4]	Dividends on DSUs[5]

Director	($)	(#)	($)	(#)	($)	($)	(#)	($)	($)

Pamela L. Carter	147,200	2,080	92,000	2,915	128,800	2,073	78	3,279	373,353

Marcel R. Coutu	-	-	-	7,872	347,987	-	211	8,881	356,868

Susan M. Cunningham	108,261	1,634	72,174	4,090	180,435	2,073	108	4,536	367,479

Gregory L. Ebel	335,777	-	-	7,596	335,777	20,793	204	8,569	700,916

J. Herb England	-	5,274	233,916	2,841	125,955	2,073	78	3,281	365,226

Gregory J. Goff	151,270	-	-	3,486	151,270	2,073	82	3,428	308,041

V. Maureen Kempston Darkes	-	-	-	8,430	372,295	2,073	225	9,433	383,801

Teresa S. Madden	184,729	-	-	4,193	184,729	2,073	110	4,600	376,131

Al Monaco[6]	-	-	-	-	-	-	-	-	-

Stephen S. Poloz	75,521	-	-	2,602	106,723	-	22	911	183,155

Dan C. Tutcher	-	-	-	8,083	356,614	-	213	8,947	365,561

Former Directors

Charles W. Fischer[7]	100,259	-	-	2,124	100,259	-	17	757	201,275

Catherine L. Williams[8]	38,605	1,181	57,155	1,182	57,155	-	13	575	153,491

[1]

The cash portion of the retainers paid to the directors. Directors are paid quarterly in US$. The values presented in this table are in C$ and reflect U.S./Canadian exchange rates from the Bank of Canada of 1.3820 as at March 12, 2020, 1.3508 as at June 4, 2020, 1.3162 as at September 10, 2020, and 1.2880 as at December 3, 2020.

[2]	The portion of the retainer received as DSUs and Enbridge shares.
[3]

We pay directors quarterly. The value of the Enbridge shares and DSUs is based on the weighted average of the trading price of Enbridge shares on the TSX for the five trading days prior to the date that is two weeks prior to the applicable payment date. The weighted average Enbridge share prices were $50.52, $44.11, $42.21 and $39.93 for the first, second, third and fourth quarters, respectively, of 2020.

[4]	For all of our non-employee directors, includes a per meeting US$1,500 travel fee. For Mr. Ebel, these amounts also include expenses incurred for tax return preparation services.
[5]	Includes dividend equivalents granted in 2020 on DSUs granted in 2020 based on the 2020 quarterly dividend rate of $0.81. Dividend equivalents vest at the time of grant.
[6]	Mr. Monaco does not receive any compensation as a director of Enbridge because he is our President & CEO.
[7]	Mr. Fischer passed away on June 17, 2020.
[8]	Ms. Williams retired from the Board on May 5, 2020.

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Change in director equity ownership

The table below shows the change in each director nominee’s equity ownership from March 2, 2020 to March 2, 2021, the dates of the management information circular for the 2020 annual meeting of shareholders and of this Management Information Circular, respectively, and his or her status in meeting the share ownership requirements.

Director	Enbridge shares (#)	Enbridge stock options (#)	DSUs(#)	Total Enbridge shares + DSUs (#)	Market (at risk) value of equity holdings (C$)[1,2]

Pamela L. Carter

2021	44,639	-	11,744	56,383	2,494,943

2020	42,559	-	8,056	50,615	2,576,810

Change	2,080	-	3,688	5,768	(81,867)

Marcel R. Coutu

2021	46,900	-	39,090	85,990	3,805,069

2020	29,400	-	28,595	57,995	2,952,525

Change	17,500	-	10,495	27,995	852,544

Susan M. Cunningham

2021	2,581	-	7,827	10,408	460,564

2020	947	-	3,281	4,228	215,247

Change	1,634	-	4,546	6,180	245,317

Gregory L. Ebel[3]

2021	651,845	405,408	32,217	684,062	30,269,732

2020	651,845	405,408	22,489	674,334	34,330,344

Change	-	-	9,728	9,728	(4,060,612)

J. Herb England

2021	37,306	-	86,576	123,882	5,481,792

2020	32,032	-	77,530	109,562	5,577,801

Change	5,274	-	9,046	14,320	(96,010)

Gregory J. Goff

2021	-	-	3,644	3,644	161,230

2020	-	-	-	-	-

Change	-	-	3,644	3,644	161,230

V. Maureen Kempston Darkes

2021	21,735	-	57,789	79,524	3,518,945

2020	21,735	-	45,396	67,131	3,417,639

Change	-	-	12,393	12,393	101,306

Teresa S. Madden

2021	1,000	-	7,934	8,934	395,338

2020	-	-	3,281	3,281	167,036

Change	1,000	-	4,653	5,653	228,303

Al Monaco[4]

2021	920,699	4,465,600	-	920,699	40,740,931

2020	876,512	3,987,520	-	876,512	44,623,226

Change	44,187	478,080	-	44,187	(3,882,295)

Stephen S. Poloz

2021	-	-	2,676	2,676	118,398

2020	-	-	-	-	-

Change	-	-	2,676	2,676	118,398

Dan C. Tutcher

2021	637,523	-	138,662	776,185	34,346,186

2020	637,523	-	120,743	758,266	38,603,322

Change	-	-	17,919	17,919	(4,257,136)

Total

2021	2,364,228	4,871,008	388,159	2,752,387	121,793,128

2020	2,292,553	4,392,928	309,371	2,601,924	132,463,951

Change	71,675	478,080	78,788	150,463	(10,670,823)

56      Enbridge Inc. 2021 Management Information Circular

[1]

Based on the total market value of the Enbridge shares and/or DSUs owned by the director, based on the closing prices of $44.25 on the TSX on March 2, 2021 and $50.91 on March 2, 2020. These amounts have been rounded to the nearest dollar in Canadian dollars. Excludes stock options.

[2]

Directors must hold at least three times the annual Board retainer in DSUs or Enbridge shares within five years of becoming a director on our Board. All director nominees currently meet or exceed this requirement other than Mses. Madden and Cunningham, who have until February 12, 2024 and February 13, 2024, respectively, Mr. Goff, who has until February 11, 2025, and Mr. Poloz, who has until June 4, 2025.

[3]

Mr. Ebel’s stock options were Spectra Energy options that converted into options to purchase Enbridge shares upon the closing of the Merger Transaction. No new Enbridge stock options were granted to Mr. Ebel in his capacity as a Director of Enbridge or Chair of the Enbridge Board.

[4]

Mr. Monaco does not receive any compensation as a director of Enbridge. He is only compensated for his role as President & CEO. As President & CEO, he is subject to a share ownership requirement of six times base salary. Please see page 87 of this Management Information Circular for information on his Enbridge share ownership as a multiple of his base salary.

Security ownership of certain beneficial owners and management

Beneficial ownership table

The table below sets forth the number and percentage of outstanding Enbridge shares beneficially owned by each of our Directors, each of our NEOs and all Directors and executive officers as a group, as of March 2, 2021. The number of Enbridge shares beneficially owned by each person is determined under applicable SEC rules. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person, directly or indirectly, has or shares voting or investment power, plus any shares that the person has the right to acquire within 60 days, including through the exercise of stock options. Unless otherwise indicated, for each person named in the table, the number in the “Number of Enbridge shares acquirable within 60 days” column includes shares covered by stock options that may be exercised and that vest within 60 days after March 2, 2021. Unless otherwise indicated in the table, the address of each of the individuals below is c/o Enbridge Inc., 200, 425 – 1st Street SW, Calgary, Alberta, T2P 3L8.

Name of beneficial owner	Number of Enbridge shares held	Number of Enbridge shares acquirable within 60 days	Total Enbridge shares beneficially owned	Percent of common shares outstanding

Pamela L. Carter	44,639	-[1]	44,639	*

Marcel R. Coutu	46,900	-	46,900	*

Susan M. Cunningham	2,581	-	2,581	*

Gregory L. Ebel	651,845	405,408	1,057,253	*

J. Herb England	37,306	-[1]	37,306	*

Gregory J. Goff	-	-	-	*

V. Maureen Kempston Darkes	21,735	-	21,735	*

Teresa S. Madden	1,000	-	1,000	*

Al Monaco	920,699	2,832,230	3,752,929	*

Stephen S. Poloz	-	-	-

Dan C. Tutcher	637,523	-	637,523	*

Colin K. Gruending	59,432	489,859	549,291	*

Robert R. Rooney	48,656	378,596	427,252	*

William T. Yardley	122,012	386,016	508,028	*

Vern D. Yu	164,753	718,808	883,561	*

John K. Whelen	204,203	887,450	1,091,653	*

All current executive officers and directors as a group[2]	3,083,199	6,824,589	9,907,788	*

[1]

Ms. Carter and Mr. England will be paid a portion of their directors’ compensation in Enbridge shares on March 19, 2021. Under our Directors’ Compensation Plan, the number of Enbridge shares will be calculated by dividing the applicable amount of compensation in Canadian dollars payable in Enbridge shares on the payment date by the weighted average the closing price per Enbridge share on the TSX for the five trading days prior to the date that is two weeks prior to the payment date.

[2]	Mr. Whelen’s security ownership is not included in this total as he retired effective November 15, 2020.
*	Represents less than 1% of the outstanding Enbridge shares.

Enbridge Inc. 2021 Management Information Circular      57

Principal shareholders

As of March 2, 2021, there are no persons known to Enbridge who beneficially own more than five percent of issued and outstanding Enbridge shares.

Indebtedness of directors and executive officers

As at the date of this Management Information Circular, there is no indebtedness outstanding by, or any guarantees, support agreements, letters of credit or other similar arrangements or understandings provided by the company or its subsidiaries to any of the company’s directors or executive officers or any of their associates.

General information

Available information

Enbridge’s financial information is provided in the company’s consolidated financial statements for the year ended December 31, 2020 and the related management’s discussion and analysis.

This Management Information Circular, our 2020 annual report on Form 10-K containing our consolidated financial statements for the year ended December 31, 2020, together with the auditor’s report and management discussion and analysis, and our interim reports on Form 10-Q for the period beginning after December 31, 2020, are available at www.enbridge.com, www.sedar.com, www.sec.gov or free of charge by contacting Investor Relations through our website or by email, phone or mail at:

Email: investor.relations@enbridge.com

Phone Within North America: 1-800-481-2804

Phone Outside North America: 1-403-231-3960

Mail: Enbridge Inc. Investor Relations, 200, 425 – 1st Street

S.W., Calgary, Alberta, Canada T2P 3L8

In addition, the following governance documents are available on our website at www.enbridge.com or free of charge on written request to CorporateSecretary@enbridge.com or by mail to Corporate Secretary, Enbridge Inc., 200, 425 – 1st Street S.W., Calgary, Alberta, Canada T2P 3L8: the Terms of Reference for the Board, the Audit, Finance & Risk Committee, the Governance Committee, the Human Resources & Compensation Committee, the Corporate Social Responsibility Committee and the Safety & Reliability Committee. Additional information relating to the company may also be found on www.sedar.com or www.sec.gov.

U.S. householding

Some brokers, banks or other intermediaries may be participating in the practice of “householding” our proxy materials. This means that only one copy of the Management

Information Circular may have been sent to multiple shareholders in the same household. If you wish to “opt out” of householding for future mailings, or if your household currently receives multiple copies of our Management Information Circular, and you wish to “opt in” to householding for future mailings to receive a single copy of these documents, please contact your broker, bank or other intermediary, as applicable. If you would like to receive additional copies of this Management Information Circular or our 2020 annual report, please contact Investor Relations as provided under “Available information” or contact Broadridge by following the instructions on your Notice.

Principal executive offices

The mailing address of our principal executive offices is Enbridge Inc., 200, 425-1st Street S.W., Calgary, Alberta, Canada T2P 3L8.

Principal owners of common shares

As of March 2, 2021, there are 2,025,546,044 common shares issued and outstanding.

There are also 21 series of preference shares issued and outstanding. Preference shares do not have voting rights and none will be voting at the Meeting.

For information regarding the ownership of certain individuals, including directors and officers of the company, see “Security ownership of certain beneficial owners and management” on page 57. To the knowledge of the Board and of the executive officers of Enbridge, no person or company beneficially owns, or controls or directs, directly or indirectly, voting securities carrying 10% or more of the voting rights attached to any class of voting securities of Enbridge.

Pursuant to a share and warrant subscription agreement dated August 27, 1997 among Noverco Inc. (“Noverco”), Gaz Métropolitain, inc. (now Energir Inc.) and the company, the company has agreed to use its best efforts to facilitate the maintenance of Noverco’s aggregate ownership interest in the company at approximately 10% by permitting Noverco to participate in any future offerings of Enbridge shares. Noverco is not required to maintain such ownership level, and Noverco and its affiliates currently own in the aggregate less than 0.5% of the issued and outstanding common shares.

Non-GAAP measures

This Management Information Circular contains reference to distributable cash flow per common share in the Compensation Discussion and Analysis. This non-GAAP measure is not a measure that has a standardized meaning prescribed by generally accepted accounting principles in the United States of America (“GAAP”) and is not a GAAP measure. Therefore, this measure may not be comparable to

58      Enbridge Inc. 2021 Management Information Circular

similar measures presented by other companies. A schedule reconciling this measure to its closest GAAP equivalent is available at “Appendix B – Non-GAAP reconciliation” to this Management Information Circular.

Forward-looking information

Forward-looking information, or forward-looking statements, have been included in this Management Information Circular to provide information about us and our subsidiaries and affiliates, including management’s assessment of our and our subsidiaries’ future plans and operations. This information may not be appropriate for other purposes. Forward-looking statements are typically identified by words such as ‘‘anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “likely”, “plan”, “project”, “target” and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking information or statements included in this document include, but are not limited to, statements with respect to the following: business of and procedure for the Meeting; solicitation of proxies; the belief that electronic delivery of proxy materials is environmentally friendly and cost-effective and reduces printing, paper and postage costs; future composition of our Board or senior management; the intended aims of our compensation for directors and NEOs (as defined herein); estimated compensation awards; estimated annual retirement and pension benefits for the NEOs; potential payments and benefits for the NEOs upon specified triggering events; the positioning of our company in our sector and as a bridge to the energy future; our corporate vision and strategy, including strategic priorities and enablers; the COVID-19 pandemic and the duration and impact thereof; energy intensity and emissions reduction targets and related ESG matters; diversity and inclusion goals; expected supply of, demand for, and prices of crude oil, natural gas, natural gas liquids (NGL), liquefied natural gas and renewable energy; energy transition expected role of different energy sources; anticipated utilization of our existing assets; expected earnings before interest, income taxes and depreciation and amortization (EBITDA); dividend growth and payout policy; financial strength and flexibility; expected strategic priorities and performance of the Liquids Pipelines, Gas Transmission and Midstream, Gas Distribution and Storage, Renewable Power Generation and Energy Services businesses; expected costs related to announced projects and projects under construction and for maintenance; expected in-service dates for announced projects and projects under construction; expected capital expenditures, investment capacity and capital allocation priorities; expected future growth and expansion opportunities; expectations about our joint venture partners’ ability to complete and finance projects under construction; expected closing of acquisitions and dispositions and the timing thereof; expected benefits of transactions, including the realization of efficiencies, synergies and cost savings; expected future actions of regulators and courts; toll and rate cases discussions and filings, including Mainline System

Contracting; anticipated competition; United States Line 3 Replacement Program (US L3R Program), including anticipated in-service dates and capital costs; and Line 5 dual pipelines and related litigation and other matters.

Although we believe these forward-looking statements are reasonable based on the information available on the date such statements are made and processes used to prepare the information, such statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties and other factors, which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by such statements. Material assumptions include assumptions about the following: the COVID-19 pandemic and the duration and impact thereof; the expected supply of and demand for crude oil, natural gas, NGL and renewable energy; prices of crude oil, natural gas, NGL and renewable energy; anticipated utilization of assets; exchange rates; inflation; interest rates; availability and price of labor and construction materials; operational reliability; customer and regulatory approvals; maintenance of support and regulatory approvals for our projects; anticipated in-service dates; weather; the timing and closing of acquisitions and dispositions; the realization of anticipated benefits and synergies of transactions; governmental legislation; litigation; estimated future dividends and impact of our dividend policy on our future cash flows; our credit ratings; capital project funding; hedging program; expected EBITDA; expected earnings/(loss); expected future cash flows; and expected distributable cash flow. Assumptions regarding the expected supply of and demand for crude oil, natural gas, NGL and renewable energy, and the prices of these commodities, are material to and underlie all forward-looking statements, as they may impact current and future levels of demand for our services. Similarly, exchange rates, inflation, interest rates and the COVID-19 pandemic impact the economies and business environments in which we operate and may impact levels of demand for our services and cost of inputs, and are therefore inherent in all forward-looking statements. Due to the interdependencies and correlation of these macroeconomic factors, the impact of any one assumption on a forward-looking statement cannot be determined with certainty, particularly with respect to expected EBITDA, expected earnings/(loss), expected future cash flows, expected distributable cash flow or estimated future dividends. The most relevant assumptions associated with forward-looking statements regarding announced projects and projects under construction, including estimated completion dates and expected capital expenditures, include the following: the availability and price of labor and construction materials; the effects of inflation and foreign exchange rates on labor and material costs; the effects of interest rates on borrowing costs; the impact of weather, customer, government, court and regulatory approvals on construction and in-service schedules and cost

Enbridge Inc. 2021 Management Information Circular      59

recovery regimes; and the COVID-19 pandemic and the duration and impact thereof.

Our forward-looking statements are subject to risks and uncertainties pertaining to the successful execution of our strategic priorities, operating performance, legislative and regulatory parameters; litigation, including with respect to the Dakota Access Pipeline and the Line 5 dual pipelines; acquisitions, dispositions and other transactions and the realization of anticipated benefits therefrom; our dividend policy; project approval and support; renewals of rights-of-way; weather; economic and competitive conditions; public opinion; changes in tax laws and tax rates; exchange rates; interest rates; commodity prices; political decisions; the supply of, demand for and prices of commodities; and the COVID-19 pandemic, including but not limited to those risks and uncertainties discussed in this Management Information Circular, our 2020 annual report on Form 10-K and in our other filings with Canadian and U.S. securities regulators. The impact of any one risk, uncertainty or factor on a particular forward-looking statement is not determinable with certainty as these are interdependent and our future course of action depends on management’s assessment of all information available at the relevant time. Except to the extent required by applicable law, Enbridge assumes no obligation to publicly update or revise any forward-looking statement made in this Management Information Circular or otherwise, whether as a result of new information, future events or otherwise. All forward-looking statements, whether written or oral, attributable to us or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

60      Enbridge Inc. 2021 Management Information Circular

Compensation discussion and analysis

Executive compensation
The following compensation discussion and analysis describes the 2020 compensation programs for our Named Executive Officers (“NEOs”). For 2020, our NEOs were:
Al Monaco President & Chief Executive Officer (CEO)

Colin K. Gruending Executive Vice President & Chief Financial Officer (CFO)

John K. Whelen[1] Former Executive Vice President

William T. Yardley Executive Vice President & President, Gas Transmission & Midstream

Vern D. Yu Executive Vice President & President, Liquids Pipelines

Robert R. Rooney Executive Vice President & Chief Legal Officer (CLO)

[1]	Mr. Whelen retired effective November 15, 2020.

62	Executive summary

64	Compensation policies and practices

65	Assessing 2020 performance

66	Approach to executive compensation

67	2020 compensation decisions
67	Base salary
68	Short-term incentive
70	Medium- and long-term incentives

76	2021 changes

76	Total direct compensation for Named Executive Officers

81	Other benefit elements
81	Retirement benefits
83	Other benefits

83	Compensation governance

85	Annual decision-making process

86	Share ownership

88	Executive compensation tables and other compensation disclosures

Enbridge Inc. 2021 Management Information Circular      61

Executive summary

Strategic focus

Our 2020 Strategic Plan continued to emphasize disciplined organic growth of our four blue chip franchises: Liquids Pipelines, Gas Transmission and Midstream, Gas Distribution and Storage and Renewable Power Generation. Our strategic priorities are focused on driving growth through the enhancement of existing asset returns, along with prudent investment in new in-franchise and capital efficient organic growth projects that fit our low risk pipeline-utility model. At the foundation of our strategic plan is a continued focus on the safe and reliable transportation of energy to end use markets, which is always our number one priority.

We delivered strong results driven by solid operating performance across the entire asset base despite the unprecedented impact of COVID-19, demonstrating the resiliency of cashflows associated with Enbridge’s low-risk business model.

Compensation philosophy

Our executive compensation design is grounded in a pay-for-performance philosophy. Accordingly, base salary is the sole fixed source of our NEOs’ total direct compensation and variable compensation amounts earned by our NEOs are strongly aligned to the achievement of Enbridge’s strategic priorities. Compensation is targeted at median within the markets where Enbridge competes, with performance driving “at risk” incentive payouts up or down accordingly. The vast majority of executive compensation is considered “at risk” because its value is based on specific performance criteria and/or share price and payout is not guaranteed.

Exemplifying our values

Enbridge’s overall response to the pandemic exemplified our values and focus on our people, the communities in which we operate and our shareholders.

The COVID-19 crisis has taken an unprecedented human and economic toll. As a company that employs thousands of people across hundreds of communities, and that safely delivers affordable, reliable energy that fuels quality of life for millions, we take our responsibility to be resilient in the service of our shareholders seriously.

From the outset of the pandemic, Enbridge’s priority has been to protect its employees, their families and communities, while continuing to safely operate essential infrastructure that delivers the energy people rely on every day.

Management acted swiftly and with compassion to support our employees. This included immediately implementing a work-from-home policy wherever possible and new safety protocols to protect our people, keeping our systems running safely and maintaining work on critical projects. Our emergency childcare benefit was doubled, our compassionate care benefits were enhanced, and our mental health program was significantly expanded to ensure our people had the support they needed to cope with balancing personal and work responsibilities.

Performance highlights for 2020

Priorities		Actions

1	Delivered distributable cash flow (“DCF”) and dividend growth

•  Strong financial and operating performance

•  Delivered $4.67 DCF per share[1], above the midpoint of the 2020 guidance range

•  Increased dividend for the 25th consecutive year

•  Achieved $300 million of cost savings

2	Advanced and extended secured growth program

•  Completed $1.6 billion of secured growth projects in 2020

•  Added $5 billion of planned gas pipeline modernization and utility growth capital projects to secured growth inventory through 2023

•  Reached final investment decisions on 500 MW Fécamp offshore wind farm

•  Completed construction of the U.S. portion of Line 3 Replacement Program in North Dakota and commenced construction on the final segment in Minnesota

•  Advanced development and construction on $16 billion of capital to be placed into service between 2021 and 2023

3	Maintained balance sheet strength and flexibility

•  Exited 2020 with 4.6x Debt-to-EBITDA

•  Maintained industry-leading investment grade credit ratings

•  Added $3 billion of available liquidity

•  Sold $400 million in assets, further strengthening financial flexibility

4	Advanced strategic priorities

•  Advanced Mainline Contracting offering process with the Canada Energy Regulator

•  Completed rate proceedings on Texas Eastern, Algonquin and B.C. Pipeline systems

•  Realized synergy capture within Gas Distribution and Storage

[1]	DCF per share is a non-GAAP measure; this measure is defined and reconciled in “Appendix B – Non-GAAP reconciliation”.

62      Enbridge Inc. 2021 Management Information Circular

Compensation highlights for 2020

The following table shows annual base salary increases, voluntary base salary reductions and awards under the short-, medium- and long-term incentive plans for the NEOs, in each case as a percentage of base salary:

Executive	Annual base salary increase[1]	Base salary reduction[2]	Short-term incentive payment	Medium-term incentive award	Long-term incentive award

Al Monaco	5%	-15%	207%	520%	130%

Colin K. Gruending	25%[3]	-10%	130%	320%	80%

John K. Whelen	3%	-10%	127%	320%	80%

William T. Yardley	3%	-10%	121%	320%	80%

Vern D. Yu	20%[3]	-10%	114%	320%	80%

Robert R. Rooney	5%	-10%	114%	280%	70%

[1]	Annual base salary increases were effective April 1, 2020.
[2]	In response to the COVID-19 pandemic, reduced energy demand and reduced commodity prices, the CEO implemented voluntary base salary reductions, effective June 1, 2020.
[3]	Mr. Gruending and Mr. Yu each received a base salary increase to better align their positioning relative to the competitive market, as part of a phased-in approach since their role changes in 2019.

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Compensation policies and practices

What we do	What we don’t do

✓ Use a pay-for-performance philosophy whereby the majority of compensation provided to executives is “at risk”	× Pay out incentive awards when unwarranted by performance

✓ Use a blend of short-, medium- and long-term incentive awards that are linked to business plans for the respective timeframe	× Count performance stock units, unvested restricted stock units or unexercised stock options toward stock ownership requirements

✓ Incorporate risk management principles into all decision-making processes to ensure compensation programs do not encourage inappropriate or excessive risk-taking by executives	× Grant stock options with exercise prices below 100% fair market value or re-price out-of-the-money options

✓ Regularly review executive compensation programs through third-party experts to ensure ongoing alignment with shareholders and regulatory compliance	× Use employment agreements with single-trigger voluntary termination rights in favor of executives

✓ Use both preventative and incident-based safety, environmental and operational metrics that are directly linked to short-term incentive awards	× Permit hedging of Enbridge securities

✓ Have meaningful stock ownership requirements that align the interests of executives with those of Enbridge shareholders	× Grant loans to directors or senior executives

✓ Benchmark executive compensation programs against a group of similar companies in Canada and the U.S. to ensure that executives are rewarded at competitive levels	× Provide stock options to non-employee directors

✓ Have an incentive compensation clawback policy	× Guarantee bonuses

✓ Use double-trigger change-in-control provisions within all incentive plan agreements beginning in 2017	× Apply tax gross-ups to awards

64      Enbridge Inc. 2021 Management Information Circular

Assessing 2020 performance

As always, Enbridge’s focus on the safety of its employees, their families and their communities was at the forefront of our corporate actions in response to the COVID-19 pandemic. Our response was swift and compassionate, supporting our employees and our operations. This included implementing an immediate work-from-home policy wherever possible and new safety protocols to protect our people, keeping our systems running safely and maintaining work on critical projects.

The following tables and charts outline key performance achievements for 2020.

Corporate actions

Delivered strong financial results	Optimized the base business

• Achieved DCF per share[1] above the midpoint of guidance range • Solid operational performance across all business lines • 4.6x Debt-to-EBITDA	• Achieved $300 million in cost savings • Completed rate proceedings on Texas Eastern, Algonquin and B.C. Pipeline • Captured synergies through amalgamated utilities

Growing organically	Executed capital program

•  Added approximately $5 billion of growth capital to the secured growth inventory in 2020

•  Completed construction of the U.S. portion of Line 3 Replacement Program in North Dakota and commenced construction on the final segment in Minnesota

•  Completed $1.6 billion of secured growth projects, including the final phase of Atlantic Bridge, Sabal Trail Phase II, the 2020 Modernization Program within Gas Transmission and Midstream, and the 2020 Utility Growth Program, including the Owen Sound Reinforcement and Windsor Line Replacement projects

[1]	DCF per share is a non-GAAP measure; this measure is defined and reconciled in “Appendix B – Non-GAAP reconciliation”.

2020 project execution

	Project	Expected ISD	Capital ($B)[1]

Gas Transmission and Midstream	Sabal Trail Phase II	In-service	US$0.1
	2020 Modernization Program	In-service	US$0.7

Gas Distribution and Storage	2020 Utility Growth Program	In-service	0.5

2020 Total			1.6

[1]	U.S. dollars have been converted to Canadian dollars using an exchange rate of US$1 = C$1.30.

Financial

DCF per share1

[1]	DCF and DCF per share are non-GAAP measures; these measures are defined and reconciled in “Appendix B – Non-GAAP reconciliation”.

Enbridge Inc. 2021 Management Information Circular      65

Approach to executive compensation

Enbridge’s approach to executive compensation is set by the HRC Committee and approved by the Board. The compensation programs are designed to accomplish three objectives:

•	attract and retain a highly effective executive team;

•	align executives’ actions with Enbridge’s business strategy and the interests of Enbridge shareholders and other stakeholders; and

•	incentivize and reward executives for short-, medium- and long-term performance.

Alignment with company strategy

Safety and operational reliability is Enbridge’s number one priority.

Enbridge’s vision is to be the leading energy delivery company in North America. To achieve this goal, we are committed to delivering the energy people need and want, and creating value for all stakeholders. We aim to be the first choice of our customers, attract and retain energized employees and maintain the trust of our stakeholders.

Central to achieving this vision is a relentless focus on safety, operational reliability and protection of the environment to ensure that the needs of all stakeholders are met, and that Enbridge continues to be a good citizen within the communities in which we live and operate.

Enbridge’s executive compensation programs are aligned with the achievement of our strategic priorities and are designed to link payouts to those outcomes. They motivate management to deliver exceptional value to Enbridge stakeholders through strong corporate performance and investing capital in ways that minimize risk and maximize return, while always supporting the core business goal of delivering energy safely and reliably.

Management is committed to delivering steady, visible and predictable results, and operating assets in an ethical and responsible manner.

Executive compensation design

Enbridge’s executive compensation design consists of several components that balance the use of short- (annual incentive), medium- (performance stock units and restricted stock units) and long-term vehicles (stock options). The following chart describes the NEOs’ compensation components and the time horizon for vesting and/or realized value.

66      Enbridge Inc. 2021 Management Information Circular

Pay for performance

Performance is foundational to Enbridge’s executive compensation design; incentive compensation plans incorporate operational safety and financial performance conditions.

Performance is the cornerstone of Enbridge’s executive compensation design. The Board reviews Enbridge’s business plans over the short-, medium- and long-term and the HRC Committee ensures the compensation programs are linked to these time frames. This focuses management on delivering value to Enbridge shareholders not only in the short term, but also continued performance over the long term.

Relevant corporate and business unit performance measures are established for the short-term incentive plan (“STIP”) that focus on the critical safety, reliability, environmental, customer, employee and financial aspects of the business.

The performance measures for the medium- and long-term incentive plans focus on overall corporate performance aligned with Enbridge shareholder expectations for cash flow growth and total shareholder return.

When assessing performance, the HRC Committee considers performance results in the context of other qualitative factors not captured in the formal metrics, including key performance indicators relative to peers and the qualitative aspects of management’s responsibilities.

At risk compensation

The vast majority of compensation for Enbridge’s President & CEO and other NEOs is considered “at risk”.

The chart below shows the target compensation mix for the President & CEO and the average for the other NEOs. The short-, medium- and long-term incentives are “at risk” because their value is based on specific performance criteria and payout is not guaranteed.

In 2020, 89% of the target total direct compensation for the President & CEO, and an average of 83% for the other NEOs, was at risk, directly aligning corporate, business unit and individual performance with the interests of Enbridge shareholders.

2020 compensation decisions

Base salary

Effective April 1, 2020, annual base salary adjustments, as shown below, were provided to the President & CEO and other NEOs. Mr. Gruending and Mr. Yu each received a base salary increase to better align their positioning relative to the competitive market, as part of a phased-in approach since their role changes in 2019.

While Enbridge demonstrated resilience throughout the crises in 2020, it was not immune to the precipitous decline in economic activity and reduced demand for energy. Management took prudent and necessary action to reduce operating costs across the business and avoided company-wide layoffs by pursuing initiatives including organization-wide salary rollbacks (with voluntary base salary reductions for the CEO (15%) and other NEOs (10%) and Board compensation reduction (15%) effective June 1, 2020), a voluntary workforce reduction program and supply chain efficiencies.

Executive	Base salary at January 1, 2020[1]	April 1, 2020 increase %	Base salary at April 1, 2020[1]	June 1, 2020 reduction %	Base salary at December 31, 2020[1]	Total % change in base salary in 2020

Al Monaco	$1,630,000	5%	$1,712,000	-15%	$1,455,200	-11%

Colin K. Gruending	$525,000	25%	$656,300	-10%	$590,670	13%

John K. Whelen	$641,200	3%	$660,400	-10%	$594,360	-7%

William T. Yardley	$725,290	3%	$747,075	-10%	$672,367	-7%

Vern D. Yu	$569,300	20%	$683,200	-10%	$614,880	8%

Robert R. Rooney	$569,300	5%	$597,800	-10%	$538,020	-5%

[1]	U.S. dollars have been converted to Canadian dollars using the published WM/Reuters 4 pm London year-end exchange rate of US$1 = C$1.2740.

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Short-term incentive

It is critically important to ensure all Enbridge executives are incentivized to achieve not only financial results but also operational results in areas such as safety and environmental performance. For this reason, our STIP awards are designed to be a comprehensive analysis of corporate, business unit and individual performance, as determined by our HRC Committee.

•	Corporate performance. The corporate component of the performance metrics is based on a single, objective company-wide performance metric that is designed to drive achievement of near-term business priorities and financial results for the organization.

•	Business unit performance. Business unit performance is assessed relative to a scorecard of metrics and targets established for each business and their senior management teams, as applicable to those objectives relating to the business unit.
•	Individual performance. Individual performance metrics for each of our NEOs are established to align with financial, strategic and operational priorities related to each executive’s portfolio and their contributions to the overall organization in consultation with the President & CEO, in order to recognize and differentiate individual actions and contributions in final pay decisions.

Performance metrics and ranges for threshold, target and maximum incentive opportunities for the corporate component of the STIP award are determined by the HRC Committee at the beginning of the year. Each executive’s target award and payout range reflect the level of responsibility associated with their role, as well as competitive practice, and is established as a percentage of base salary. In 2020, the STIP targets were adjusted as part of a phased-in approach to align overall compensation to the competitive market, recognizing the increasing complexity of the business.

For 2020, each NEO’s target STIP award and corresponding weighting of corporate, business unit and individual performance metrics were as follows:

Executive	2020 target STIP (% of base salary)	2020 target STIP1 2	Performance Measure Weighting			2019 target STIP (% of base salary)
			Corporate	Business Unit	Individual

Al Monaco	145%	$2,241,900	60%	20%	20%	140%

Colin K. Gruending	90%	$528,370	60%	20%	20%	80%

John K. Whelen[3]	90%	$488,240	60%	20%	20%	80%

William T. Yardley	90%	$630,020	40%	40%	20%	80%

Vern D. Yu	90%	$555,120	40%	40%	20%	80%

Robert R. Rooney	80%	$445,920	60%	20%	20%	75%

[1]	U.S. dollars have been converted to Canadian dollars using the published WM/Reuters 4 pm London year-end exchange rate of US$1 = C$1.2740.
[2]	2020 target STIP awards are based on base salary earned in 2020.
[3]	Mr. Whelen’s 2020 target STIP award has been prorated based on his retirement date of November 15, 2020.

The HRC Committee retains discretion to change performance measures, scorecards and the award levels when it believes it is reasonable to do so, considering matters such as key performance indicators and the business environment in which the performance was achieved. In addition, the HRC Committee retains discretion to approve adjustments to the calculated STIP award to reflect extraordinary events and other factors not contemplated in the original measures or targets. In 2020, no such adjustments were made to performance measures, scorecards or award levels, despite the unprecedented challenges Enbridge faced due to the COVID-19 pandemic and the reduced energy demand.

As illustrated below, STIP awards are earned between 0-200% of the target award based on achievement of the applicable corporate, business unit and individual performance metrics and giving effect to the applicable weighting of each metric.

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Corporate performance

The corporate performance component is reviewed annually to select measures that align with our strategy and are appropriate for measuring annual performance. The same corporate component metrics and goals apply to each NEO. In February 2020, the HRC Committee approved management’s recommendation to use DCF per share. The HRC retains discretion to consider other factors (including our performance relative to our peers, other key performance indicators and market conditions) in assessing the strength of the corporate performance metrics and also retains discretion to determine the overall corporate performance payout.

The HRC Committee agreed to the use of DCF per share as the corporate performance metric because it believes DCF per share is an appropriate measure of financial performance for the enterprise. Focusing management on this metric will enhance transparency of Enbridge’s cash flow growth, increase comparability of results relative to peers and help ensure full value recognition for Enbridge’s superior assets and commercial and growth arrangements, which provides a low risk value proposition for shareholders.

For 2020, DCF per share targets were set using the external financial guidance range to determine threshold and target payments. For any payout to occur, Enbridge must achieve threshold performance. For a maximum payout to occur, Enbridge must achieve the top of the guidance range, which ensures there is appropriate stretch in the plan. Despite the unprecedented impact of COVID-19 and reduced energy demand, the targets were not revised in-year.

For purposes of Enbridge’s 2020 STIP awards, 2020 DCF per share was determined to be $4.69 and resulted in a performance multiplier of 1.27x, representing 100% of the corporate performance metric. No discretion was applied beyond standard normalizations.

2020 corporate STIP metric	DCF per share[1]	Performance multiplier[2]

Threshold (guidance minimum)	$4.50	0.5x

Target (guidance midpoint)	$4.65	1.0x

Maximum (guidance maximum)	$4.80	2.0x

Actual	$4.69	1.27x

[1]	DCF per share is a non-GAAP measure; this measure is defined and reconciled in “Appendix B – Non-GAAP reconciliation”.
[2]	DCF per share between thresholds in this table result in a performance multiplier calculated on a linear basis.

Business unit performance

The HRC Committee approved the application of the following scorecards for each of the NEOs. While the specific metrics used vary by business unit, each scorecard includes objectives relating to operational performance and reliability, financial performance and project execution as outlined below:

Executive	Business unit metrics	Description
Al Monaco	Composite measure[1]	• Non-financial operating measures for the combined enterprise (including enterprise safety and environment)
Colin K. Gruending	Central Functions	• Weighted average of overall business unit results • Financial (corporate cost containment)
John K. Whelen	Central Functions (70%)	• Weighted average of overall business unit results • Financial (corporate cost containment)
	Energy Marketing (20%)	• Financial, operating and commercial measures for the Energy Marketing business unit
	Power Operations (10%)	• Financial, operating and commercial measures for the Power Operations business unit
William T. Yardley	Gas Transmission and Midstream	• Financial, operating and commercial measures for the Gas Transmission and Midstream business unit
Vern D. Yu	Liquids Pipelines	• Financial, operating and commercial measures for the Liquids Pipelines business unit
Robert R. Rooney	Central Functions	• Weighted average of overall business unit results • Financial (corporate cost containment)

[1]	The business unit metric for Mr. Monaco is a composite measure, representing enterprise-wide performance as, in his capacity as President & CEO, he oversees the overall organization.

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Individual performance

In the first quarter of 2020, after discussion with the Board, the HRC Committee approved individual performance objectives for Mr. Monaco, taking into consideration the company’s financial and strategic priorities. For our other NEOs, Mr. Monaco established their individual objectives for 2020 at the start of the year, based on strategic and operational priorities related to each executive’s portfolio and other factors.

Short-term incentive award outcomes

Each NEO’s calculated STIP award, as well as the actual award, is as follows:

Executive	Corporate multiplier	x	Weight	+	Business Unit multiplier	x	Weight	+	Individual multiplier	x	Weight	=	Overall multiplier

Al Monaco	1.27	x	60%	+	1.34	x	20%	+	2.00	x	20%	=	1.43

Colin K. Gruending	1.27	x	60%	+	1.50	x	20%	+	1.90	x	20%	=	1.44

John K. Whelen	1.27	x	60%	+	1.56	x	20%	+	1.70	x	20%	=	1.41

William T. Yardley	1.27	x	40%	+	1.15	x	40%	+	1.90	x	20%	=	1.35

Vern D. Yu	1.27	x	40%	+	0.95	x	40%	+	1.90	x	20%	=	1.27

Robert R. Rooney	1.27	x	60%	+	1.50	x	20%	+	1.80	x	20%	=	1.42

Short-term incentive award calculations

Enbridge delivered strong results in 2020 driven by solid operating performance across the entire asset base despite the unprecedented impact of COVID-19 and reduced energy demand, demonstrating the resiliency of cashflows associated with Enbridge’s low-risk business model. Though the business environment changed drastically because of these crises, management was held to account against the original 2020 STIP targets set at the beginning of the year and well in advance of COVID-19. Performance outcomes are based on actual results relative to the agreed targets and were achieved through early, swift and sustained management actions throughout 2020. Furthermore, no discretion was requested nor applied to the calculated awards.

Executive	Base salary1 2 ($)	x	STIP target (%)	x	Overall multiplier	=	Calculated award ($)[1]	Actual award ($)[1]

Al Monaco	1,546,139	x	145%	x	1.43	=	3,205,919	3,205,919

Colin K. Gruending	587,074	x	90%	x	1.44	=	761,904	761,904

John K. Whelen	542,492	x	90%	x	1.41	=	690,766	690,766

William T. Yardley	700,018	x	90%	x	1.35	=	849,262	849,262

Vern D. Yu	616,801	x	90%	x	1.27	=	703,893	703,893

Robert R. Rooney	557,394	x	80%	x	1.42	=	634,091	634,091

[1]	U.S. dollars have been converted to Canadian dollars using the published WM/Reuters 4 pm London year-end exchange rate of US$1 = C$1.2740.
[2]	Base salary used in the calculation is reflective of base salary earned in 2020.

Medium- and long-term incentives

Medium- and long-term incentive awards were granted in 2020 under the Enbridge Inc. 2019 Long Term Incentive Plan (2019 LTIP).

In 2020, we introduced share-settled restricted stock units (“RSUs”) into the overall pay mix, enhancing retentive value and maintaining alignment with shareholders. This change aligns with our strategy and the competitive market while maintaining the majority of our pay mix in performance-based vehicles to align with our pay-for-performance philosophy.

Enbridge’s medium- and long-term incentive for executives includes three primary vehicles: performance stock units (“PSUs”), RSUs and incentive stock options (“ISOs”).

Enbridge’s medium- and long-term incentives are forward-looking compensation vehicles, and as such, grants are considered part of the compensation for the year of grant and onward instead of in recognition of prior performance or previously granted awards.

The various awards that apply to executives have different terms, vesting conditions and performance criteria, mitigating the risk that executives produce only short-term results. This approach also benefits shareholders and helps maximize the ongoing retentive value of the medium- and long-term incentives granted to executives.

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Medium- and long-term incentive grants are determined as follows:

The table below outlines the medium- and long-term incentive plans used in 2020.

	PSU	RSU	ISO

Term	Three years	Three years	10 years

Description	Phantom share/units with performance conditions that affect the payout	Phantom share/units	Options to acquire Enbridge shares For U.S. participants, awards are granted in non-qualified options that do not meet the requirements of section 422 of the U.S. Internal Revenue Code

Frequency	Granted annually	Granted annually	Granted annually

Performance conditions	50% DCF per share growth relative to a target set at the beginning of the term	n/a	n/a

50% total shareholder return (“TSR”) performance relative to peers

Vesting	Units cliff vest at the end of the term including dividend equivalents as additional units	Units cliff vest at the end of the term including dividend equivalents as additional units	Options vest 25% per year over four years, starting on the first anniversary of the grant date

Payout	Paid out in cash based on market value of an Enbridge share at the end of the term, subject to adjustment from 0-200% based on achievement of the performance conditions above	Settled in shares at the end of the term	Participant acquires Enbridge shares at the exercise price defined as fair market value at the time of grant

Medium- and long-term incentive targets (as a % of base salary)

The table below shows the target medium- and long-term incentive awards for each NEO in 2020, as well as the amount each plan contributes to that total, in each case as a percentage of base salary. These targets represent a 60%/20%/20% PSU/RSU/ISO vehicle mix.

Executive	Total 2020 target medium- and long- term incentives	Annual grant
		PSUs	RSUs	ISOs

Al Monaco	650%	390%	130%	130%

Colin K. Gruending	400%	240%	80%	80%

John K. Whelen	400%	240%	80%	80%

William T. Yardley	400%	240%	80%	80%

Vern D. Yu	400%	240%	80%	80%

Robert R. Rooney	350%	210%	70%	70%

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Performance stock units

PSUs are granted annually, in the first quarter of the year, and vest after three years based on the achievement of pre-established and specific performance measures; the executives’ potential payout at the end of the performance period can range from 0% to 200% of the target award depending on the level of achievement of the performance measures.

For grants in 2020, the following two performance measures were used, each weighted at 50%:

•

DCF per share growth. This measure represents a commitment to Enbridge shareholders to achieve distributable cash flow growth that demonstrates Enbridge’s ability to deliver on its growth plan and continued dividend increases. Measurement against Enbridge’s long-range plan, as well as against industry growth rates, differentiates this metric compared to its use in the STIP, which is based on the 1-year external guidance range. The different measurement standards are designed to avoid excessive overlap between Enbridge’s compensation programs. Furthermore, DCF per share growth is only one of two equally weighted metrics used for PSUs.

•

Relative TSR. This measure is used to compare Enbridge against its performance comparator group. For this measure, Enbridge compares itself against the following group of companies, chosen because they are all capital market competitors, operating in a comparable industry sector.

Performance comparator group: relative TSR

Canadian Utilities Limited	NextEra Energy Inc.

CenterPoint Energy, Inc.	NiSource Inc.

Dominion Resources	ONEOK, Inc.

DTE Energy Company	Pembina Pipeline Corporation

Duke Energy Corporation	PG&E Corporation

Energy Transfer LP	Plains All American Pipeline, L.P.

Enterprise Products Partners, L.P.	Sempra Energy

Fortis Inc.	The Southern Company

Inter Pipeline Ltd.	TC Energy Corporation

Kinder Morgan, Inc.	The Williams Companies, Inc.

Magellan Midstream Partners, L.P.

Payout is determined at the end of the three-year term using an actual performance multiplier that ranges from 0% to 200% depending on whether the performance conditions are met. The final Enbridge share price for payout is the volume weighted average trading price of Enbridge shares on the TSX or NYSE for the 20 trading days immediately preceding the maturity date, on which performance is certified. Payout is made in cash.

2020 performance stock unit grant

The mechanics of the 2020 PSU grant is illustrated below.

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The following PSU grants were made to the NEOs in 2020:

Executive	Number of PSUs granted (#)	Grant value (as % of base salary)[1]

Al Monaco	124,500	390%

Colin K. Gruending	24,680	240%

John K. Whelen	30,140	240%

William T. Yardley	35,260	240%

Vern D. Yu	26,760	240%

Robert R. Rooney	23,410	210%

[1]	PSU grant sizes were based on the 20-day volume weighted average share price immediately preceding January 1, 2020.

Restricted stock units

RSUs are granted annually, in the first quarter of the year, and vest after three years. Payout is determined at the end of the three-year term. The final Enbridge share price at the end of the term is the volume weighted average trading price of Enbridge shares on the TSX or NYSE for the last 20 trading days before the end of the term. These awards, including dividend equivalents accrued as additional RSUs, are settled in Enbridge shares.

2020 restricted stock unit grant

The following RSU grants were made to the NEOs in 2020:

Executive	Number of RSUs granted (#)	Grant value (as % of base salary)[1]

Al Monaco	41,500	130%

Colin K. Gruending	8,230	80%

John K. Whelen	10,050	80%

William T. Yardley	11,750	80%

Vern D. Yu	8,920	80%

Robert R. Rooney	7,800	70%

[1]	RSU grant sizes were based on the 20-day volume weighted average share price immediately preceding January 1, 2020.

Incentive stock options

ISOs provide executives an opportunity to buy Enbridge shares at some point in the future at the exercise price defined at the time of grant. Members of Enbridge’s senior management, including all of the NEOs, are eligible to receive ISOs.

ISOs are typically granted in February or March every year to both Canadian and U.S. members of senior management. ISOs vest in equal instalments over a four-year period. The maximum term of an ISO is 10 years, but the term can be reduced if the executive leaves Enbridge as described in the “Termination provisions of equity compensation plans” section. The exercise price of an ISO is the closing price of an Enbridge share on the listed exchange the last trading day before the grant date. The grant date will be no earlier than the third trading day after a trading blackout period ends. ISOs are never backdated or re-priced. ISOs may be granted to executives when they join Enbridge, normally effective on the executive’s date of hire. If the hire date falls within a blackout period, the grant is delayed until after the end of the blackout period.

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2020 incentive stock option grant

The following ISO grants were made to the NEOs in 2020:

Executive	Number of ISOs granted (#)	Grant value (as % of base salary)[1]

Al Monaco	614,200	130%

Colin K. Gruending	121,740	80%

John K. Whelen	148,680	80%

William T. Yardley	129,020	80%

Vern D. Yu	132,010	80%

Robert R. Rooney	115,510	70%

[1]

Differences in value as reported in the 2020 summary compensation table are not reflective of discretionary adjustments but rather are due to differences in valuations using the Black-Scholes model at the time of approval and grant date.

Awards vesting in 2020

2018 performance stock unit payout

The PSUs granted in February 2018 matured on December 31, 2020 and both performance targets were exceeded. The DCF per share compound growth was 9.15%, while the relative TSR performance placed at the 77th percentile. The overall performance multiplier of 1.82x was calculated based on the following metrics:

	Multiplier[1]	DCF per share compound growth	TSR

Threshold	0.0x	3.4%	at or below 25th percentile

Target	1.0x	6.0%	at median

Maximum	2.0x	11.0%	at or above 75th percentile

Actual	1.82x	9.15% (1.63x multiplier)	77th percentile (2.00x multiplier)

[1]	Performance between the thresholds in this table results in a performance multiplier calculated on a linear basis.

Adjusted DCF per share is based on operating cash flows and is a non-GAAP measure, which is defined and reconciled in “Appendix B – Non-GAAP reconciliation”.

For incentive compensation purposes, adjusted DCF per share also includes certain adjustments for events or circumstances not contemplated at the time the performance metrics were originally established – see Appendix B.

The performance peer group for the 2018 PSU payout was as follows:

Performance comparator group: relative TSR

Canadian Utilities Limited	NiSource Inc.

Dominion Resources	ONEOK, Inc.

DTE Energy Company	Pembina Pipeline Corporation

Energy Transfer LP	PG&E Corporation

Enterprise Products Partners, L.P.	Plains All American Pipeline, L.P.

Fortis Inc.	Sempra Energy

Inter Pipeline Ltd.	TC Energy Corporation

Kinder Morgan, Inc.	The Williams Companies, Inc.

Magellan Midstream Partners, L.P.

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This resulted in the following payouts for the NEOs in early 2021:

Executive	PSUs granted (#)	+	Notionally reinvested dividends (#)	Total PSUs (#)	x	Performance multiplier	x	Final share price1 2 ($)	=	Payout ($)

Al Monaco	103,590	+	22,849	126,439	x	1.82x	x	42.26	=	9,724,864

Colin K. Gruending	6,440	+	1,421	7,861	x	1.82x	x	42.26	=	604,577

John K. Whelen	27,125	+	5,983	33,108	x	1.82x	x	42.26	=	2,546,456

William T. Yardley	32,070	+	7,092	39,162	x	1.82x	x	41.88	=	2,984,853

Vern D. Yu	16,440	+	3,626	20,066	x	1.82x	x	42.26	=	1,543,361

Robert R. Rooney	20,090	+	4,431	24,521	x	1.82x	x	42.26	=	1,886,017

[1]	The volume weighted average share price of an Enbridge share on the TSX or NYSE for the 20 trading days immediately preceding December 31, 2020.
[2]	U.S. dollars have been converted to Canadian dollars using the published WM/Reuters 4 pm London year-end exchange rate of US$1 = C$1.2740.

2017 Spectra Energy phantom stock unit payout

The 2017 Spectra Energy phantom stock units granted to Mr. Yardley on February 14, 2017 vested on February 14, 2020.

Executive	Total phantom stock units (#)	x	Final share price1 2 ($)	=	Payout ($)2 3

William T. Yardley	17,908	x	53.76	=	962,820

[1]	The closing price of an Enbridge share on the NYSE on February 14, 2020.
[2]	U.S. dollars have been converted to Canadian dollars using the published WM/Reuters 4 pm London year-end exchange rate of US$1 = C$1.2740.
[3]	In addition to the amount above, a dividend payout in cash of US$109,938 was made.

2018 restricted stock unit payout

Mr. Gruending received a 2018 RSU grant which vested on December 1, 2020.

Executive	RSUs granted (#)	+	Notionally reinvested dividends (#)	Total RSUs (#)	x	Final share price[1] ($)	=	Payout ($)

Colin K. Gruending	4,960	+	998	5,958	x	38.25	=	227,877

[1]	The volume weighted average share price of an Enbridge share on the TSX for the 20 trading days immediately preceding December 1, 2020.

2019 restricted stock unit payout

On May 8, 2019, Mr. Yardley was awarded a retention award given his critical role in delivering Gas Transmission and Midstream strategic priorities. This award consisted of 40,421 RSUs, 20% of which vested on May 8, 2020, the first anniversary of the grant. Another 20% of the award will vest on the second anniversary, and the remaining 60% on the third anniversary of the grant date. The table below outlines the tranche that vested in 2020:

Executive	RSUs granted (#)	+	Notionally reinvested dividends (#)	Total RSUs (#)	x	Final share price1 2 ($)	=	Payout[2] ($)

William T. Yardley	8,084	+	522	8,606	x	37.61	=	323,675

[1]	The volume weighted average share price of an Enbridge share on the NYSE for the 20 trading days immediately preceding May 8, 2020.
[2]	U.S. dollars have been converted to Canadian dollars using the published WM/Reuters 4 pm London year-end exchange rate of US$1 = C$1.2740.

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2021 changes

Enbridge has always integrated ESG into its strategy and decisions and takes pride in its industry leadership. To reinforce this, management took two important steps; the introduction of Inclusion as a core company value and, in November 2020, the announcement of ESG goals, including for GHG emissions reduction and increased diversity and inclusion within Enbridge’s workforce and on its Board of Directors. Of note, and further reinforcing accountability to stakeholders, beginning in 2021, progress towards goals will be reflected in incentive compensation for all employees, including the CEO and executive management.

2020 was an unprecedented year for Enbridge due to the impact of COVID-19, reduced demand for energy and reduced commodity prices. In response to these factors, management implemented voluntary base salary reductions for NEOs, as outlined in the 2020 compensation decisions. This action supported our short-term cost reduction initiative in response to the potential financial implications of the business environment at that time. We have been closely monitoring the impact that our base salary reductions have had on our competitiveness. In light of the success of our cost reduction initiative, business performance in 2020 and to align with our compensation philosophy of providing market competitive pay levels, reinstatement of pre-rollback base salaries will take place in 2021.

On February 18, 2021, Mr. Yu was awarded a $2 million retention award given his critical role in delivering Liquids Pipelines strategic priorities and the execution of Enbridge’s overall strategy. The award was delivered in the form of RSUs to align with the shareholder experience over the term. 20% of the award will vest on each of the first and second anniversaries of the grant date, with the remainder of such award vesting on the third anniversary of grant, in each case, subject to Mr. Yu’s continued employment with Enbridge.

Total direct compensation for Named Executive Officers

Profiles have been prepared for each of the NEOs that provide:

•	A summary of individual accomplishments in 2020; and

•	2020 pay mix (2020 base salary, STIP with respect to 2020 and medium- and long-term incentives granted in 2020).

The values provided in the NEOs’ profiles are taken from the 2020 summary compensation table.

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Al Monaco

President & CEO Mr. Monaco is responsible for setting and executing Enbridge’s strategic priorities and serves on the company’s Board of Directors.

In 2020, Mr. Monaco provided strategic and executive leadership in the following areas:

•	Health, safety and wellbeing of our workforce in a global pandemic

•	Operational reliability and undisrupted delivery service to customers across all of our systems in a pandemic-challenged environment

•	Early and decisive action in mitigating the financial impact of COVID-19 and severe disruption in North American energy demand

•	Achievement of DCF per share budget despite unprecedented industry downturn and loss of liquids pipeline throughput

•	Maintaining strong balance sheet and increasing financial liquidity that protected the business in a volatile and unpredictable operating and capital markets environment

•	Achievement of substantial overhead savings, including through voluntary workforce reduction program while retaining critical staff and improving employee engagement

•	Dividend increase of 10%—25th consecutive year

•	Obtaining all regulatory approvals and permits and commenced Line 3 Replacement Program construction in Minnesota

•	Completion and into service of $1.6 billion of capital projects

•	Securing an additional $5 billion of new growth projects

•	Sale of $0.4 billion of non-core assets

•	Achievement of Debt-to-EBITDA at 4.6x, which is at the low end of the target leverage range

•	Establishment of industry leading emissions reductions targets tied to executive compensation

•	Establishment of diversity and inclusion targets tied to executive compensation

•	Establishment of extended 3-year growth outlook and revised capital allocation framework

•	Advancement of lower carbon footprint strategy including growth in offshore renewables business – one new project sanctioned; two projects began construction

•	Significant shareholder engagement and top-rated investor relations program

•	Senior management rotations supporting development/succession planning

President & CEO compensation

Our President & CEO is primarily responsible for executing our long-term business strategy as well as shorter-term strategies that support our long-term objectives. The HRC Committee recognizes that Mr. Monaco is managing a changing and increasingly complex business and that it is important to reward these efforts. In 2020, these efforts included decisive action to mitigate the impact of COVID-19 on our financial and operational performance as well as on the health and safety of our employees, customers and communities. The HRC Committee believes Mr. Monaco’s compensation should be consistent with this level of responsibility and thus evaluates his pay annually and, if necessary, adjusts it to ensure it is aligned with the market and our strategic goals. Recent adjustments to certain elements of Mr. Monaco’s pay have resulted in an increase in his target total direct compensation. These adjustments demonstrate the HRC Committee’s efforts to bring his pay closer to the market median, using a phased-in approach over a period of years, and to recognize his role in the company’s success. Consistent with our philosophy, a significant portion of the overall increase was delivered through LTIP, which are aligned to the achievement of our strategic priorities and with shareholder interests.

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Colin K. Gruending

Executive Vice President & Chief Financial Officer

Mr. Gruending is responsible for all corporate financial affairs of the company, including financial planning and reporting, tax, treasury and financial risk management.

In 2020, Mr. Gruending provided strategic and executive oversight in the following areas:

•	Stewardship of the company’s financial performance to achieve budgeted results, notwithstanding challenges posed by COVID-19 and related lower transportation demand, including the swift development and implementation of a cost reduction and amended financing plan to retain maximum enterprise strength, in the case of a prolonged pandemic

•	Raising $8.5 billion of long-term capital on attractive terms in support of the company’s growth program

•	Stewardship of the capital allocation framework and sustained and strengthened Enbridge’s financial position (Debt-to-EBITDA ratio of 4.6x, which is at the low end of the stated target range)

•	Advancement of the execution of Enbridge’s Enterprise Resource Planning implementation, an initiative to automate and harmonize key financial and work management systems
•	Development of the 2021 budget, financing plan, and 3-year outlook

•	The company’s accounting, treasury, risk management, taxation, audit, and investor relations functions, including the development of top talent and strengthening engagement levels

John K. Whelen

Former Executive Vice President Mr. Whelen was responsible for all corporate development affairs of the company, strategy and planning, Energy Services and the Power business.

In 2020, Mr. Whelen provided strategic and executive oversight in the following areas:

•	Development and implementation of a dynamic strategic planning framework to assess and respond to challenges and opportunities arising from the impact of COVID-19 and energy market disruptions

•	Delivery of an updated strategic plan in response to evolving energy fundamentals and changes in Enbridge’s business environment

•	Development of a framework and methodologies to support the implementation of enterprise-wide GHG emissions reduction goals and related measures that were announced in November of 2020

•	Advancement of a number of renewable power projects under construction or in earlier stages of development, including development and implementation of a strategy to develop renewable electric generation facilities to power Enbridge’s core operations
•	Development of staff and senior management for broader roles, ensuring a smooth succession and transition to new leadership of Corporate Development functions upon his retirement in November of 2020

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William T. Yardley

Executive Vice President & President, Gas Transmission & Midstream Mr. Yardley is responsible for Enbridge’s natural gas transmission and midstream business across North America.

In 2020, Mr. Yardley provided strategic and executive oversight in the following areas:

•	Completion of a transformational year in the system-wide asset integrity and modernization program

•	Implementation of rate initiatives on Algonquin and Texas Eastern, and filed rate proceedings on East Tennessee Natural Gas, Maritimes & Northeast Pipeline and Alliance Pipeline

•	Completion of the first-ever solar self-power project in Lambertville, NJ, a major step in a system-wide emissions reduction effort

•	Major contract renewal effort, achieving a revenue renewal rate of over 99% with customers on our major pipelines

•	Championing safe and responsible operations, resulting in a 50% decrease in business unit recordable injury frequency among employees and contractors and a 40% decrease in environmental incident frequency from 2019

•	Keeping US$3 billion of projects on track for in-service dates

•	Identifying $2 billion per year of future development opportunities

•	Securing pipeline agreements for liquefied natural gas projects for up to US$4 billion in investment opportunity, advancing gulf coast strategy

•	Demonstration of operational resiliency with minimal impacts to customers associated with 12 named tropical storms and hurricanes impacting Gas Transmission and Midstream assets in 2020

•	Ensuring safe continuity of operations at all times during the COVID-19 pandemic

Vern D. Yu

Executive Vice President & President, Liquids Pipelines Mr. Yu is responsible for Enbridge’s crude oil and liquids pipeline business across North America.

In 2020, Mr. Yu provided strategic and executive oversight in the following areas:

•	Implementation of significant new health and safety protocols related to COVID-19 to ensure that the Liquids Pipelines system operated uninterrupted in 2020

•	Achievement of above target reliability

•	Achievement of 2020 financial performance within target range for Liquids Pipelines, overcoming an unprecedented reduction in refinery demand and an associated reduction in Mainline volumes due to COVID-19

•	Implementation of significant system and cost efficiencies to offset reduced Mainline throughput

•	Achievement of record high volumes to the U.S. Gulf Coast through the Market Access pipelines

•	Completion of the North Dakota section of the Line 3 Replacement Program on budget and on schedule

•	Obtaining all necessary State and Federal permits to begin construction of the Minnesota section of the Line 3 Replacement Program
•	Progressing the regulatory process for Mainline contracting with the Canada Energy Regulator, answering more than 3,300 interrogatory requests

•	Completion of Line 5 tunnel permit applications

•	Implementation of a diversity plan for Liquids Pipelines and improved diversity within the leadership team

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Robert R. Rooney

Executive Vice President & Chief Legal Officer Mr. Rooney is responsible for the legal, ethics and compliance, security and aviation functions across Enbridge.

In 2020, Mr. Rooney provided executive oversight for a number of substantial legal, business and regulatory matters, including:

•	Acquiring all permits, approvals and judicial decisions necessary to commence construction of the Line 3 Replacement Program in Minnesota

•	Legal and regulatory aspects of the Ontario Energy Board approvals to advance Enbridge’s renewable natural gas and hydrogen projects

•	Legal and regulatory aspects for the T-North and T-South expansion projects in British Columbia

•	Legal and regulatory strategy for Line 5 in Michigan to maintain operations and advance the Great Lakes Tunnel project

•	Legal aspects of the European offshore wind business that achieved final investment decision at Fécamp, acquisition of an interest in Mistral and sell-downs to Canada Pension Plan Investment Board

•	Development of a new strategic plan for Security to support the company

•	Primary legal support for all corporate finance activities
•	Effective corporate governance and supported leading ESG practices

•	Legal and regulatory strategy for the Mainline contracting application to the Canada Energy Regulator

•	Management of the Aviation function to provide safe and efficient pipeline patrols and services

•	Continued advancement of our workforce diversity and inclusion initiatives

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Other benefits elements

Retirement benefits

The NEOs participate in the Senior Management Pension Plan (“SMPP”), a non-contributory defined benefit plan that provides market competitive retirement income to all Canadian and U.S. members of senior management. Before becoming participants in the SMPP, certain NEOs participated in a non-contributory defined benefit or defined contribution pension plan.

Defined benefit plan

The following graphic shows how the SMPP retirement benefit payable at normal retirement age is calculated:

Key terms of the SMPP:

•	Eligibility: members of senior management join the SMPP on the later of their date of hire or promotion to a senior management position;

•	Vesting: plan participants are fully vested immediately;

•

Retirement age: normal retirement date is age 65. Participants can retire with an unreduced pension at age 60, or as early as age 55 if they have 30 years of service. If they have less than 30 years of service, they can still retire as early as age 55, but their retirement benefit is reduced by 3% per year before age 60;

•	Adjustment for inflation: retirement benefits are indexed at 50% of the annual increase in the consumer index price; and

•

Survivor benefits: the pension is payable for the life of the member. If the member is single at retirement, 15 years of pension payments are guaranteed. If the member is married at retirement and dies before their spouse, 60% of the pension will continue to be paid to the spouse for his/her lifetime.

The SMPP consists of benefits paid from the following tax-qualified and supplemental pension plans, collectively referred to as the SMPP:

•	Retirement Plan for Employees of Enbridge Inc. and Affiliates;

•	Enbridge Employee Services, Inc. Employees’ Pension Plan;

•	Enbridge Supplemental Pension Plan; and

•	Enbridge Employee Services Inc. Supplemental Pension Plan for United States Employees

Prior to the merger of Enbridge Inc. and Spectra Energy Corp (the Merger Transaction), Mr. Yardley participated in a qualified and a non-qualified cash balance arrangement, to which there are no further contributions or service accruals.

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Summary of defined benefits

The following table outlines estimated annual retirement benefits, accrued pension obligations and compensatory and non-compensatory changes for the NEOs under the defined benefit pension plans. All information is based on the assumptions and methods used for the purposes of reporting the company’s financial statements and which are described in the company’s financial statements.

Executive[8]	Credited service (years)	Annual benefits payable		Accrued obligation at Jan 1, 2020 ($)	Compensatory change[1] ($)	Non- compensatory change[2] ($)	Accrued obligation at Dec 31, 2020 ($)
		At year end ($)	At age 65 ($)
				A	B	C	A+B+C

Al Monaco[3]	22.08	1,463,000	1,625,000	26,182,000	1,462,000	2,333,000	29,977,000

Colin K. Gruending[4]	17.25	232,000	530,000	4,681,000	1,017,000	675,000	6,373,000

John K. Whelen[5]	23.03	447,000	447,000	8,039,000	525,000	1,438,000	10,002,000

William T. Yardley6 7	20.13	201,000	363,000	2,778,000	396,000	289,000	3,463,000

Vern D. Yu	19.75	343,000	525,000	6,368,000	1,177,000	877,000	8,422,000

Robert R. Rooney	3.92	67,000	86,000	895,000	349,000	136,000	1,380,000

[1]	The components of compensatory change are current service cost and the difference between actual and estimated pensionable earnings.
[2]	The non-compensatory change includes interest on the accrued obligation at the start of the year, changes in actuarial assumptions and other experience gains and losses not related to compensation.
[3]

Mr. Monaco’s retirement benefit is calculated using a 2.5% accrual rate for each year of credited service between 2008 and 2013. The higher accrual rate is equivalent to approximately 1.50 years of credited service. Upon Mr. Monaco’s appointment to President & CEO, a cap to the annual pension payable of $1,750,000 was implemented.

[4]	Mr. Gruending’s SMPP retirement benefits earned after December 31, 2017 are not indexed for inflation.
[5]	Mr. Whelen’s annual benefits payable and accrued obligation at year end reflects his retirement in 2020.
[6]

The impact of changes to exchange rates on Mr. Yardley’s accrued obligation is reflected in the non-compensatory change. The accrued obligation for Mr. Yardley’s cash balance retirement benefits prior to joining the SMPP are US$1,019,509 at the start of the year and US$1,060,289 at year end.

[7]	U.S. dollars have been converted to Canadian dollars using the published WM/Reuters 4 pm London year-end exchange rate of US$1 = C$1.2740.
[8]

In 2020, all NEOs were granted a temporary hold-harmless against a reduction to their SMPP pension resulting from the significant reductions in base salary should they retire within 5 years of the reduction. These base salary reductions were related to the impacts of COVID-19, reduced energy demand and reduced commodity prices, and were not intended to have a permanent impact on the SMPP lifetime pensions. As indicated under “2021 changes” on page 76, NEO base salaries are to be reinstated in 2021.

Defined contribution plan

The defined contribution pension plan is a non-contributory pension plan. The level of contribution varies, depending on age and years of service. None of the NEOs are currently participating in the defined contribution pension plan.

Mr. Monaco, Mr. Gruending, Mr. Whelen and Mr. Yu participated in the defined contribution plan for three years, four years, four years and five years, respectively, prior to joining the SMPP. The values shown below reflect market value of assets of the defined contribution plan.

Executive	Accumulated value at Jan 1, 2020 ($)	Compensatory change[1] ($)	Accumulated value at Dec 31, 2020 ($)

Al Monaco	72,413	-	77,811

Colin K. Gruending	79,400	-	82,499

John K. Whelen	79,579	-	83,086

Vern D. Yu	79,916	-	84,966

[1]	The compensatory change is equal to contributions made by the company during 2020.

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Other benefits

Enbridge’s savings plan and benefits plans are key elements of the total compensation package for our employees, including NEOs.

Savings Plan

Enbridge provides a savings plan for Canadian employees and a 401(k) savings plan for U.S. employees. All NEOs participate in the savings plan on the same terms as eligible employees. The savings plans assist and encourage employees to save by matching 100% of employee contributions up to plan limits (maximum 2.5% and 6% of base salary for Canadian employees and U.S. employees, respectively) and subject to applicable tax limits. In Canada, matching contributions are provided as flex credits which may be used to purchase additional benefits or taken as after-tax cash; in the U.S., matching contributions are invested in the savings plan.

Life and health benefits

Medical, dental, life insurance and disability insurance benefits are available to meet the specific needs of individuals and their families. The NEOs participate in the same plan as all other employees. The plans are structured to provide minimum basic coverage with the option of enhanced coverage at a level that is competitive and affordable.

The HRC Committee reviews the retirement and other benefits regularly. These benefits are a key element of a total compensation package and are designed to be competitive and reasonably meet the needs of executives in their current roles.

Compensation governance

Enbridge’s compensation governance structure consists of the Board and the HRC Committee, with Mercer (Canada) Limited (“Mercer”), and others from time to time, providing independent advisory support to the HRC Committee. The HRC Committee reviews the governance structure annually against best practices and regulatory guidance.

Board and HRC Committee

The Board is responsible for the oversight of the compensation principles and programs at Enbridge. The HRC Committee approves major compensation programs and payouts, including reviewing and recommending the compensation for the President & CEO to the Board. The HRC Committee also approves the compensation for the other NEOs.

The HRC Committee assists the Board in carrying out its responsibilities with respect to compensation matters by providing oversight and direction on human resources strategy, policies and programs for the NEOs, senior management and the broader employee base. This includes compensation, equity incentive plans, pension and benefits as well as talent management, succession planning, workforce recruitment, retention, diversity and inclusion, and employee health and safety in response to the COVID-19 pandemic. The HRC Committee provides oversight regarding the management of broader people-related risk and, in addition, specifically reviews the compensation programs from a risk perspective.

All members of the HRC Committee are independent under the independence standard discussed in this Management Information Circular. The members of the HRC Committee are V. Maureen Kempston Darkes (chair), Pamela L. Carter, Marcel R. Coutu, Susan M. Cunningham and Gregory J. Goff.

The members of the HRC Committee have experience as members of the compensation committees of other public companies. In addition, the members of the HRC Committee have experience in top leadership roles, strong knowledge of the energy industry, experience as directors of other public companies, and a mix of other relevant skills and experience. This background provides the HRC Committee members with the collective experience, knowledge and skills to effectively carry out their responsibilities. For information on each HRC Committee member’s experience and current service on other public company boards and committees, see the director profiles, beginning on page 11. For information on each HRC Committee member’s skills and experience, see the skills and experience matrix on page 23. For information on each HRC Committee member’s participation on other Board committees, see page 21.

Independent advice

The HRC Committee is directly responsible for the appointment, compensation and oversight of the work of any compensation consultants, outside legal counsel or other advisors it retains (each, an “Advisor”). The HRC Committee may select or receive advice from an Advisor only after taking into consideration all factors relevant to the Advisor’s independence from management including:

•	the provision of other services to Enbridge by the Advisor;

•	the amount of fees received from Enbridge by the Advisor as a percentage of the Advisor’s total revenue;

•	the policies and procedures of the Advisor that are designed to prevent conflicts of interest;

•	any shares owned by the Advisor; and

•	any business or personal relationship of the Advisor with a member of the HRC Committee or with an executive officer at Enbridge.

Although the HRC Committee is required to consider these factors, it is free to select or receive advice from an Advisor that is not independent. The HRC Committee has determined that Mercer, as an Advisor, is independent.

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Since 2002, Mercer, an independent Advisor, has provided guidance to the HRC Committee on compensation matters to ensure Enbridge’s programs are appropriate, market competitive and continue to meet intended goals. Advisory services include reviewing:

•	the competitiveness and appropriateness of executive compensation programs;

•	annual total direct compensation for the President & CEO and the executive leadership team;

•	executive compensation governance; and

•	the HRC Committee’s mandate and related Board committee processes.

While the HRC Committee considers the information and recommendations Mercer provides, it has full responsibility for its own decisions, which may reflect other factors and considerations.

The HRC Committee chair reviews and approves the terms of engagement with Mercer every year. The terms specify the work to be done in the year, Mercer’s responsibilities and its fees. Management can also retain Mercer on compensation matters from time to time or for prescribed compensation services. The HRC Committee chair must, however, approve all services that are not standard in nature, considering whether or not the work would compromise Mercer’s independence.

Management and the HRC Committee engaged Mercer in 2020 to provide analysis and advice on various compensation matters. The following table provides a breakdown of services provided by and fees paid to Mercer and its affiliates (a significant portion of which relate to risk brokerage service fees paid to Marsh Inc., a Mercer affiliate) by Enbridge and its affiliates in 2020 and 2019:

Nature of work	Approximate fees in 2020 ($)	Approximate fees in 2019 ($)

Executive compensation related fees[1]	296,735	296,632

All other fees[2]	5,658,518	6,148,371

Total	5,955,253	6,445,003

[1]	Includes all fees related to executive compensation associated with the President & CEO and the executive leadership team.
[2]

Includes fees paid for other matters that apply to Enbridge as a whole, such as pension actuarial valuations, renewal and pricing of benefit plans, evaluation of geographic market differences and regulatory proceedings support. Also includes significant risk brokerage service fees paid to Marsh for services provided to our operating affiliates.

Compensation services received by Enbridge from Advisors are not sole sourced from one provider; each situation and need is assessed independently, and other providers are used depending on the nature of the service required, and the qualifications of the provider. In 2020, Enbridge did not engage the services of other compensation consultants.

Compensation risk management

The HRC Committee oversees Enbridge’s compensation programs from the perspective of whether the programs encourage individuals to take inappropriate or excessive risks that are reasonably likely to have a material adverse impact on Enbridge.

Compensation risk mitigation practices

Enbridge uses the following compensation practices to mitigate risk:

•	a pay-for-performance philosophy that is embedded in the compensation design;

•	a mix of pay programs benchmarked against a relevant peer group in terms of both relative proportion and prevalence;

•	a rigorous approach to goal setting and a process of establishing targets with multiple levels of performance, which mitigate excessive risk-taking that could harm Enbridge’s value or reward poor judgment of executives;

•	compensation programs that include a combination of short-, medium- and long-term elements that ensure executives are incentivized to consider both the immediate and long-term implications of their decisions;
•	program provisions where executives are compensated for their short-term performance using a combination of safety, system reliability, environmental, financial, and customer and employee metrics that ensure a balanced perspective and are a mix of both leading (proactive/preventative) and lagging (incident-based) indicators;

•	performance thresholds that include both minimum and maximum payouts;

•	stock award programs that vest over multiple years and are aligned with overall corporate performance that drives superior value to Enbridge shareholders;

•	share ownership guidelines that ensure executives have a meaningful equity stake in Enbridge to align their interests with those of Enbridge shareholders;

•	an anti-hedging policy to prevent activities that would weaken the intended pay-for-performance link and alignment with Enbridge shareholders’ interests; and

•	an incentive compensation clawback policy that allows Enbridge to recoup overpayments made to executives in the event of fraudulent or willful misconduct.

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The HRC Committee has considered the concept of risk as it relates to the compensation programs and has concluded that the programs do not encourage excessive or inappropriate risk-taking and are aligned with the long-term interests of shareholders.

Anti-hedging policy

Enbridge’s insider trading and reporting guidelines, among other things, prohibit directors, officers, employees and contractors (of Enbridge and its subsidiaries) from purchasing financial instruments that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held by the NEO, as such positions delink the intended alignment of employee and shareholder interests.

The following activities are specifically prohibited:

•	any form of hedging activity;

•	any form of transaction involving stock options (other than exercising options in accordance with the incentive plans);

•	any other form of derivative trading (including “puts” and “calls”); and

•	“short-selling” (selling securities that the individual does not own).

Clawback policy

The incentive compensation clawback policy allows Enbridge to recover, from current and former executives, certain incentive compensation amounts awarded or paid to individuals if the individuals engaged in fraud or willful misconduct that led to inaccurate financial results reporting, regardless of whether the misconduct resulted in a restatement of all or a part of Enbridge’s financial statements.

Annual decision-making process

The HRC Committee reviews and approves the compensation plans and pay levels for all the NEOs except the President & CEO. The HRC Committee reviews and recommends the compensation plans and pay level for the President & CEO to the Board.

The chart below shows the process by which compensation decisions are made.

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Benchmarking to peers

Total direct compensation for the NEOs is managed within a framework that involves input from and consideration by the President & CEO and the HRC Committee, with Mercer providing independent advisory support. The competitiveness of this framework is based on peer group market data extracted from third-party compensation surveys and publicly disclosed executive compensation information for comparable benchmark roles at peer companies. The market data is considered from several perspectives including organization size and industry sector (pipeline, energy and utility criteria).

As the responsibilities of Enbridge’s NEOs are primarily North American in scope, a North American peer group is determined and used for executive compensation benchmarking.

Peer group determination

The following outlines Enbridge’s compensation benchmarking peer group determination criteria:

•	Industry (typically defined as low-risk regulated operations in the energy sector) remains a key criterion for identifying peers, as that will help to ensure Enbridge can pay competitively against “best-in-class” companies whose executives are often the most knowledgeable about Enbridge’s core businesses.

•	Size/complexity remains important but is more broadly defined to consider multiple dimensions, including financial
(e.g., market capitalization, cash flow, capital employed) and nonfinancial measures (e.g., geography and breadth of operations).

•	Geography is not a major factor; in particular, Enbridge believes it is less important to focus on Canadian companies if they are not sufficiently comparable to Enbridge in terms of industry and/or size/complexity.

Based on these criteria, Enbridge uses a single peer group of Canadian and U.S. companies to reflect Enbridge’s identity as a North American leader that happens to be based in Canada. Our peer group of energy and infrastructure companies is weighted heavily towards the U.S. as the U.S. market offers more comparable peers from an industry and/or size/complexity perspective. It is important to note that Enbridge limits the peer group to those in the energy and infrastructure space, rather than extending to other capital-intensive sectors, as these companies are subject to the same external industry pressures and macroeconomic factors as Enbridge.

Our peer group contains companies that are generally similar in size to Enbridge, primarily in terms of enterprise value, and secondarily market capitalization and assets; size constraints were relaxed in certain instances to include those similar to Enbridge in terms of operational profile.

Enbridge’s compensation benchmarking peer group is reviewed annually by the HRC Committee. The peer group used for determining compensation in 2020 was unchanged from 2019.

2020 compensation peer group

Canadian National Railway Company	NextEra Energy Inc.

Canadian Natural Resources Limited	Occidental Petroleum Corporation

Chevron Corporation	Phillips 66

Conoco Phillips	Schlumberger Limited

Dominion Resources Inc.	Suncor Energy Inc.

Duke Energy Corporation	The Southern Company

Energy Transfer Partners, L.P.	The Williams Companies Inc.

Enterprise Products LP	TC Energy Corporation

Halliburton Company	Union Pacific Corporation

Kinder Morgan Inc.

Setting compensation targets

Enbridge targets overall total direct compensation at the median (including the President & CEO position), considering the skills, competencies and experience of each senior executive.

Share ownership

It is important for the NEOs to have a meaningful equity stake in Enbridge. Owning Enbridge shares is a tangible way to align the interests of executives with those of Enbridge shareholders.

Executives can acquire Enbridge shares by participating in the employee savings plan, exercising stock options or by making personal investments in Enbridge shares. Personal holdings, and Enbridge shares held in the name of a spouse, dependent child or trust, all count toward meeting the guidelines. PSUs, unvested RSUs and unexercised stock options do not count toward meeting the guidelines (resulting in a more stringent threshold than typical practice).

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The share ownership requirement is six times base salary for the President & CEO and three times base salary for the other NEOs. The NEOs have until January 1, 2022 to comply with their increased target, with the exception of

Mr. Gruending who has four years from his appointment to Executive Vice President & CFO. All have already met or exceeded the requirement, as noted in the following graph.

Target and actual share ownership as of December 31, 2020

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Executive compensation tables and other compensation disclosures

2020 summary compensation table

The table below shows the total amounts that Enbridge and its subsidiaries paid and granted to the NEOs for the years ended December 31, 2020, 2019 and 2018. Amounts represented below for Mr. Yardley were originally paid in U.S. dollars and have been converted to Canadian dollars using the published WM/Reuters 4 pm London year-end exchange rate of US$1 = C$1.2740, US$1 = C$1.2967, and US$1 = C$1.3657 for 2020, 2019 and 2018, respectively.

Name and principal position[1]	Year	Salary ($)	Stock- based awards[2] ($)	Option- based awards[3] ($)	Non- equity incentive plan compen- sation[4] ($)	Pension value[5] ($)	All other compen- sation[6] ($)	Total ($)

Al Monaco President & Chief Executive Officer	2020	1,546,139	8,475,960	2,303,250	3,205,919	1,462,000	61,568	17,054,836
	2019	1,592,878	6,129,560	3,327,732	3,687,712	3,195,000	60,502	17,993,384
	2018	1,479,450	4,439,868	2,777,446	3,473,453	1,141,000	68,509	13,379,726

Colin K. Gruending Executive Vice President & Chief Financial Officer	2020	587,074	1,680,385	456,525	761,904	1,017,000	12,032	4,514,919
	2019	467,122	1,225,912	316,315	583,360	1,498,000	25,460	4,116,169
	2018	361,656	496,675	172,549	338,078	421,000	231,272	2,021,230

John K. Whelen Former Executive Vice President	2020	542,492	2,052,101	557,550	690,766	525,000	73,105	4,441,015
	2019	635,849	1,604,385	870,883	821,199	645,000	17,568	4,594,884
	2018	619,500	1,244,477	758,499	886,132	126,000	33,466	3,668,074

William T. Yardley Executive Vice President & President, Gas Transmission & Midstream	2020	700,018	2,320,853	598,335	849,262	396,000	32,065	4,896,533
	2019	732,029	3,828,546	1,069,747	767,701	351,400	32,993	6,782,416
	2018	751,161	1,570,650	847,539	968,697	359,000	32,958	4,530,005

Vern D. Yu Executive Vice President & President, Liquids Pipelines	2020	616,801	1,821,821	495,038	703,893	1,177,000	22,579	4,837,131
	2019	564,541	1,424,276	773,196	711,996	1,478,000	22,648	4,974,657
	2018	450,000	723,196	440,752	900,000	122,000	29,030	2,664,978

Robert R. Rooney Executive Vice President & Chief Legal Officer	2020	557,394	1,593,583	433,163	634,091	349,000	18,167	3,585,397
	2019	564,541	1,139,225	618,565	689,992	286,000	10,283	3,308,606
	2018	550,000	883,759	538,734	729,299	236,000	20,742	2,958,534

[1]	Mr. Whelen retired effective November 15, 2020.
[2]

The amounts disclosed in this column include the aggregate grant date fair value of PSUs and RSUs granted in 2020, 2019 and 2018. These amounts are calculated by multiplying the number of performance and restricted stock units by the unit values in the table below:

Year granted	C$	US$

2020	51.06	38.75

2019	48.81	36.97

2018	43.99	38.59

In May 2019, Mr. Yardley was granted 40,421 RSUs with grant date fair value of US$37.11.
[3]

The amounts in this column represent the grant date fair value of stock option awards granted to each of the NEOs. The grant date fair value of stock option awards is measured using the Black-Scholes option-pricing model, based on the following assumptions:

	February 2020		February 2019		February 2018

Assumptions	C$	US$	C$	US$	C$	US$

Expected option term	6 years	6 years	6 years	6 years	6 years	6 years

Expected volatility	17.587%	20.283%	18.318%	21.802%	21.077%	21.893%

Expected dividend yield	5.847%	5.847%	5.961%	5.961%	6.377%	6.377%

Risk free interest rate	1.314%	1.416%	1.615%	2.333%	2.088%	2.694%

Exercise price	$55.54	$41.97	$48.30	$36.71	$43.02	$33.97

Option value	$3.75	$3.64	$4.03	$4.07	$3.82	$3.40

[4]	The amounts disclosed in this column represent amounts paid under the Enbridge Inc. STIP with respect to the 2020, 2019 and 2018 performance years.
[5]	The pension values are equal to the compensatory change shown in the defined benefit plan table.

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[6]	The table below describes the elements comprising the amounts presented in this column for 2020:

Executive	Matching contribution under retirement savings plan ($)	Excess flexible benefit credit[a] ($)	Unused vacation ($)	Personal use of company aircraft ($)	Parking ($)	Other benefits[b] ($)	Total ($)

Al Monaco	-	40,854	-	7,865	6,108	6,741	61,568

Colin K. Gruending	-	7,232	-	-	4,800	-	12,032

John K. Whelen	-	4,244	59,817	-	4,200	4,844	73,105

William T. Yardley	21,786	-	-	8,950	-	1,329	32,065

Vern D. Yu	-	12,083	-	-	4,800	5,696	22,579

Robert R. Rooney	-	11,872	-	-	4,800	1,495	18,167

a)

For the NEOs domiciled in Canada, flexible benefit credits are provided based on their family status and base salary. These credits can be used to purchase benefits or can be paid in cash. Participants could receive up to 2.5% of base salary in matching contributions towards their flexible benefit credits if they made contributions into their Savings Plan. This amount represents the excess flexible benefit credits paid to the NEO.

b)	Other benefits include executive medical and other incidental compensation.

Executive compensation and shareholder return

The chart below shows the value of a $100 investment made January 1, 2016 in both Enbridge common shares and the S&P/TSX Composite Index and the S&P 500 index, at the end of each of the last five years (assuming reinvestment of dividends throughout the term). It also shows the growth in average total direct compensation for the NEOs reported in the 2020 summary compensation table over the same period.

Total direct compensation includes base salary, short-term incentive award paid, and the grant value of medium- and long-term incentive awards. Average total direct compensation is taken by dividing total direct compensation from the 2020 summary compensation table by the number of named executives in any given year. The total direct compensation value for NEOs is 0.72% of our adjusted earnings of $4,894 million for 2020.

The total return on Enbridge common shares has been positive from 2016 to 2020. Average compensation paid to the NEOs has also increased over the same period.

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Outstanding option-based and share-based awards

The table below shows the option-based and share-based awards that were outstanding on December 31, 2020. The market value of unvested or unearned awards is calculated based on C$40.71 per share for awards denominated in Canadian dollars and US$31.99 for awards denominated in U.S. dollars, the closing prices of our shares on the TSX and NYSE on December 31, 2020. The grant date fair value for U.S. option grants and the market value of unvested or unearned awards denominated in U.S. dollars were each converted from U.S. dollars to Canadian dollars using the published WM/Reuters 4 pm London year-end exchange rate of US$1 = C$1.2740.

	Option-based awards[1]					Share-based awards

	Number of securities underlying unexercised options (#)	Option exercise price[2] ($)	Option expiry date	Value of in-the-money unexercised options[3]		Number of units that have not vested[4] [5] (#)		Market or payout value of units not vested[3] ($)	Market or value of vested share-based awards not paid out or distributed3 6 ($)
Named executive officer				Vested ($)	Unvested ($)

Al Monaco	614,200	55.54	2/20/2030	0	0	43,966		1,789,860

	825,740	48.30	2/21/2029	0	0	131,898		5,369,580

	727,080	43.02	2/27/2028	0	0	141,635		5,765,960

	584,000	55.84	2/28/2027	0	0	-		-	9,724,864

	365,000	44.06	3/1/2026	0	0

	196,000	59.08	3/2/2025	0	0

	199,000	48.81	3/13/2024	0	0

	229,000	44.83	2/27/2023	0	0

	147,500	38.34	3/2/2022	349,575	0

Colin K. Gruending	121,740	55.54	2/20/2030	0	0	8,719		354,953

	78,490	48.30	2/21/2029	0	0	26,147		1,064,428

	45,170	43.02	2/27/2028	0	0	28,108		1,144,261

	48,670	55.84	2/28/2027	0	0	-		-	604,577

	64,600	44.06	3/1/2026	0	0

	64,780	59.08	3/2/2025	0	0

	66,500	48.81	3/13/2024	0	0

	72,000	44.83	2/27/2023	0	0

	69,750	38.34	3/2/2022	165,308	0

John K. Whelen	148,680	55.54	11/15/2025	0	0	2,772		112,848

	216,100	48.30	11/15/2023	0	0	9,749		396,900

	198,560	43.02	11/15/2023	0	0	23,432		953,936

	152,910	55.84	11/15/2023	0	0	-		-	2,546,456

	82,430	44.06	11/15/2023	0	0

	109,670	59.08	11/15/2023	0	0

	92,700	48.81	11/15/2023	0	0

	78,550	44.83	2/27/2023	0	0

	77,050	38.34	3/2/2022	182,609	0

	84,000	28.78	2/14/2021	1,002,540	0

William T. Yardley	129,020	US41.97	2/20/2030	0	0	12,448		507,343

	202,700	US36.71	2/21/2029	0	0	37,355		1,522,460

	182,520	US33.97	2/27/2028	0	0	44,312		1,806,034

	56,580	US41.64	2/28/2027	0	0	36,471	[7]	1,486,427

	58,941	US28.87	2/16/2026	234,292	0	-		-	2,984,853

Vern D. Yu	132,010	55.54	2/20/2030	0	0	9,450		384,712

	191,860	48.30	2/21/2029	0	0	28,350		1,154,136

	115,380	43.02	2/27/2028	0	0	32,911		1,339,789

	93,300	55.84	2/28/2027	0	0	-		-	1,543,361

	96,750	44.06	3/1/2026	0	0

	82,340	59.08	3/2/2025	0	0

	83,350	48.81	3/13/2024	0	0

	83,250	44.83	2/27/2023	0	0

	64,350	38.34	3/2/2022	152,510	0

Robert R. Rooney	115,510	55.54	2/20/2030	0	0	8,264		336,407

	153,490	48.30	2/21/2029	0	0	24,801		1,009,654

	141,030	43.02	2/27/2028	0	0	26,324		1,071,648

	167,200	55.84	2/28/2027	0	0	-		-	1,886,017

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[1]	Each ISO award has a 10-year term and vests pro-rata as to one fourth of the option award beginning on the first anniversary of the grant date.
[2]	Option exercise prices are reflected in the currency granted.
[3]	U.S. dollars have been converted to Canadian dollars using the published WM/Reuters 4 pm London year-end exchange rate of US$1 = C$1.2740.
[4]	The number of PSUs and RSUs outstanding includes dividend equivalents as of December 31, 2020.
[5]	A performance multiplier of 1.0x has been used (PSUs only), based on achieving the target performance level as defined in the plan.
[6]	Reflects the payout value of the 2018 PSU grant, which vested on December 31, 2020 but will not be paid until March 2021. A performance multiplier of 1.82x is used.
[7]

Reflects RSUs granted on May 8, 2019 that remain outstanding, 20% of which vested on the first anniversary of the grant date, 20% and 60% of which vest on the second and third anniversaries of the grant date, respectively.

Value vested or earned in 2020

Executive	Value vested during the year			Value earned during the year
	Option-based awards1 2 ($)	Share-based awards1 3 ($)		Non-equity incentive plan1 4 ($)

Al Monaco	3,406,926	9,724,864		3,205,919

Colin K. Gruending	321,146	832,454	[5]	761,904

John K. Whelen	888,481	2,546,456		690,766

William T. Yardley	333,142	4,271,348	[6]	849,262

Vern D. Yu	704,506	1,543,361		703,893

Robert R. Rooney	544,704	1,886,017		634,091

[1]	U.S. dollars have been converted to Canadian dollars using the published WM/Reuters 4 pm London year-end exchange rate of US$1 = C$1.2740.
[2]	The values of the option-based awards listed above are based on the following:

Grant date	Grant price	2020 vesting date	Closing price on 2020 vesting date

2/29/2016	$44.06	2/28/2020	$49.96

2/28/2017	$55.84	2/28/2020	$49.96

2/28/2017	US$41.64	2/28/2020	US$37.43

2/27/2018	$43.02	2/27/2020	$50.84

2/27/2018	US$33.97	2/27/2020	US$37.66

2/21/2019	$48.30	2/21/2020	$55.31

2/21/2019	US$36.71	2/21/2020	US$41.87

[3]	Includes the 2018 PSUs, including dividend equivalents, that matured on December 31, 2020. A performance multiplier of 1.82x has been used.
[4]	Based on corporate, business unit and individual performance for the 2020 performance year.
[5]	Includes the 2018 RSUs, including dividend equivalents, that matured on December 1, 2020.
[6]	Includes the 2019 RSUs, including dividend equivalents, that matured on May 8, 2020.

Termination of employment and change-in-control arrangements

Employment agreements

Enbridge has entered into employment agreements with each of the NEOs. The terms in the employment agreements are competitive and part of a comprehensive compensation package that assists in recruiting and retaining top executive talent.

The agreements generally provide payments for executives in the case of involuntary termination for any reason (other than for cause) or voluntary termination within 150 days after constructive dismissal, as defined in each agreement, and do not provide for any “single-trigger” severance payments upon a change in control of the company. As a condition to receiving payments under the employment agreements upon a qualifying termination of employment, the executive must execute a general release of claims in favor of Enbridge and comply with the following restrictive covenants:

Confidentiality provision	Non-competition/solicitation	No recruitment

2 years after departure	1 year after departure	2 years after departure

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Termination of employment scenarios

Compensation that would be paid to the NEOs pursuant to the terms of their existing employment agreements under various termination scenarios is described below.

Type of termination		Base salary	Short-term incentive	Medium- and long-term incentives	Pension	Benefits

Voluntary	Resignation	None	Payable in full if executive has worked the entire calendar year and remains actively employed on the payment date. Otherwise, none.	• PSUs and RSUs forfeited. • Vested stock options must be exercised within 30 days of resignation or by the end of the original term (if sooner). • Unvested stock options are cancelled.	No longer earns service credits.	None
	Retirement		Current year’s incentive prorated to retirement date

•  PSUs and RSUs are prorated to retirement date and value is assessed and paid at the end of the usual term.

•  Stock options granted prior to 2020 continue to vest and can be exercised for three years after retirement (or option expiry, if sooner)

•  Stock options granted in 2020 continue to vest and can be exercised for five years after retirement (or option expiry, if sooner)

Post-retirement benefits begin.

Involuntary	Termination not for cause or constructive dismissal	Current salary is paid in a lump sum (3x for CEO and 2x for other NEOs)

The average short-term incentive award over the past two years is paid out in a lump sum (3x for CEO and 2x for other NEOs)
plus

the current year’s short-term incentive, prorated based on active service during the year of termination based on target performance

•  PSUs and RSUs are prorated to date of termination (plus any applicable notice period) and value is assessed and paid at the end of the usual term.

•  Vested stock options must be exercised according to stock option terms.

•  The in-the-money spread value of unvested stock options is paid in cash.

					Additional years of pension credit are added to the final pension calculation (three years for CEO and two years for other NEOs).	Value of future benefits paid out in a lump sum (3x for CEO and 2x for other NEOs).
Termination following a change of control (CIC)

•  PSUs vest and value is assessed and paid on performance measures deemed to have been achieved as of the change of control. RSUs vest and are paid out.

•  All stock options vest and remain exercisable for 30 days following termination (or option expiry, if sooner).

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The amounts shown in the table below include the estimated potential payments and benefits that would be payable to each of our NEOs as a result of the specified triggering event, assumed to occur as of December 31, 2020. The actual amounts that would be payable in these circumstances can be determined only at the time of the executive’s separation, would include payments or benefits already earned or vested and may differ from the amounts set forth in the table below. Amounts in U.S. dollars have been converted to Canadian dollars using the published WM/Reuters 4 pm London year-end exchange rate of US$1 = C$1.2740.

Named executive officer[1]	Triggering event[2]	Base salary[3] ($)	Short- term incentive[4] ($)	Medium- term incentive[5] ($)	Long- term incentive[6] ($)	Pension[7] ($)	Benefits[8] ($)	Total payout ($)

Al Monaco	CIC	-	-	-	-	-	-	0
	Death	-	-	12,925,401	-	-	55,969	12,981,370
	Retirement	-	-	5,883,086	-	-	55,969	5,939,056
	Voluntary or for cause termination	-	-	-	-	-	55,969	55,969
	Involuntary termination without cause	4,365,600	10,741,747	12,925,401	-	3,771,000	252,009	32,055,757
	Involuntary or good reason termination after a CIC	4,365,600	10,741,747	12,925,401	-	3,771,000	252,009	32,055,757

Colin K. Gruending	CIC	-	-	-	-	-	-	0
	Death	-	-	3,707,902	-	-	22,718	3,730,620
	Voluntary or for cause termination	-	-	-	-	-	22,718	22,718
	Involuntary termination without cause	1,181,340	921,438	3,691,385	-	1,551,000	88,954	7,434,117
	Involuntary or good reason termination after a CIC	1,181,340	921,438	3,691,385	-	1,551,000	88,954	7,434,117

John K. Whelen[9]	Retirement	-	-	709,308	-	-	59,817	769,125

William T. Yardley	CIC	-	-	-	-	-	-	0
	Death	-	-	5,322,264	-	-	25,860	5,348,124
	Retirement	-	-	2,597,159	-	-	25,860	2,623,019
	Voluntary or for cause termination	-	-	-	-	-	25,860	25,860
	Involuntary termination without cause	1,344,735	2,212,254	5,298,656	-	837,000	94,914	9,787,559
	Involuntary or good reason termination after a CIC	1,344,735	2,212,254	5,298,656	-	837,000	94,914	9,787,559

Vern D. Yu	CIC	-	-	-	-	-	-	0
	Death	-	-	2,878,638	-	-	23,649	2,902,287
	Voluntary or for cause termination	-	-	-	-	-	23,649	23,649
	Involuntary termination without cause	1,229,760	1,611,996	2,860,736	-	2,159,000	100,581	7,962,073
	Involuntary or good reason termination after a CIC	1,229,760	1,611,996	2,860,736	-	2,159,000	100,581	7,962,073

Robert R. Rooney	CIC	-	-	-	-	-	-	0
	Death	-	-	2,417,709	-	-	20,693	2,438,402
	Retirement	-	-	1,098,013	-	-	20,693	1,118,706
	Voluntary or for cause termination	-	-	-	-	-	20,693	20,693
	Involuntary termination without cause	1,076,040	1,419,291	2,402,055	-	971,000	87,933	5,956,319
	Involuntary or good reason termination after a CIC	1,076,040	1,419,291	2,402,055	-	971,000	87,933	5,956,319

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[1]	Mr. Whelen retired on November 15, 2020.
[2]	Messrs. Monaco, Yardley and Rooney are the only NEOs who are retirement eligible as of December 31, 2020. Retirement eligibility under Enbridge programs means age 55 or older.
[3]	Reflects a lump sum payment equal to three times (for Mr. Monaco) and two times (for Messrs. Gruending, Yardley, Yu and Rooney) the NEO’s base salary in effect as at December 31, 2020.
[4]

Reflects a lump sum payment equal to three times (for Mr. Monaco) and two times (for Messrs. Gruending, Yardley, Yu and Rooney) the average of the short-term incentive award paid to the NEO in the two years preceding the year in which the termination occurs. In addition, the amount the NEO would receive as short-term incentive payment for the current year is reflected in the 2020 summary compensation table.

[5]

Represents the value of RSUs and PSUs that would vest and be settled in cash upon the triggering event, based on C$40.71 for awards granted in Canadian dollars and US$31.99 for awards granted in U.S. dollars, the closing price of an Enbridge share on the TSX and NYSE, respectively, on December 31, 2020 and assuming, in the case of PSUs, target performance. For PSUs and RSUs, severance period, as outlined in the executive employment agreement, counts towards active service when prorating for termination without cause.

[6]

Represents the “in-the-money value” of unvested ISOs as of December 31, 2020, that would be paid in cash (as a result of an involuntary termination without cause) or that would become vested (as a result of an involuntary or good reason termination after a Change in Control or retirement). In-the-money value is calculated as C$40.71 for awards granted in Canadian dollars and US$31.99 for awards granted in U.S. dollars, the closing price of an Enbridge share on the TSX and NYSE, respectively, on December 31, 2020, less the applicable exercise price of the option.

[7]	Reflects the value of three additional years of pension credit for Mr. Monaco and two additional years of pension credit for each of Messrs. Gruending, Yardley, Yu and Rooney.
[8]

Reflects a lump sum cash payment in respect of the flex credit allowance, vacation carryover and savings plan matching contributions that would have been paid by Enbridge in respect of the NEO over a period of three years (for Mr. Monaco) or two years (for each of Messrs. Gruending, Yardley, Yu and Rooney) following the executive’s termination, plus an allowance for financial and career counselling.

[9]

Amounts shown for Mr. Whelen represent the value on his departure date, with payout value of the unvested medium- and long-term incentives based on the closing price of an Enbridge share on the TSX on November 13, 2020 of $37.38.

Additional equity compensation information

Enbridge shares used for purposes of equity compensation

Enbridge has two “prior stock option plans” which were approved by Enbridge shareholders in 2007, as follows:

•	Enbridge Inc. Incentive Stock Option Plan (2007), as revised (“Incentive stock option plan”); and

•	Enbridge Inc. Performance Stock Option Plan (2007), as amended and restated (2011) and further amended (2012 and 2014) (“Performance stock option plan”).

The Performance stock option plan was historically used to grant options, but no options have been granted under it since 2014.

Enbridge adopted the 2019 LTIP effective February 13, 2019, under which stock options were granted beginning in 2019. Beginning in 2020, share-settled RSUs were granted under the 2019 LTIP. The 2019 LTIP was approved by our shareholders at our 2019 annual meeting of shareholders. No further awards have been or will be granted under the Incentive stock option plan or Performance stock option plan after February 13, 2019, and all shares still available to be issued and not subject to awards under these prior stock option plans became available under the 2019 LTIP.

Shares reserved for equity compensation as of December 31, 2020

	A	B		C

Plans approved by security holders	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)		Number of securities remaining available for future issue under equity compensation plans (excluding securities reflected in column A) (#)

2019 LTIP	11,683,418	50.91	3 4	38,016,582

Prior stock option plans[1]	24,146,312	48.82	[3]	—

Spectra 2007 LTIP[2]	775,806	36.78	[3]	—

				1.8770% of total issued and outstanding Enbridge shares

[1]	Includes 24,146,312 options outstanding under the Incentive stock option plan and no options outstanding under the Performance stock option plan.
[2]

Awards granted under the Spectra 2007 LTIP were assumed by Enbridge at the closing of the Merger Transaction, as described in the “Assumed equity-based compensation awards from Spectra Energy” section. No further awards have been or will be granted under the Spectra 2007 LTIP following the closing of the Merger Transaction.

[3]	U.S. dollars have been converted to Canadian dollars using the published WM/Reuters 4 pm London year-end exchange rate of US$1 = C$1.2740.
[4]

This weighted-average exercise price relates only to options granted under the 2019 LTIP. All other awards granted under the 2019 LTIP are deliverable without the payment of any consideration, and therefore these awards have not been considered in calculating the weighted average exercise price.

94      Enbridge Inc. 2021 Management Information Circular

Awards granted and outstanding as of December 31, 2020

Awards outstanding	# outstanding	% of total issued and outstanding Enbridge shares

2019 LTIP	11,683,418	0.5768

Incentive stock option plan	24,146,312	1.1922

Performance stock option plan	0	0.0000

Spectra 2007 LTIP – stock options[1]	775,806	0.0383

[1]	Awards granted under the Spectra 2007 LTIP as described in the “Assumed equity-based compensation awards from Spectra Energy” section.

Plan restrictions – 2019 LTIP

Enbridge shares reserved for issue under the 2019 LTIP

49,700,000 in total, or 2.45% of Enbridge’s total issued and outstanding Enbridge shares as of December 31, 2020.

The total number of Enbridge shares reserved for issuance to Insiders pursuant to all security based compensation arrangements of the company shall not exceed 10% of the number of Enbridge shares outstanding at the time of reservation.

Enbridge shares that can be issued in a one-year period	The total number of Enbridge shares issued to Insiders pursuant to all security based compensation arrangements of the company shall not exceed 10% of the number of Enbridge shares outstanding at the time of issuance (excluding any other Enbridge shares issued under all security based compensation arrangements of the company during such one-year period)

The number of Enbridge shares that can be issued as incentive stock options (within the meaning of the U.S. Internal Revenue Code)	Up to 2,000,000 Enbridge shares can be issued under the 2019 LTIP as incentive stock options.

Stock options delivered to a greater than 10% shareholder	If an Incentive Stock Option is granted to a greater than 10% shareholder, the grant price will not be less than 110% of the fair market value on the grant date of the Incentive Stock Option, and in no event will such Incentive Stock Option be exercisable after the expiration of five years from the date on which the Incentive Stock Option is granted.

Minimum vesting

All awards shall be subject to a minimum vesting schedule of at least twelve months following the date of grant of the award, provided that vesting may accelerate in connection with death, retirement, a change in control or other termination of service.

Notwithstanding the foregoing, up to 5% of the Enbridge shares available for grant under the 2019 LTIP may be granted with a minimum vesting schedule that is shorter than twelve months.

Annual burn rate

Awards outstanding	2020	2019	2018

2019 LTIP	0.2529%	0.3348%	—

Incentive stock option plan[1]	—	—	0.3350%

Performance stock option plan[2]	—	—	—

Spectra 2007 LTIP – stock options[3]	—	—	—

[1]	No grants have been made under this plan since 2018.
[2]	No grants have been made under this plan since 2014.
[3]

All grants under the Spectra 2007 LTIP were made by Spectra Energy prior to the Merger Transaction. No further awards have been or will be granted under the Spectra 2007 LTIP following the closing of the Merger Transaction.

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Making changes to the 2019 LTIP

To the extent permitted by applicable laws, the Board may amend, suspend or terminate the 2019 LTIP at any time without shareholder approval, provided that no amendment, other than an increase to the overall share limit, may materially and adversely affect any award outstanding at the time of the amendment without the affected participant’s consent.

Enbridge shareholder approval is required to implement any of the following changes:

•	increasing the overall share limit;

•	reducing the grant, exercise or purchase price for any awards;

•	the cancellation of any awards and the reissue of or replacement of such awards with awards having a lower grant, exercise or purchase price;

•	removing or exceeding the limits of the 2019 LTIP on participation by insiders;

•	the extension of the term of any award;

•	allowing other than employees or non-employee directors of the company or a subsidiary to become participants in the 2019 LTIP;

•	allowing awards to become transferable or assignable other than by will or according to the laws of descent and distribution; and

•	changing the amendment provisions of the 2019 LTIP.

Termination provisions of equity compensation plans

The termination provisions for equity compensation awards granted under the 2019 LTIP (as governed by the incentive stock option grant agreements and the RSU grant agreements), the incentive stock option plan (2007), as revised, and the performance stock option plan, are summarized below.

Reason for termination		Incentive stock option provisions[1]	Restricted stock unit provisions

Resignation		Can exercise vested options up to 30 days from the date of termination or until the option term expires (if sooner).	All outstanding RSUs are forfeited.

Retirement

For incentive stock options granted prior to 2020, options continue to vest and can be exercised up to three years from retirement or until the stock option term expires (if sooner).

For incentive stock options granted in 2020 and thereafter, options continue to vest and can be exercised up to five years from retirement or until the stock option term expires (if sooner).

Conditions for performance stock options are mentioned below.

RSUs are prorated to retirement date and value is assessed and settled at the end of the usual term.

Death		All options vest and can be exercised up to 12 months from the date of death or until the option term expires (if sooner).	All outstanding RSUs become vested and are settled no later than 30 days following the date of death.

Disability		Options continue to vest based on the regular provisions of the plan.	All outstanding RSUs become vested and are settled no later than 30 days following the date of disability.

Involuntary termination	not for cause	Unvested options continue to vest during the notice period, and options that are vested or become vested can be exercised up to 30 days after the notice period expires or until the option term expires (if sooner).	RSUs are prorated to termination date (plus any applicable notice period) and value is assessed and settled at the end of the usual term.
	for cause	All options are cancelled on the date of termination.	All outstanding RSUs are forfeited.

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Reason for termination	Incentive stock option provisions[1]	Restricted stock unit provisions

Change of control or reorganization

Beginning with the 2017 grants, if the employment of a participant is terminated without cause (including constructive dismissal) by the company or a subsidiary within two years after a change of control, then all unvested options of the participant vest on that double-trigger date.

For 2016 and prior grants, for a change of control, options vest on a date determined by the HRC Committee before the change of control. For any other kind of reorganization, options are to be assumed by the successor company. If they are not assumed, they will vest and the value will be paid in cash.

Performance stock option plan: For a change of control, options vest on a date determined by the HRC Committee before the change of control.

If the employment of a participant is terminated without cause, (including constructive dismissal) by the company or a subsidiary within two years after a change of control, then all outstanding RSUs become vested and are settled no later than 30 days following the date of termination.

Other transfer or assignment of awards	The holder of an option may not transfer or assign it other than by will, or as allowed by the laws of descent and distribution.	The award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution.

[1]	Differences in termination provisions apply for US$ options where the executive has elected treatment as incentive stock options within the meaning of U.S. Internal Revenue Code Section 422.

Options granted under the Performance stock option plan have the same termination provisions as options granted under the Incentive stock option plan, except for the following differences:

•	for retirement, performance stock options are prorated for the period of active employment in the five-year period starting January 1 of the year of grant. These options can be exercised until the later of three years after retirement, or 30 days after the date by which the share price targets must be met (or the date the option expires, if earlier), as long as the share price targets are met;

•	for death, unvested performance stock options are prorated and the plan assumes performance requirements have been met;

•	for involuntary termination not-for-cause, unvested performance stock options are prorated; and

•	for change of control, the plan assumes the performance requirements have been met and the plan was not amended in 2018 to implement a double trigger change of control as there are currently no plans to grant further awards under the plan.

Assumed equity-based compensation awards from Spectra Energy

Pursuant to the terms of the merger agreement, Enbridge assumed all awards outstanding under the Spectra Energy Corp 2007 Long Term Incentive Plan, as amended and restated (the “Spectra 2007 LTIP”) at the closing of the Merger Transaction (“Assumed Spectra LTIP Awards”). The Assumed Spectra LTIP Awards, including the shares of Enbridge issuable thereunder, were approved by Enbridge shareholders as part of the Merger Transaction on December 15, 2016. No further awards have been or will be granted under the Spectra 2007 LTIP following the closing of the Merger Transaction.

Spectra 2007 LTIP

The Assumed Spectra LTIP Awards remain subject to and will continue to be administered by Enbridge pursuant to the terms of Spectra 2007 LTIP. The following summarizes the material provisions of the Spectra 2007 LTIP to the extent applicable to the Assumed Spectra LTIP Awards. The summary is qualified in its entirety by the full text of the amended and restated Spectra 2007 LTIP, which is available on Enbridge’s profile on the SEC’s website at www.sec.gov.

General provisions

•	Number of shares. The aggregate number of Enbridge shares that may be issued pursuant to the Assumed Spectra LTIP Awards is 5,000,000 shares of Enbridge representing 0.25% of Enbridge’s outstanding and issued shares as at December 31, 2019.

•	Reservation of shares. When Spectra Energy first adopted the Spectra 2007 LTIP in 2007, it reserved 30,000,000 shares of common stock for issuance under the Spectra 2007 LTIP, with an additional 10,000,000 shares and 12,500,000 shares reserved following shareholder approval on April 19, 2011 and April 26, 2016, respectively. Immediately prior to closing of the Merger Transaction, there were 19,756,580 shares of Spectra Energy common stock available for future issuance under the Spectra 2007 LTIP. However, Enbridge determined that it would not grant any additional awards under the Spectra 2007 LTIP following the closing of the Merger Transaction and as a result, assumed only those shares issuable under the Assumed Spectra LTIP Awards. All future equity-based awards granted by Enbridge (including those made to legacy Spectra Energy employees) will be awarded pursuant to Enbridge’s existing plans and not the Spectra 2007 LTIP.

Enbridge Inc. 2021 Management Information Circular      97

•	Administration. Prior to the closing of the Merger Transaction, the Spectra 2007 LTIP was administered by the Compensation Committee of Spectra Energy, which had the authority to determine the persons to whom awards were granted, the types of awards granted, the time at which awards were to be granted, the number of shares, units or other rights subject to an award, and the terms and conditions of each award. Following the completion of the Merger Transaction, the Spectra 2007 LTIP will, solely to the extent applicable to the Assumed Spectra LTIP Awards, be administered by the HRC Committee consistent with the administration of Enbridge’s existing compensation programs.

•	Eligibility. All key employees of Spectra Energy and its subsidiaries and all non-employee directors were eligible for awards granted under the Spectra 2007 LTIP, as selected from time to time by the Compensation Committee of Spectra Energy in its sole discretion. As noted above, only those shares issuable under the Assumed Spectra LTIP Awards were assumed by Enbridge in connection with the Merger Transaction and as a result, no additional awards will be granted by Enbridge to any individual under the Spectra 2007 LTIP.

•	Awards. As described in more detail below, the Assumed Spectra LTIP Awards include:

—	Spectra Energy options;

—	Spectra Energy phantom units;

—	Spectra Energy PSUs; and

—	Dividend equivalent awards.

•	Adjustments to awards. The HRC Committee may determine and implement appropriate adjustments to the Assumed Spectra LTIP Awards in the event of any merger, consolidation, recapitalization, reclassification, stock dividend, stock split or other similar change of control transactions.

•	Term and amendment. The Spectra 2007 LTIP has a term of ten years from the date of approval by the shareholders of Spectra Energy, which was last granted on April 26, 2016, subject to earlier termination or amendment in accordance with the terms of the Spectra 2007 LTIP. Any amendment to the Assumed Spectra LTIP Awards or the Spectra 2007 LTIP that is implemented by the HRC Committee may not materially adversely affect the Assumed Spectra LTIP Awards without consent of the holder of such award.

•	Assignability. A stock option granted under the Spectra 2007 LTIP may, solely to the extent permitted by the HRC Committee, be transferred to members of the participants’ immediate family or to trusts, partnerships or corporations whose beneficiaries, members or owners are members of the participant’s immediate family or such other person as may be approved by the HRC Committee in advance and set forth in the award agreement. All other Assumed Spectra LTIP Awards are not assignable or transferable except by will or the laws of descent and distribution.

Stock options

•	Nonqualified stock options and incentive stock options. Spectra Energy granted options under the Spectra 2007 LTIP to purchase shares of Spectra Energy common stock (“Spectra Energy options”) to certain of its employees. As of immediately prior to the closing of the Merger Transaction, there were 4,000 Spectra Energy options outstanding under the Spectra 2007 LTIP at a weighted average exercise price of US$26.33 per share of Spectra Energy common stock and 892,163 Spectra Energy options outstanding under the Spectra 2007 LTIP at a weighted average exercise price of US$28.40 per share of Spectra Energy common stock.

•	Exercise price. The exercise price of each Spectra Energy option was determined by the Compensation Committee of Spectra Energy at the date of grant, provided however, that the exercise price per option could not be less than 100% of the fair market value per share of the common stock of Spectra Energy as of the date of grant. As the exercise price of the Spectra Energy options was determined at the date of grant, the exercise price may be below the then current market price of the Enbridge shares at the time the options are exercised.

•	Vesting and term of stock options. The Compensation Committee of Spectra Energy prescribed in the award agreement applicable to each Spectra Energy option the time or times at which, or the conditions upon which, such option vests or becomes exercisable. Spectra Energy options generally have a term of ten years from date of grant and during such term, once vested, the option could be exercised, unless a shorter exercise period was specified by the Compensation Committee of Spectra Energy in an award agreement, and subject to such limitations as may apply under an award agreement relating to the termination of a participant’s employment or other service with Spectra Energy or any of its subsidiaries.

•	Treatment upon closing of the Merger Transaction. At the closing of the Merger Transaction, each outstanding Spectra Energy option, whether vested or unvested, was automatically converted into an option to purchase, on the same terms and conditions as were applicable immediately prior to the closing, the number of Enbridge shares equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Spectra Energy common stock subject to such option immediately prior to the closing and (ii) 0.984 (“Exchange Ratio”), at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Spectra Energy common stock of such Spectra Energy option immediately prior to the closing divided by (B) the Exchange Ratio. The Spectra Energy options assumed by Enbridge in connection with the Merger Transaction are exercisable for 881,819 Enbridge shares at a weighted average exercise price of US$28.86 per share of Enbridge shares, vest at various dates until February 2019 and have various terms expiring on or before February 2026.

Phantom stock units

•	Grant, price and vesting. Spectra Energy granted awards of phantom units under the Spectra 2007 LTIP (“Spectra Energy phantom units”) which entitle the holder thereof the right to receive at the end of a fixed vesting period, payment based on the value of a share of common stock at the time of vesting. On the applicable vesting dates, Spectra Energy phantom units are settled in Enbridge shares or cash with an equivalent fair market value as required by the terms of such award.

98      Enbridge Inc. 2021 Management Information Circular

•	Treatment upon closing of the Merger Transaction. At the closing of the Merger Transaction, each Spectra Energy phantom unit, whether vested or unvested, was automatically converted into a phantom unit, on the same terms and conditions as were applicable immediately prior to the closing, denominated in a number of Enbridge shares equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Spectra Energy common stock subject to such Spectra Energy phantom unit immediately prior to the closing and (ii) the Exchange Ratio. Enbridge assumed 1,566,726 Spectra Energy phantom units which were converted into 1,541,094 phantom units denominated in Enbridge shares in connection with the Merger Transaction. Approximately 42% of these assumed Spectra phantom units will be settled in Enbridge shares and approximately 58% will be settled in cash at various dates until February 2020.

Performance awards

•	Grant. Spectra Energy granted certain performance awards denominated in shares of Spectra Energy common stock under the Spectra 2007 LTIP (“Spectra Energy PSUs”) which become payable at the completion of a three-year performance period based upon the achievement of certain performance criteria established by the Compensation Committee of Spectra Energy. Performance award payments made in the form of Enbridge shares are valued at their fair market value at the time of payment.

•	Treatment upon closing of the Merger Transaction – 2015 Spectra Energy PSUs. At the closing of the Merger Transaction, each outstanding Spectra Energy PSU granted in the 2015 calendar year (“2015 Spectra Energy PSU”), was automatically cancelled and converted into the right to receive a number of Enbridge shares equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Spectra Energy common stock subject to such 2015 Spectra Energy PSU immediately prior to the closing multiplied by (ii) the Exchange Ratio, together with a cash payment equal to the amount of any dividend equivalents accrued with respect to such 2015 Spectra Energy PSU. The number of shares of Spectra Energy common stock subject to such 2015 Spectra Energy PSU was determined assuming a vesting percentage determined as set forth in the applicable award agreement (which was based upon Spectra Energy’s total stockholder return relative to the total stockholder return of the peer group for the period beginning on January 1, 2015, and ending on the date on which the closing of the Merger Transaction occurred). Approximately 820,671 Enbridge shares and US$2,637,494 in respect of accrued dividend equivalents (in each case, before tax withholding) were payable to holders of 2015 Spectra Energy PSUs in connection with the closing of the Merger Transaction.

•	Treatment upon closing of the Merger Transaction – 2016 Spectra Energy PSUs. At the closing of the Merger Transaction, each outstanding Spectra Energy PSU granted in the 2016 calendar year (“2016 Spectra Energy PSU”), was automatically converted into a service-based stock unit denominated in Enbridge shares and subject to the same terms and conditions (including service vesting terms, but excluding any performance vesting terms) as were applicable to the underlying 2016 Spectra Energy PSU prior to the closing. The number of Enbridge shares subject to each such stock unit is equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Spectra Energy common stock subject to such 2016 Spectra Energy PSU immediately prior to the closing (with any performance-based vesting conditions deemed satisfied based on actual performance through the closing) multiplied by (ii) the Exchange Ratio. In connection with the Merger Transaction, Enbridge assumed 560,656 2016 Spectra Energy PSUs which, after application of the performance multiplier, were converted into 1,103,132 stock units denominated in Enbridge shares. As assumed, these stock units will be settled in Enbridge shares generally after the December 31, 2018 vesting date.

Other stock-based awards

•	Other stock-based awards. In addition to the Assumed Spectra LTIP Awards, Spectra Energy had other equity-based or equity-related awards representing a right to acquire or receive shares of Spectra Energy common stock or payments or benefits measured by the value thereof (“Spectra Energy other awards”) outstanding under the Spectra Energy Executive Savings Plan and the Spectra Energy Directors’ Savings Plan (“Spectra Savings Plans”).

•	Treatment upon closing of the Merger Transaction. At the closing of the Merger Transaction, each outstanding Spectra Energy other award was automatically converted into a right to acquire or receive benefits measured by the value of Enbridge shares, on the same terms and conditions as were applicable to the Spectra Energy other award immediately prior to the closing. As converted, the number of Enbridge shares subject to such other award is equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Spectra Energy common stock subject to such award immediately prior to the closing and (ii) the Exchange Ratio. The Spectra Savings Plans have trust funding vehicles (commonly referred to as rabbi trusts) (“Spectra Savings Plan Trusts”). Obligations to fund the Spectra Savings Plan Trusts were triggered in connection with the Merger Transaction. For any share-settled Spectra Energy other awards, the Enbridge shares used to settle such awards will be obtained on the market by the trustee of the Spectra Savings Plan Trusts.

Dividend equivalent awards

•	Dividend equivalent awards. Dividend equivalent awards granted under the Spectra 2007 LTIP entitled the holder to a right to receive cash payments determined by reference to dividends declared on Spectra Energy common stock during the term of the award.

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Quantification of equity-based compensation

As of December 31, 2020, there is an aggregate of 775,806 Enbridge shares issuable in connection with the outstanding Assumed Spectra LTIP Awards, representing approximately 0.0383% of Enbridge’s issued and outstanding shares. Set forth below are the number of Enbridge shares issuable under the Spectra 2007 LTIP in connection with the exercise or settlement of the Assumed Spectra Energy Awards outstanding as of December 31, 2020.

Spectra Energy options	Spectra Energy phantom units	Total Enbridge shares issuable under Spectra 2007 LTIP	Percentage of issued and outstanding Enbridge shares

775,806	0	775,806	0.0383%

Termination provisions of Spectra Energy options, Spectra Energy phantom units, and Spectra Energy PSUs

The termination provisions for the Spectra Energy options, Spectra Energy phantom units, and Spectra Energy PSUs are described below.

Reason for termination	Provisions
Voluntary termination (not retirement eligible)

The unvested portion of such an award terminates immediately.

Vested Spectra Energy options can be exercised through the earlier of 3 months following termination of employment or the 10th anniversary of the grant date.

Voluntary termination (retirement eligible)

The award is pro-rated based on full and partial months of service during the vesting period, and the pro-rated award becomes payable on the original vesting date.

Vested Spectra Energy options can be exercised through the 10th anniversary of the grant date.

Involuntary termination, for cause

The unvested portion of such an award terminates immediately.

Vested Spectra Energy options can be exercised through the earlier of 3 months following termination of employment or the 10th anniversary of the grant date.

Involuntary termination, without cause or for good reason before 2 year anniversary of change in control (the 2-Year CIC Period)	The unvested portion of such an award vests upon such termination from employment. Vested Spectra Energy options can be exercised through the 10th anniversary of the grant date.
Involuntary termination, without cause after 2-Year CIC Period

The award is pro-rated based on full and partial months of service during the vesting period.

Spectra Energy PSUs – The pro-rated award becomes payable on the original vesting date.

Spectra Energy phantom units – The pro-rated award becomes payable upon such termination from employment.

Vested Spectra Energy options can be exercised through the earlier of 3 months following termination of employment or the 10th anniversary of the grant date.

Employment termination as a result of death or disability

The unvested portion of such an award vests.

Vested Spectra Energy options can be exercised through the earlier of 36 months following such termination of employment or the 10th anniversary of the grant date.

Other transfer or assignment of stock options	The holder of an option may not transfer or assign it other than by will, or as allowed by the laws of descent and distribution. The Spectra Energy phantom units and Spectra Energy PSUs are not assignable or transferable by the holder of the award.

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Treatment of Assumed Spectra LTIP Awards post-Merger Transaction

Pursuant to the terms of the Spectra 2007 LTIP, the Assumed Spectra LTIP Awards will vest in the event that, the holder of such award experiences a qualifying termination within 24 months following the completion of the Merger Transaction. Under the Spectra 2007 LTIP, a qualifying termination generally includes an involuntary termination of the holder of such award by Enbridge without cause or by the holder with good reason.

Report of the Human Resources & Compensation Committee

The Human Resources & Compensation Committee has reviewed and discussed the preceding Compensation Discussion and Analysis with management. Based on the review and discussion, the Human Resources & Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Management Information Circular. This report is provided by the following independent directors who comprise the Human Resources & Compensation Committee:

V. Maureen Kempston Darkes (Chair)

Pamela L. Carter

Marcel R. Coutu

Susan M. Cunningham

Gregory J. Goff

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Appendix A – Terms of reference for the Board

TERMS OF REFERENCE

FOR THE BOARD OF DIRECTORS

I.	INTRODUCTION

The Board of Directors (“Board”) of Enbridge Inc. (the “Corporation”) oversees the management of, and provides stewardship over, the Corporation’s affairs. The Board’s primary goal is to act in the best interests of the Corporation to enhance long-term shareholder value while considering the interests of the Corporation’s shareholders and various other stakeholders. The Canada Business Corporations Act (“CBCA”) provides that every director and officer shall act honestly and in good faith with a view to the best interests of the corporation and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

These Terms of Reference are intended not to limit the powers of the Board but to assist the Board in the exercise of its powers and the fulfillment of its duties. These Terms of Reference operate in conjunction with the Corporate Governance Principles and Guidelines and the respective Terms of Reference for each of the Board’s committees, the Chair of the Board and the President & Chief Executive Officer (“CEO”).

II.	BOARD OF DIRECTORS

The organization of the Board and its authority and procedures are subject to the CBCA and the Corporation’s articles and by-laws. The Corporation is also subject to other applicable law and stock exchange requirements.

Each Board committee shall convene at such times and places designated by its chair or whenever a meeting is requested by a committee member, the Board or an officer of the Corporation (or in the case of the Audit, Finance & Risk Committee, by the internal auditor or external auditor). A minimum of twenty-four (24) hours’ notice of each meeting shall be given to each Board committee member. A Board committee meeting shall be duly convened if at least a majority of the members are present. A quorum at a meeting shall consist of at least a majority of the members. Where the members consent, and proper notice has been given or waived, committee members may participate in a meeting of the committee by means of such telephonic, electronic or other communication facilities as permit all persons participating in the meeting to communicate adequately with each other, and a member participating in such a meeting by any such means is deemed to be present at that meeting. In the absence of the chair of the committee, the committee members may choose one (1) of the members to be the chair of the meeting. Where appropriate, members of the committee may meet separately with the Corporation’s senior management. Minutes shall be kept of all meetings of the Board’s committees.

Directors are expected to adequately prepare for, attend and participate at Board and Board committee meetings of which they are a member, become familiar with deliberations and decisions after any missed meetings and attend the annual meeting of shareholders. Directors should at all times discharge their responsibilities with the highest standards of ethical conduct and in conformity with applicable laws and regulations and the Corporation’s values of integrity, safety and respect. The Board has implemented a comprehensive Statement on Business Conduct applicable to all employees, contractors and Directors of the Corporation.

The Board operates by delegating certain of its authorities to management and by reserving certain powers to the Board and its committees. The Board is responsible for the stewardship of the Corporation and for monitoring the actions of, and providing overall guidance and direction to, management. Management is responsible for the management of the Corporation.

III.	PRINCIPAL RESPONSIBILITIES

As part of its stewardship responsibility, the Board has the following responsibilities:

A.

CEO and Senior Management – appointing the CEO; approving the Terms of Reference for the CEO; evaluating the CEO’s performance; approving the CEO’s compensation; approving the appointment of executive officers; and ratifying the appointment of officers;

B.	Succession Planning – ensuring that processes are in place for succession planning, including the appointment, training and monitoring of senior management;

C.

Strategy – adopting a strategic planning process and approving, at least on an annual basis, a strategic plan which takes into account, among other things, the opportunities and risks of the Corporation’s business; and monitoring progress in achievement of the strategic plan and directing management to initiate corrective action as and when appropriate;

D.

Risk – ensuring that processes are in place for identifying and having an understanding of the principal risks of the Corporation’s business and ensuring that appropriate systems are implemented to monitor, manage and mitigate those risks;

E.	Internal Control – ensuring that processes are in place to monitor and maintain the integrity of the Corporation’s internal control and management information systems;

102      Enbridge Inc. 2021 Management Information Circular

F.

Culture of Safety, Integrity and Respect – satisfying itself as to the integrity of the CEO and other executive officers and ensuring that the CEO and other executive officers create a culture of integrity, safety and respect, including fostering diversity and inclusion, throughout the Corporation. This includes approving and monitoring compliance with the Corporation’s Statement on Business Conduct;

G.	Corporate Governance – developing the Corporation’s approach to corporate governance, including the Corporate Governance Principles and Guidelines;

H.

Communications – ensuring that the Corporation has a communications program in place to effectively communicate with and receive feedback from shareholders, stakeholders and the public generally and to ensure that public disclosures and corporate communications are made in compliance with applicable securities legislation; and

I.

Non-Delegable Responsibilities – making certain decisions by the Board as a whole that cannot be delegated under the CBCA, including authorizing the issuance of securities, declaring dividends, approving management proxy circulars, approving annual financial statements and adopting, amending or repealing the Corporation’s by-laws.

IV.	ADDITIONAL TYPICAL BOARD MATTERS

The following non-exhaustive list identifies other matters generally considered by the Board in fulfilling its responsibility for stewardship of the Corporation. The Board may determine it appropriate to delegate certain of these matters to Board committees:

(i)	overseeing corporate financial operations, including: reviewing and recommending to shareholders changes to capital structure; reviewing and approving the annual budget, annual financing plans, dividend policy and new financings; reviewing and approving financial statements, management’s discussion and analysis and the annual report; and approving the Corporation’s authorities and spending limits policies for authorities delegated to management;

(ii)	reviewing and approving material initiatives, investments and transactions;

(iii)

ensuring that processes are in place to address applicable corporate, securities, regulatory and other compliance matters and approving and monitoring compliance with significant policies and procedures by which the Corporation is governed and operated; and

(iv)	managing the Board’s own affairs.

In addition to the matters referred to in these Terms of Reference, the Board performs other functions as may be necessary or appropriate in the circumstances, including functions expressly required by the CBCA or other applicable law, the Corporation’s articles or by-laws or applicable stock exchange requirements.

V.	COMMUNICATING WITH THE BOARD

Interested parties wishing to communicate with the Board Chair may do so by writing to Board Chair c/o Corporate Secretary, Enbridge Inc., 200, 425-1st Street S.W., Calgary, Alberta, Canada T2P 3L8 or by email to corporatesecretary@enbridge.com.

VI.	NO RIGHTS CREATED

These Terms of Reference are intended to be part of the Board’s flexible governance framework. These Terms of Reference do not create any legally binding obligations on the Board, any Board committee, any Director or the Corporation.

Enbridge Inc. 2021 Management Information Circular      103

Appendix B—Non-GAAP reconciliation

This Management Information Circular contains references to DCF and DCF per common share, which are measures used for purposes of Enbridge’s executive compensation programs. Management believes the presentation of DCF gives useful information to investors and shareholders as they provide increased transparency and insight into the performance of the company. Our non-GAAP measures described above are not measures that have standardized meaning prescribed by generally accepted accounting principles in the United States of America (U.S. GAAP) and are not U.S. GAAP measures. Therefore, these measures may not be comparable with similar measures presented by other issuers. The table below provides a reconciliation of the non-GAAP measures to comparable GAAP measures.

Distributable cash flow

The following table presents the reconciliation of cash provided by operating activities to DCF. DCF is defined as cash flow provided by operating activities before changes in operating assets and liabilities (including changes in environmental liabilities) less distributions to noncontrolling interests and redeemable noncontrolling interests, preference share dividends and maintenance capital expenditures, and further adjusted for unusual, non-recurring or non-operating factors. Management also uses DCF to assess the performance of the company and to set its dividend payout target. DCF for the year ended December 31, 2020 has been converted to DCF per share by taking DCF of C$9,440 million and dividing by 2,020 million, the weighted average number of Enbridge shares outstanding as of December 31, 2020. For purposes of the 2020 STIP award determinations as described on page 69, DCF was converted to DCF per share by taking DCF of C$9,473 million and dividing by 2,020 million, the weighted average number of Enbridge shares outstanding as of December 31, 2020. For purposes of 2018 PSU payout determinations as described on page 74, DCF was converted to DCF per share by taking DCF of C$9,848 million and dividing by 2,020 million, the weighted average number of Enbridge shares outstanding as of December 31, 2020.

Year ended December 31, 2020
(unaudited, millions of Canadian dollars)

Cash provided by operating activities	9,781

Adjusted for changes in operating assets and liabilities[1]	(93)

9,688

Distributions to noncontrolling interests and redeemable noncontrolling interests[2]	(300)

Preference share dividends	(380)

Maintenance capital expenditures[3]	(915)

Significant adjustment items:

Other receipts of cash not recognized in revenue[4]	292

Employee severance, transition and transformation costs	335

Distributions from equity investments in excess of cumulative earnings[2]	675

Other items	45

DCF	9,440

Adjusting items in respect of:

For STIP calculation purposes, normalizations including (but not limited to) the net accretive impact of financing and strategic actions not contemplated at the time of target setting expressed in DCF	33

Total DCF adjusted for 2020 STIP award determinations	9,473

DCF	9,440

Adjusting items in respect of:

For 2018 PSU calculation purposes, normalizations including (but not limited to) the net accretive impact of financing and strategic actions not contemplated at the time of the grant expressed in DCF	408

Total DCF adjusted for 2018 PSU payout determinations	9,848

[1]	Changes in operating assets and liabilities, net of recoveries.
[2]	Presented net of adjusting items.
[3]

Maintenance capital expenditures are expenditures that are required for the ongoing support and maintenance of the existing pipeline system or that are necessary to maintain the service capability of the existing assets (including the replacement of components that are worn, obsolete or completing their useful lives). For the purpose of DCF, maintenance capital excludes expenditures that extend asset useful lives, increase capacities from existing levels or reduce costs to enhance revenues or provide enhancements to the service capability of the existing assets.

[4]	Consists of cash received net of revenue recognized for contracts under make-up rights and similar deferred revenue arrangements.

104      Enbridge Inc. 2021 Management Information Circular

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Form of Proxy - Annual Meeting of the shareholders of Enbridge Inc. to be held on Wednesday, May 5, 2021

This proxy is solicited by and on behalf of Management of Enbridge Inc.
Notes to proxy

1.  Every shareholder has the right to appoint some other person or company of the shareholder’s choice, who need not be a shareholder of Enbridge, to attend and act on the shareholder’s behalf at the meeting or any adjournment or postponement thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided on the reverse and return your proxy by mail or vote by Internet at www.investorvote.com. In addition, YOU MUST go to www.Computershare.com/EnbridgeAGM by 1:30 p.m. MDT on May 3, 2021, and provide Computershare with the required information for your chosen proxyholder so that Computershare may provide the proxyholder with a Control Number via email. This Control Number will allow your proxyholder to log into and vote at the meeting. Without a Control Number your proxyholder will only be able to log in to the meeting as a guest and will not be able to vote.

2.  If your Enbridge shares are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual, you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy.

3. This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy.

4. If this proxy is not dated, it will be deemed to be dated the date this form was received by or on behalf of Enbridge Inc.

5.  The shares represented by this proxy will be voted as directed by the shareholder; however, if such a direction is not made in respect of any matter and the management nominees named on the reverse are appointed proxyholders, this proxy will be voted as recommended by the Board of Directors of Enbridge.

6.  The shares represented by this proxy will be voted for, against or withheld or abstained from voting on each of the matters described herein, as applicable, in accordance with the instructions of the shareholder on any ballot that may be called for and, if the shareholder has specified a choice with respect to any matter to be acted on, the shares will be voted accordingly.

7.  This proxy confers discretionary authority in respect of amendments or variations to the matters identified in the Notice of Meeting or in respect of any other matters that may properly come before the meeting or any adjournment or postponement thereof.

8. This proxy should be read in conjunction with the accompanying documentation provided by Management, including the Management Information Circular of Enbridge.	– – – Fold

Proxies submitted must be received by 1:30 p.m., Mountain Daylight Time (MDT), on Monday, May 3, 2021.

If the meeting is postponed or adjourned, proxies submitted must be received no later than 48 hours
(excluding Saturdays, Sundays and statutory holidays) before the time the meeting is reconvened.

VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!

If you vote by telephone or the Internet, DO NOT mail back this proxy.

Voting by mail may be the only method for shares held in the name of a corporation or shares being voted on behalf of another individual.

Voting by mail or by Internet are the only methods by which a shareholder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy.

To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below.

CONTROL NUMBER

01OZZA

Appointment of Proxyholder
I/We, being shareholder(s) of Enbridge Inc. hereby appoint: Al Monaco, President and CEO of Enbridge, or failing him, Gregory L. Ebel, Chair of the Board	OR	Print the name of the person you are appointing if this person is someone other than the Management nominees listed herein.

Note: If you are appointing a proxyholder other than the Management nominees YOU MUST return your proxy by mail and go to www.Computershare.com/EnbridgeAGM by 1:30 p.m. MDT on May 3, 2021, and provide Computershare with the required information for your appointee so that Computershare may provide the appointee with a Control Number via email. This Control Number will allow your appointee to log in to and vote at the meeting. Without a Control Number your proxyholder will only be able to log in to the meeting as a guest and will not be able to vote.

as my/our proxyholder with full power of substitution to attend, act and to vote for and on behalf of the shareholder(s) in accordance with the following directions (or if no directions have been given, or if there is any variation or amendment to the below matters or any matter not set forth below properly comes before the meeting, as the proxyholder sees fit) at the Annual Meeting of shareholders of Enbridge Inc. (“Enbridge”) to be held via live audio webcast online at https://web.lumiagm.com/478797703 on Wednesday, May 5, 2021, at 1:30 p.m., Mountain Daylight Time, and at any adjournment or postponement thereof.

The Board of Directors recommends voting “FOR” all motions.

Voting recommendations are indicated by highlighted text over the boxes.

1. Election of Directors						– – – Fold
	For	Withhold		For	Withhold

01. Pamela L. Carter	☐	☐	07. V. Maureen Kempston Darkes	☐	☐

02. Marcel R. Coutu	☐	☐	08. Teresa S. Madden	☐	☐

03. Susan M. Cunningham	☐	☐	09. Al Monaco	☐	☐

04. Gregory L. Ebel	☐	☐	10. Stephen S. Poloz	☐	☐

05. J. Herb England	☐	☐	11. Dan C. Tutcher	☐	☐

06. Gregory J. Goff	☐	☐

		For	Withhold

2. Appoint the auditors		☐	☐
Appoint PricewaterhouseCoopers LLP as auditors of Enbridge and authorize the directors to set their remuneration

	For	Against	Abstain
	☐	☐	☐	– – – Fold
3. Advisory vote on executive compensation
Accept Enbridge’s approach to executive compensation, as disclosed in the Management Information Circular

Authorized Signature(s) – This section must be completed for your instructions to be executed.	Signature(s)	Date
I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the meeting. If no voting instructions are indicated above and the Management nominees are appointed proxyholders, this proxy will be voted as recommended by the Board of Directors.		MM /DD /YY

Interim Financial Statements – I would like to receive interim financial statements and related Management’s Discussion & Analysis.	☐	Annual Financial Statements – I DO NOT wish to receive annual financial statements and related Management’s Discussion & Analysis.	☐

If you are not mailing back your proxy, you may register online to receive the above financial report(s) by mail at www.computershare.com/enbridge.

ERDQ	312971	AR2
01P00B